Exhibit 99.1

September 30, 2005 Form 10-K/A - Selected Items

CONTENTS
		Page
Item No.		No.
	Glossary of Terms	3
	Forward-Looking Information	6

Part I - Selected Items
1.	Business	7
1A.	Risk Factors	14
2.	Properties	19
Part II - Selected Items
6.	Selected Financial Data	22
7.	Management's Discussion and Analysis of Results of Operations and Financial Condition	23
7A.	Quantitative and Qualitative Disclosures About Market Risk	43
8.	Financial Statements and Supplementary Data	47

Part IV - Selected Items
15.	Exhibits and Financial Statement Schedules	111

Peoples Energy Corporation - Glossary of Terms

Throughout this document, Peoples Energy Corporation, together with its consolidated subsidiaries, may be referred to as "Peoples Energy," "the Company," "management," "we," "us" or "our." References to Peoples Gas and to North Shore Gas refer to The Peoples Gas Light and Coke Company and North Shore Gas Company, respectively. References to the Registrants mean Peoples Energy, Peoples Gas and North Shore Gas, unless the context clearly indicates otherwise. Additional abbreviations or acronyms used in this filing are defined below:

Units of Measure
Bbl	Barrel
Bcf	Billion cubic feet
Bcfe *	Billion cubic feet of gas equivalent
Btu	British thermal unit
Dth	1 dekatherm = 10 therms
MBbls	Thousand barrels
MBd	Thousand barrels per day
Mcf	Thousand cubic feet
MDth	Thousand dekatherms
Mcfe*	Thousand cubic feet of gas equivalent
MMbtu	Million British thermal units
MMcfe*	Million cubic feet of gas equivalent
MMcfd	Million cubic feet of gas per day
MMcfed*	Million cubic feet of gas equivalent per day
Mwh	Megawatt-hour
Therm	100,000 Btu (approximately 100 cubic feet)

* denotes that oil reserves have been converted to their cubic feet equivalents at a rate of 6 Mcf per barrel

Abbreviations
CERCLA	Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended
Chicago	City of Chicago, Illinois
Commission	Illinois Commerce Commission
DD&A	Depreciation, depletion and amortization
DDC Plan	Directors Deferred Compensation Plan
DSOP	Directors Stock and Option Plan
EITF	Emerging Issues Task Force
EPA	United States Environmental Protection Agency
ESPP	Employee Stock Purchase Plan
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FIN	FASB Interpretation No.
FSP	FASB Staff Position
GAAP	Accounting principles generally accepted in the United States
LIFO	Last-in, first-out
LTIC	Long-Term Incentive Compensation
MD&A	Management's Discussion and Analysis of Results of Operations and Financial Condition
NYMEX	New York Mercantile Exchange
PRP	Potentially Responsible Party
RSA	Restricted Stock Award
RSU	Restricted Stock Unit
SAR	Stock Appreciation Right
SCEP	Southeast Chicago Energy Project, LLC
SEC	Securities and Exchange Commission
SFAS	Statement of Financial Accounting Standards

Definitions

Basin	A geological feature in the earth’s subsurface that is composed of sedimentary rock and geological structures where oil and natural gas prospect and fields are potentially found.

Development well	Well drilled within the proved area of an oil or natural gas field to the depth of a stratigraphic horizon known to be productive.

Dry hole	Exploratory or development well that does not produce oil or gas in commercial quantities.

Exploratory well	Well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive or in another reservoir, or to extend a known reservoir.

Field	Area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same geological structural feature or stratigraphic condition.

Gross acres or gross wells	The total acres or wells in which a working interest is owned.

Heating degree days	A unit of measure used to represent each degree that the mean temperature for a 24-hour period is less than 65 degrees Fahrenheit.

Lease operating expenses	Expenses incurred to operate the wells and equipment on a producing lease.

Mark-to-market	A re-valuation of an asset or liability to its current fair value.

Multiple completion	The completion of a well in more than one producing formation at multiple depths.

Net acreage and net wells	Obtained by multiplying gross acreage and gross wells by the Company’s working interest percentage in the properties.

Proved developed reserves	Portion of proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves
Estimated quantities of natural gas, natural gas liquids and crude oil which geological and engineering data demonstrate, with reasonable certainty, can be recovered in future years from known reservoirs under existing economic and operating conditions. Reservoirs are considered proved if shown to be economically producible by either actual production or conclusive formation tests.

Proved undeveloped reserves	Portion of proved reserves that can be expected to be recovered from new wells on undrilled proved acreage, or from existing wells where a relatively major expenditure is required for completion.

Regulatory asset/liability	An asset or liability recorded by the Company as a result of certain costs or revenues qualifying for regulatory treatment and deferred until recovered or refunded through rates.

Reservoir	A porous, permeable sedimentary rock formation containing quantities of oil and/or gas enclosed or surrounded by layers of less permeable or impervious rock.

Weather normalized	Usage, revenue or operating income excluding the estimated effects of deviations from normal weather.

Working Interest	The ownership interest under an oil and gas lease after accounting for the interests reserved for the lessor or landowner.

Referenced Accounting Standards

APB Opinion No. 25	Accounting for Stock Issued to Employees

EITF 99-02	Accounting for Weather Derivatives

FIN 47	Accounting for Conditional Asset Retirement Obligations

FSP No. 19-1	Accounting for Suspended Well Costs

FSP No. 106-2	Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

SFAS No. 5	Accounting for Contingencies

SFAS No. 19	Financial Accounting and Reporting by Oil and Gas Producing Companies

SFAS No. 71	Accounting for the Effects of Certain Types of Regulation

SFAS No. 88	Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits

SFAS No. 115	Accounting for Certain Investments in Debt and Equity Securities

SFAS No. 123	Accounting for Stock-Based Compensation

SFAS 123 (R)	Share-based Payment

SFAS No. 133	Accounting for Derivatives and Hedging Activities (as amended and interpreted)

SFAS No. 148	Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123

FORWARD-LOOKING INFORMATION

This document contains statements that may be considered forward-looking, such as: management's expectations and outlook for earnings, the statements of the Company's business and financial goals regarding its business segments, the effect of weather on net income, cash position, source of funds and financing activities, market risk, the insignificant effect on income arising from changes in Gas Distribution revenue from customers' gas purchases from third parties, the adequacy of the Gas Distribution segment's reserves for uncollectible accounts, capital expenditures of the Company's subsidiaries, and environmental matters. These statements speak of the Company's plans, goals, beliefs, or expectations, refer to estimates or use similar terms. Generally, the words "may," "could," "project," "believe," "anticipate," "estimate," "plan," "forecast," "will be" and similar words identify forward-looking statements. Actual results could differ materially, because the realization of those results is subject to many uncertainties including:

•	adverse decisions in proceedings before the Commission concerning the prudence review of the utility subsidiaries' gas purchases;
•
adverse changes in the Commission’s approved rate mechanisms for recovery of environmental remediation costs at former manufactured gas sites of the Company’s subsidiaries, or adverse decisions by the Commission with respect to the prudence of costs actually incurred;

•	the future health of the United States and Illinois economies;
•
the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the Oil and Gas Production segment;

•	the effectiveness of the Company's derivative instruments and hedging activities and their impact on our future results of operations;
•	adverse resolution of material litigation;
•	effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties;
•	regulatory developments in the United States, Illinois and other states where the Company does business;
•	changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors;
•	the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time;
•	operational factors affecting the Company's Gas Distribution, Oil and Gas Production and Energy Assets segments;
•	Aquila, Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC (Elwood);
•	drilling and production risks and the inherent uncertainty of oil and gas reserve estimates;
•	weather-related energy demand;
•	terrorist activities;
•	the application of, or changes in, accounting rules or interpretation.

Also, projections to future periods of the effectiveness of internal control over financial reporting are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Some of these uncertainties that may affect future results are discussed in more detail in Item 1—Business, Item 1A—Risk Factors and Item 7—MD&A. All forward-looking statements included in this document are based upon information presently available, and the Company, Peoples Gas and North Shore Gas assume no obligation to update any forward-looking statements.

PART I

ITEM 1. Business

GENERAL

Peoples Energy is a holding company and does not engage directly in any business of its own, but does provide administrative services that support the business activities of its subsidiaries. Income is derived principally from the Company’s regulated utility subsidiaries, Peoples Gas and North Shore Gas. The Company also derives income from its other subsidiaries, Peoples Energy Resources Company, LLC (Peoples Energy Resources), Peoples Energy Services Corporation (Peoples Energy Services), Peoples Energy Production Company (Peoples Energy Production) and Peoples District Energy Corporation (Peoples District Energy). The Company and its subsidiaries had 2,182 employees at September 30, 2005.

The Company was incorporated in 1967 under the Illinois Business Corporation Act and has its principal executive offices at 130 East Randolph Drive, Chicago, Illinois 60601-6207 (Telephone (312) 240-4000).

The Company has five reportable business segments: Gas Distribution, Oil and Gas Production, Energy Marketing, Energy Assets, and Corporate and Other. (See Note 2 of the Notes to Consolidated Financial Statements for financial information about the Company’s business segments for the last three fiscal years.) Also see Note 1B of the Notes to Consolidated Financial Statements for financial information about discontinued operations.

1. GAS DISTRIBUTION SEGMENT

Principal Products and Markets
The Gas Distribution segment is the Company’s core business. Its two regulated utilities (Peoples Gas and North Shore Gas) purchase, store, distribute, sell and transport natural gas to approximately one million customers through a 6,000-mile distribution system serving Chicago and 54 communities in northeastern Illinois. The customer base includes residential, commercial and industrial sales and transportation accounts that provide a broad and diversified foundation for the utilities’ business.

As part of this segment, Peoples Gas utilizes its storage and pipeline supply assets as a natural gas hub. This activity is regulated by the FERC and consists of providing wholesale transportation and storage services in interstate commerce.

For fiscal 2005 and on September 30, 2005, the Gas Distribution segment accounted for 65% of revenues, 92% of operating income and 81% of capital assets.

Peoples Gas was formed in 1855 and had 1,510 employees at September 30, 2005, of which 872 are union employees. It has approximately 814,000 residential, commercial and industrial retail sales and transportation customers in Chicago.

North Shore Gas was formed in 1900 and had 198 employees at September 30, 2005, of which 138 are union employees. It has approximately 155,000 residential, commercial and industrial retail sales and transportation customers within its service area of approximately 275 square miles, located in northeastern Illinois.

The basic marketing plans of Peoples Gas and North Shore Gas are to maintain their existing shares in traditional market segments, which include space heating, water heating, clothes drying and cooking. North Shore Gas’ service territory has potential for expansion through increasing population density.

Competition
Competition in varying degrees exists between natural gas and other fuels or forms of energy available to consumers in the Midwest and the utilities’ respective service territories, such as electricity and diesel fuel.

Absent extraordinary circumstances, potential competitors are barred from constructing competing gas distribution systems in the utility subsidiaries’ service territories by a judicial doctrine known as the “first in the field” doctrine. In addition, the high cost of installing duplicate distribution facilities would render the construction of a competing system impractical.

An interstate pipeline may seek to provide transportation service directly to end users. Such direct service by a pipeline to an end user would bypass the local distributor’s service and reduce the distributor’s earnings. No Peoples Gas customers have been lost to bypass service; only one end user in North Shore Gas’ service territory is served directly by a pipeline supplier. Both utility subsidiaries have a bypass rate approved by the Commission, which allows the utilities to negotiate rates with customers that are potential bypass candidates.

Since 2002, all customers have had the opportunity to choose a gas supplier. A substantial portion of the gas that Peoples Gas and North Shore Gas deliver to their customers consists of gas that the subsidiaries’ customers purchase directly from producers and marketers rather than from the utilities. These direct customer purchases have little effect on net income because the utilities provide transportation service for such gas volumes and recover margins similar to those applicable to conventional gas sales.

Current Sources and Availability of Natural Gas
Peoples Gas and North Shore Gas have each entered into long-term and short-term firm gas supply contracts with various suppliers, including BP Canada Energy Marketing Corp., Occidental Energy Marketing, Inc., Oneok Energy Services Company, L.P., and Tenaska Marketing Ventures, with remaining contract terms up to three years. When used in conjunction with contract peaking and contract storage, company-owned storage and peak-shaving facilities, such supply is deemed sufficient to meet current and foreseeable peak and annual market requirements. Although the Company believes North American gas supply to be sufficient to meet current and prospective United States market demands, it is unable to quantify or otherwise make specific representations regarding national supply availability and the cost of the supply.

Peoples Gas and North Shore Gas purchase firm transportation and storage services from interstate pipelines in the ordinary course of business. Seven interstate pipelines interconnect with Peoples Gas’ utility system and two interstate pipelines and one local distribution company interconnect with North Shore Gas’ utility system. Having multiple pipelines that serve the utilities’ service territories improves reliability, provides access to diverse supply and fosters competition among these service providers that can lead to favorable conditions for the utilities when negotiating new agreements.

The following table shows the expected design peak-day availability of gas in MDth during the 2005-2006 heating season for Peoples Gas and North Shore Gas:

	Peoples Gas		North Shore Gas
	Design Peak-Day	Year of	Design Peak-Day	Year of
	Availability	Contract	Availability	Contract
Source	(MDth)	Expiration	(MDth)	Expiration
Firm pipeline supply	320	2007-2008	58	2007-2008
Firm city-gate supply	130	2006	52	2006
Liquefied petroleum gas	-		40
Peaking Service:
Peoples Natural Gas Liquids	60		-
Storage gas:
Contract	583	2006-2007	233	2006-2007
Peoples—Manlove	993		-
Customer-owned	258		54
Total expected design
Peak-day availability	2,344		437

Peoples Gas and North Shore Gas forecast maximum peak day demands of 2,281 MDth and 425 MDth, respectively.

The sources of gas supply (including gas transported for customers) in MDth for Peoples Gas and North Shore Gas were as follows:

	Peoples Gas			North Shore Gas
	For Fiscal Years Ended September 30,			For Fiscal Years Ended September 30,
	2005	2004	2003	2005	2004	2003
Gas purchases	115,530	118,532	145,613	24,052	25,479	27,744
Liquefied petroleum gas produced	-	-	-	6	10	6
Customer-owned gas received	73,240	78,007	82,968	12,516	13,106	11,531
Underground storage—net	(2,710)	214	(9,634)	116	(964)	18
Purchased storage compressor fuel,
franchise requirements,
and unaccounted-for gas	(4,200)	(4,435)	(9,139)	(868)	(647)	(851)
Total	181,860	192,318	209,808	35,822	36,984	38,448

Importance of Regulatory Environment

Legislation and Regulation at State Level. Peoples Gas and North Shore Gas are subject to the jurisdiction of and regulation by the Commission, which has general supervisory and regulatory powers over practically all phases of the public utility business in Illinois. These include rates and charges, issuance of securities, services and facilities, systems of accounts, investments, safety standards, transactions with affiliated interests and other matters.

Peoples Gas and North Shore Gas are authorized, by statute and/or certificates of public convenience and necessity, to conduct operations in the territories they serve. In addition, these subsidiaries operate under franchises and license agreements granted to them by the municipalities they serve. Peoples Gas holds a perpetual, nonexclusive franchise to serve Chicago. North Shore Gas’ franchises with municipalities within its service territory are of various terms and expiration dates.

Impact on Sales and Rates. Peoples Gas and North Shore Gas sell and distribute natural gas having an average heating value of approximately 1,000 Btu per cubic foot. Sales are made and service rendered by Peoples Gas and North Shore Gas pursuant to rate schedules on file with the Commission containing various service classifications largely reflecting customers’ different uses and levels of consumption. In addition to the rate for distribution of gas, Peoples Gas and North Shore Gas each bills a gas charge representing the cost of gas and transportation and storage services purchased. This gas charge is determined in accordance with a rider to the rate schedules (Rider 2, Gas Charge) to recover the costs incurred by Peoples Gas and North Shore Gas to purchase, transport and store gas supplies. The level of the Gas Charge under both subsidiaries’ rate schedules is adjusted monthly to reflect increases or decreases in natural gas supplier charges, gains, losses and costs incurred under its hedging program, purchased storage service costs, transportation charges and liquefied petroleum gas costs. In addition, under the tariffs of Peoples Gas and North Shore Gas, the difference for any month between costs recoverable through the Gas Charge and revenues billed to customers under the Gas Charge is refundable to or recoverable from customers. (See Notes 1J and 7 of the Notes to Consolidated Financial Statements.)

Commission rules place restrictions on when the utility subsidiaries may terminate or deny service to customers who do not pay their bills for utility service. Though each utility’s current rates were established to recover an estimated bad debt expense, bad debt expense can exceed these estimates by significant amounts, particularly for Peoples Gas. Both the federal and state governments have legislation that provides for additional funding for assistance to low-income energy users, including customers of the Company’s utility subsidiaries. The state legislation creates a fund, financed by charges to electric and gas customers of public utilities, participating municipal utilities and electric co-ops, which supplements currently available federal energy assistance.

Legislation and Regulation at Federal Level. The Company is a holding company as defined in the Public Utility Holding Company Act of 1935 (1935 Act). By Order entered on December 6, 1968 (Holding Company Act Release No. 16233), the SEC, pursuant to Section 3(a)(1) of the 1935 Act, exempted the Company and its subsidiary companies as such from the provisions of the 1935 Act, other than Section 9(a)(2) thereof.

The Energy Policy Act of 2005 (Energy Policy Act), signed into law on August 8, 2005, repeals the 1935 Act and makes clear the authority of the FERC over mergers or acquisitions of public utility holding companies. In addition, the Energy Policy Act reduces the depreciable life of certain gas distribution lines for Federal income tax purposes from twenty years to 15 years, and authorizes funding of coal gasification projects, which could provide additional gas supply. The Energy Policy Act is not expected to have a significant effect on the Company's Gas Distribution segment.

Most of the gas distributed by Peoples Gas and North Shore Gas is transported to the utilities’ distribution systems by interstate pipelines. The pipelines’ services (transportation and storage service) are regulated by the FERC under the Natural Gas Act and the Natural Gas Policy Act of 1978. (See Impact on Sales and Rates and Current Sources and Availability of Natural Gas.)

Under United States Department of Transportation regulations, the Commission is responsible for monitoring Peoples Gas’ and North Shore Gas’ safety compliance program for its pipelines under 49 CFR Part 192 (Transportation of Natural and Other Gas by Pipeline: Minimum Federal Safety Standards) and 49 CFR Part 195 (Transportation of Hazardous Liquids by Pipeline).

The Pipeline Safety Improvement Act of 2002 makes numerous changes to pipeline safety law, the most significant of which is the requirement that operators of pipeline facilities implement written integrity management programs. Such programs must include a baseline integrity assessment of an operator’s transmission facilities that must be completed within 10 years after enactment of the legislation. Peoples Gas owns and operates 159 miles of pipelines subject to this requirement, and North Shore Gas owns and operates 96 miles of pipelines subject to this requirement. Implementation of this legislation is not expected to have a material adverse effect on the financial condition or operations of the Company.

Seasonality
The business of the Company’s utility subsidiaries is influenced by seasonal weather conditions because a large element of the subsidiaries’ customer load consists of space heating. Therefore, weather-related deliveries can have a significant positive or negative impact on net income. (For discussion of the Company’s weather insurance arrangements mitigating the effect of the seasonal nature of gas revenues on cash flow, see Item 7A—Quantitative and Qualitative Disclosures About Market Risk—Risk Management Activities—Weather Risk.)

During fiscal 2005, the Gas Distribution segment recorded 70% of its revenues from November through March.

Practices Relating to Working Capital
The seasonality of revenues causes the timing of cash collections to be concentrated from January through June. A portion of the winter gas supply needs is typically purchased and stored from April through November. Also, planned capital spending on the Gas Distribution facilities is concentrated in April through November. Because of these timing differences, the cash flow from customers is likely to be supplemented with temporary increases of short-term commercial paper and bank loans during the late summer and fall. Short-term debt is typically reduced over the January through June period.

Effects of Environmental Legislation
The Company and its subsidiaries are subject to federal and state environmental laws. Peoples Gas and North Shore Gas are conducting environmental investigations and remedial work at the sites of former manufactured gas plant operations. (See Note 6A of the Notes to Consolidated Financial Statements.) In 1994, North Shore Gas received a demand for payment of environmental response costs at a former mineral processing site in Denver, Colorado (Denver Site). North Shore Gas does not believe that it has liability for the response costs but cannot determine the matter with certainty. (See Note 6B of the Notes to Consolidated Financial Statements.)

Peoples Gas and North Shore Gas did not incur and do not anticipate any material expenditures to construct environmental control facilities due to normal operations.

2. OIL AND GAS PRODUCTION SEGMENT
The Oil and Gas Production segment, through Peoples Energy Production, is active in the acquisition, development and production of oil and gas reserves in selected onshore basins in the United States through direct ownership in oil, gas and mineral leases. Peoples Energy Production also has a 30% equity investment ($10.3 million) in EnerVest Energy, L.P. (EnerVest), which develops and manages a portfolio of oil and gas producing properties. This partnership closed a transaction on October 31, 2005 that resulted in the properties that comprise the partnership being sold to a third party. As a result, the Company's portion of the estimated pretax gain on the sale is expected to approximate $10 million and will be realized during fiscal 2006 with the majority being realized in the first quarter. It is expected that the partnership will be dissolved in 2006. Peoples Energy Production’s primary focus is on natural gas, with growth coming from low to moderate risk drilling opportunities and acquisition of proved reserves with upside potential that can be realized through drilling, production enhancements and reservoir optimization programs.

Competition in acquiring oil and gas leases and producing properties in the Company’s targeted onshore basins is substantial. Competitors include the major oil companies, as well as many independents, some of which have significantly greater resources. In order to grow the current asset base, replace and expand reserves, and increase operating income, the Company must select and acquire from third parties quality producing properties and prospects for future drilling. The Company has no control over the timing of when these opportunities may become available.

Extensive federal, state and local laws govern oil and natural gas operations, regulate the discharge of materials into the environment or otherwise relate to the protection of the environment. Numerous governmental agencies issue rules and regulations to implement and enforce such laws that are often difficult and costly to comply with and which may carry substantial administrative, civil and even criminal penalties for failure to comply. The regulatory burden on the oil and natural gas extractive industry increases its cost of doing business and consequently affects its profitability. These laws, rules and regulations affect the Company’s operations, as well as the oil and gas exploration and production industry in general. The costs of such compliance have not been material to Peoples Energy Production to date. The Company believes that it is in substantial compliance with current applicable environmental laws, rules and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Oil and Gas Production segment. The Company currently has no material estimated capital expenditures for environmental control facilities.

The Energy Policy Act contains several provisions intended to encourage domestic production of oil and gas, such as greater access to Federal lands for onshore oil and gas leasing and permitting, and tax incentives to encourage oil refinery investment. The Energy Policy Act is not expected to have a significant effect on the Company’s Oil and Gas Production segment.

3. ENERGY MARKETING SEGMENT
Peoples Energy Services, one of the major contributors to the Energy Marketing segment, provides gas, electricity and energy management services to industrial, commercial and residential customers regionally within Illinois and Michigan.

Peoples Energy Services’ operating income can be influenced by seasonal weather conditions and total margin can be impacted by usage. In addition, revenue sensitive items such as customer accounts receivable balances are typically impacted when natural gas or electric prices increase as certain products of the segment are tied to an index. However, some risk to accounts receivables and reserves for uncollectible accounts can be mitigated because of fixed price products.

Peoples Energy Services is one of the largest nonutility energy marketers in the northern Illinois retail energy marketplace. It has customers from a wide variety of commercial and industrial segments, as well as residential customers. This minimizes the impacts of business cycle risks in any one segment. Peoples Energy Services is certified by the Commission as an Alternative Retail Electric Supplier (ARES), authorizing it to be a nonutility marketer of electricity, and as an Alternative Gas Supplier (AGS), authorizing it to be a nonutility marketer of natural gas for residential and small commercial customers; AGS certification is not required to serve other customers. As of September 30, 2005, there were a total of 18 ARESs in addition to three electric utilities offering supply service outside their service territories and 10 AGSs in Illinois, as well as several other national gas marketers focused on the commercial and industrial segment. Peoples Energy Services was also recently licensed as an AGS by the Michigan Public Service Commission and began operations in this state in late fiscal 2005. There are 13 AGSs in Michigan currently.

Peoples Energy Resources, another major contributor to the Energy Marketing segment, provides wholesale services to marketers, utilities, pipelines and gas-fired power generation facilities. Peoples Energy Resources is authorized by the FERC to sell gas for resale at negotiated rates. The FERC conferred this authority in a rulemaking (Order 547), and Peoples Energy Resources did not need to seek specific approval to make sales for resale at negotiated rates. The FERC does not regulate the sales rates, nor are there any reporting requirements associated with these sales. The FERC, in November 2003, issued Order 644 in which it established a code of conduct applicable to entities making sales pursuant to Order 547 and required such sellers to report to the FERC whether they report prices to publications that publish natural gas price indices.

4. ENERGY ASSETS SEGMENT
The Energy Assets segment, through Peoples Energy Resources, is engaged in the development, operation and ownership of electric generation facilities for sales to electric utilities and marketers. Currently, the Company has an ownership interest in two electric generation facilities. Peoples Energy Resources and Dominion Energy, Inc. (Dominion) are equal investors in Elwood Energy LLC (Elwood), which owns and operates a 1,400-megawatt peaking facility near Chicago. The plant capacity has been sold through long-term contracts with Exelon Generation Company, LLC (Exelon) and Aquila, Inc. (Aquila). Due to the structure of these contracts and the fact that Elwood is a peaking facility, the majority of Elwood’s revenues and the Company’s equity earnings in this investment are recognized in the Company’s third and fourth fiscal quarters. Peoples Energy Resources is also a 28% owner of SCEP, a 350-megawatt peaking facility on Chicago’s southeast side. Power generated by SCEP is sold through a long-term contract with Exelon and revenue is recognized evenly throughout the year.

Peoples Energy Resources has also been involved in developing three Energy Assets projects in the western United States. Two of the projects, which are in the early stages of development, are located in New Mexico and Oregon. The proposed project in New Mexico is a 280-megawatt gas-fired peaking facility. The proposed Oregon project is a 1,150-megawatt gas-fired combined cycle facility located near Klamath Falls, Oregon, near the California-Oregon Border trading hub. The third project, located in Texas, was terminated in fiscal 2005. The investments in the New Mexico and Oregon facilities have been limited to permitting work and buying land and water options.

The Company announced in February, 2006 its intention to exit the power generation business and is actively engaged in discussions regarding the sale of its 50% interest in the Elwood power generation facility, and its 100% interest in a fully-permitted power development site in Oregon. On May 31, 2006, the Company completed the sale of its 27% interest in the Southeast Chicago Energy Project facility to Exelon Generation Company, LLC. On January 31, 2006, the Company sold its 100% interest in the Valencia Energy power development site in New Mexico. Through two partnerships and the development sites, the Company owned approximately 800 net Megawatts of power generation assets, with a book value of approximately $126.5 million at September 30, 2005. The Company expects to close on the sale of the remaining assets during fiscal 2006.

Both Elwood and SCEP are public utilities under the Federal Power Act and subject to the jurisdiction of the FERC with respect to wholesale electric rates and other matters. Elwood has received authority from the FERC to make wholesale sales of electricity at market-based rates. The FERC’s order, as is customary with market-based rate schedules, reserves the right to revoke Elwood’s market-based rate authority if it is subsequently determined that Elwood or its affiliates possess excessive market power. SCEP has on file with the FERC a cost-based wholesale power sales agreement with Exelon.

Air quality regulations of the EPA and the IEPA in accordance with the federal Clean Air Act and the Clean Air Act Amendments of 1990 require permits to construct and operate certain emission sources and impose restrictions on the emission of certain pollutants, including sulfur dioxide and nitrogen oxide. Elwood and SCEP are currently in compliance with these permitting requirements. The 1990 Amendments require the reduction of sulfur dioxide emissions from electric generating utilities to reduce acid rain. Elwood and SCEP comply with the sulfur dioxide emission limitations by purchasing sulfur dioxide allowances. The price of sulfur dioxide allowances is not expected to fluctuate in a manner that would have a material effect on Elwood or SCEP. Illinois has adopted regulations requiring reductions in nitrogen oxide emissions beginning in 2004. Elwood has complied with these reductions with the use of nitrogen oxide allowances received from the IEPA through the New Source Set Aside (NSSA) allowances. SCEP has complied with these reductions by receiving the necessary nitrogen oxide emission allowances from Exelon.

Illinois has enacted “multi-pollutant” legislation that establishes a rulemaking process that could lead to emission reduction requirements for nitrogen oxide, sulfur dioxide and mercury from certain electric generating units such as Elwood and SCEP and authorizes IEPA to establish a voluntary program for reducing greenhouse gas emissions. IEPA has not promulgated regulations implementing this legislation. Accordingly, management is not able to evaluate the impact, if any, of the legislation.

Peoples Energy Resources owns a propane-based peaking plant and has several contractual assets of pipeline transportation and storage in the Midwest region, which enables it to perform in other asset-based wholesale activities. Peoples Energy Resources also owns approximately 40 miles of small diameter pipes, which are used to provide services to local refineries in the Chicago area.

The Energy Policy Act removes certain regulatory obstacles that could have delayed or impeded government approvals of and private investment in liquefied natural gas facilities, authorizes funding for coal gasification projects, and contains standards banning energy market manipulation and permitting substantially higher penalties for violations of such standards.

5. CORPORATE AND OTHER SEGMENT
Peoples District Energy was involved in district heating and cooling as a partner in Trigen-Peoples District Energy Company (see Note 4 of the Notes to Consolidated Financial Statements for a discussion of the sale of the partnership’s energy plant). This and certain business development activities do not fall under the five major business segments and are reported in the Corporate and Other segment. Corporate administrative activities that support the business segments are also included in Corporate and Other.

ITEM 1A. Risk Factors

Investors should consider carefully the following factors that could cause the Company’s operating results and financial condition to be materially adversely affected. New risks may emerge at any time, and management cannot predict those risks or estimate the extent to which they may affect the Company’s financial performance.

Peoples Energy is a holding company and its assets consist primarily of investments in its subsidiaries; covenants in certain of the Company’s financial instruments may limit its ability to pay dividends, thereby adversely impacting the valuation of the Company’s common stock and access to capital.

The Company’s assets consist primarily of investments in subsidiaries. Dividends on its common stock depend on the earnings, financial condition and capital requirements of the Company’s subsidiaries, principally Peoples Gas and North Shore Gas and the distribution or other payment of earnings from the subsidiaries to the Company in the form of dividends, loans, advances or repayment of loans and advances. The subsidiaries are distinct legal entities and have no obligation to pay any dividends or make advances or loans to the Company. Peoples Energy’s ability to pay dividends on its common stock may also be limited by existing or future regulatory restrictions or agreement covenants limiting the right of its subsidiaries to pay dividends on their common stock.

Commodity price changes may affect the operating costs and competitive positions of the Company’s businesses, thereby adversely impacting its liquidity and results of operations.

The Company’s energy businesses are sensitive to changes in natural gas, oil, electricity and other commodity prices. Any changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services. In the case of the Gas Distribution operations, costs for purchased gas and pipeline transportation and storage services are fully recovered through the Gas Charge, but increases in gas costs affect total retail prices and, therefore, the competitive position of the Company’s Gas Distribution businesses relative to electricity and other forms of energy. In addition, the timing and extent of high natural gas prices can materially adversely affect the Gas Distribution segment’s accounts receivable, provision for uncollectible accounts, fuel cost and interest expense. The Company is also subject to margin requirements in connection with use of derivative financial instruments and these requirements could escalate if prices move adversely.

The Company’s earnings growth and the carrying value of the Company’s oil and gas producing properties depends in part upon the prices received for its natural gas and oil production. Natural gas and oil prices historically have been volatile and are likely to continue to be volatile in the future. The prices for natural gas and oil are subject to a variety of factors that are beyond the Company’s control. These factors include, but are not limited to, the level of consumer demand for, and the supply of, natural gas and oil, commodity processing, gathering and transportation availability, the level of imports of, and the price of, foreign natural gas and oil, the price and availability of alternative fuel sources, weather conditions, political conditions or hostilities in natural gas and oil producing regions. Further, because approximately 93% of the Company’s proved reserves at September 30, 2005, were natural gas reserves, the Company is substantially more sensitive to changes in natural gas prices than to changes in oil prices. Declines in natural gas and oil prices would not only reduce revenue, but could reduce the amount of natural gas and oil that can be produced economically and, as a result, could adversely affect the financial results of the Oil and Gas Production segment.

A significant decline in natural gas and oil prices could result in a downward revision of the Company’s reserves and a write-down of the carrying value of natural gas and oil properties, that would negatively impact the Company’s net income and stockholders’ equity.

Realized commodity price changes are impacted by gains and losses associated with the Company’s use of derivative financial instruments. To the extent the Company hedges commodity price exposure it forgoes the benefits it would otherwise experience if commodity prices change in the Company’s favor.

The Company’s use of derivative financial instruments could result in earnings volatility and financial losses.

Some of the Company's subsidiaries use derivative financial instruments, including futures, swaps, collars and option contracts either traded on exchanges or executed over-the-counter with natural gas and power merchants as well as financial institutions, to hedge commodity price and interest rate risk. Fluctuating commodity prices could cause revenues, net income and cash requirements of the Company to be volatile due to the use of financial instruments that are not perfectly matched to the exposure (which may result from the nature of the derivative instrument used or as a result of a discontinued physical transaction), or if the Company's derivative instruments and hedging transactions fail to qualify for hedge accounting under SFAS No. 133. The Company may also incur financial losses if counterparties fail to perform under these instruments. For additional information concerning the use of derivatives, see Note 1K of the Notes to Consolidated Financial Statements.

The Company’s operating results may be adversely affected by mild weather.

The Company’s Gas Distribution businesses have historically delivered less natural gas, and consequently earned less income, when weather conditions are milder than normal. Mild weather in the future could diminish the Company’s revenues and results of operations and harm its financial condition. Although the Company may from time to time utilize weather insurance or financial weather derivatives to manage this risk, such measures result in the Company incurring costs and expose the Company to the credit risk of the counterparties in such transactions and, moreover, there can be no assurance that such measures will fully protect the Company from the effects of mild weather. (See Item 7A—Quantitative and Qualitative Disclosures about Market Risk—Weather Risk.)

The Company’s Gas Distribution subsidiaries depend on storage and transportation services purchased from interstate pipelines and on a storage field owned by Peoples Gas to meet their customers’ gas requirements.

Peoples Gas and North Shore Gas meet a significant percentage of their customers’ peak day, seasonal and annual gas requirements through withdrawals, pursuant to contracts, from storage facilities owned and operated by interstate pipelines and through deliveries of gas transported on interstate pipelines with which they or their gas suppliers have contracts. Peoples Gas and North Shore Gas each contracts with multiple pipelines for these services, and it has gas supply contracts with multiple suppliers. If a pipeline were to fail to perform storage or transportation service, including for reasons of force majeure, on a peak day or other day with high volume gas requirements, Peoples Gas’ and North Shore Gas’ ability to meet all their customers’ gas requirements may be impaired unless or until alternative supply arrangements were put in place. Likewise, Peoples Gas plans on meeting approximately 40% of its peak day requirements from its own storage field. If that storage field, or the Peoples Gas-owned transmission pipeline used to transport storage gas to the market, were to be out of service for any reason, this could impair Peoples Gas’ ability to meet its customers’ full requirements on a peak day. Also, North Shore Gas purchases a storage service from Peoples Gas, and its ability to serve its customers could be adversely affected by failures at Peoples Gas’ storage field.

The Company’s operations are subject to operational hazards and uninsured risks.

The Company’s Gas Distribution, Oil and Gas Production, and Energy Assets, operations are subject to the inherent risks normally associated with those operations, including pipeline ruptures, damage caused by excavators, explosions, release of toxic substances, fires, adverse weather conditions, and other hazards, each of which could result in damage to or destruction of the Company’s facilities or damages to persons and property. In addition, the Company’s operations face possible risks associated with acts of intentional harm on these assets. The nature of the risks is such that some liabilities could exceed the Company’s insurance policy limits, or, as in the case of environmental fines and penalties, cannot be insured. As a result, the Company could incur substantial costs that could adversely affect our future results of operations, cash flows or financial condition. A substantial portion of the Company’s oil and gas production is transported on or processed by third party pipelines and processing plants. Those pipelines and processing plants are subject to the same risks.

The Company’s oil and gas producing operations involve many risks associated with estimates and assumptions used in making capital expenditure decisions.

In addition to the operational risks described above, the Company’s oil and gas drilling operations are also subject to the risk of not encountering commercially productive reservoirs and the Company may not recover all or any portion of its investment in those wells. Drilling for natural gas and oil can be unprofitable, not only because of dry holes but also due to wells that are productive but do not produce sufficient net reserves to return a profit at then realized prices after deducting drilling, operating, production taxes and other costs.

In addition, estimating quantities of proved natural gas and oil reserves is a complex process that involves significant interpretations of technical data and assumptions that result in reserve estimates being inherently imprecise. The Company utilizes a 10% discount factor when estimating the value of its reserves, as prescribed by the SEC, and this may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which the Company’s production business or the natural gas and oil industry, in general, are subject. Any significant variations from the interpretations or assumptions used in the estimates or changes of conditions could cause the estimated quantities and net present value of the Company’s reserves to differ materially from amounts disclosed in this document.

The natural gas and oil reserve data included in this document represent the Company’s best estimates. The Company uses outside reservoir engineers to provide an analysis of reserves and future production. These analyses are the basis for the Company’s reserve estimates. Investors should not assume that the present values referred to in this document represent the current market value of the Company’s estimated natural gas and oil reserves. The timing of the production and the expenses from development and production of natural gas and oil properties will affect both the timing of actual future net cash flows from proved reserves and their present value.

The agencies that regulate the Company’s businesses and their customers affect profitability and potential regulatory changes may adversely affect the Company’s businesses due to reductions in revenues or increased capital expenditures.

The Company’s utility subsidiaries are subject to the jurisdiction of and regulation by the Commission, which has general supervisory and regulatory powers over practically all phases of the public utility business in Illinois, including rates and charges, issuance of securities, services and facilities, systems of accounts, investments, safety standards, transactions with affiliated interests and other matters. The utility subsidiaries intend to file a petition in the near future with the Commission requesting an increase in rates for service. Recently, credit rating agencies have issued negative alerts on some Illinois utilities, citing as a concern a heightened level of politicizing of the regulatory process in Illinois, particularly with regard to electric utilities. If Peoples Gas’ and North Shore Gas’ tariff rates were reduced in a future proceeding, or if the Commission denied recovery of certain costs presently allowed to be recovered through rates the profitability of the utilities’ businesses could be reduced.

The utility subsidiaries and Peoples Energy Resources are also subject to U.S. Department of Transportation rules applicable to owners and operators of certain pipeline facilities. Regulatory requirements relating to the integrity of these pipelines require capital spending in order to maintain compliance with these requirements. Any additional laws or regulations that are enacted could significantly increase the amount of these expenditures.

Peoples Gas’ and Peoples Energy Resources’ midstream gas services that are reflected in the Gas Distribution and Energy Marketing segments, respectively, are regulated by the FERC. Additional or different regulations imposed by the FERC could affect the profitability of these segments.

The Company’s Gas Distribution and Energy Assets businesses are also subject to costly and increasingly stringent environmental regulations. The cost of future environmental compliance could be significant.

An adverse decision in proceedings before the Commission concerning the prudence review of the Company’s gas purchases could require a significant refund obligation.

For each utility subsidiary, the Commission conducts annual proceedings regarding the reconciliation of revenues from the Gas Charge and related gas costs. In these proceedings, the accuracy of the reconciliation of revenues and costs is reviewed and the prudence of gas costs recovered through the Gas Charge is examined by interested parties. If the Commission were to find that the reconciliation was inaccurate or any gas costs were imprudently incurred, the Commission would order the utility to refund the affected amount to customers through subsequent Gas Charge filings. Proceedings regarding Peoples Gas and North Shore Gas for fiscal 2001, 2002, 2003, 2004 and 2005 costs are currently pending before the Commission. The outcome of these proceedings cannot be predicted. In September 2005, the Administrative Law Judge (ALJ) in the Peoples Gas 2001 gas cost reconciliation case issued a proposed order which recommends a $118.6 million refund to customers. There are additional filings and motions that will take place prior to the Commission issuing a final order, and the Commission’s order may be appealed to the state appellate court by the Company or the intervenors in the proceeding. The Company filed its exceptions and replies to exceptions to the proposed order in October 2005. The Commission could render an order at any time.

One intervenor and the Commission Staff filed testimony requesting disallowances in the North Shore Gas proceeding. The ALJ has not yet issued a proposed order in the 2001 North Shore Gas reconciliation case. For more information regarding the Gas Charge reconciliation proceedings, see Note 7 of the Notes to Consolidated Financial Statements.

A change in the Commission’s approved rate mechanisms for recovery of environmental remediation costs at former manufactured gas sites of the Company’s subsidiaries, or adverse decisions with respect to the prudence of costs actually incurred, could result in the Company recognizing significant deferred liabilities.

As described more fully in Note 6A of the Notes to Consolidated Financial Statements, the Company’s subsidiaries are accruing liabilities and deferring costs (recorded as regulatory assets) incurred in connection with the subsidiaries' former manufactured gas sites, including related legal expenses, pending recovery through rates or from other entities. At September 30, 2005, regulatory assets of $315 million have been recorded. This amount reflects the net amount of (1) costs incurred to date, (2) carrying costs, (3) amounts recovered from insurance companies, other entities and from customers, and (4) management's best estimates of the costs the utilities will spend in the future for investigating and remediating the manufactured gas sites ($282 million for the Company on a consolidated basis). Management has recorded liabilities for the amounts described in clause (4) of the preceding sentence. Management believes that any such costs that are not recoverable from other entities or from insurance carriers are recoverable through rates for utility services under Commission-approved mechanisms for the recovery of prudently incurred costs. A change in these rate recovery mechanisms, however, or a decision by the Commission that some or all of these costs were not prudently incurred, could result in the present recognition as expense of some or all of these costs.

An inability to access financial markets could affect the execution of the Company’s business plan.

The Company relies on access to both short-term money markets and longer-term capital markets as a significant source of liquidity for capital requirements not satisfied by the cash flows from its operations. Management believes that the Company and its subsidiaries will maintain sufficient access to these financial markets based upon current credit ratings. However, certain disruptions outside of the Company’s control may increase its cost of borrowing or restrict its ability to access one or more financial markets. Such disruptions could include an economic downturn, the bankruptcy of an unrelated energy company or downgrades to the Company’s credit ratings.

Restrictions on the Company’s ability to access financial markets may affect its ability to execute its business plan as scheduled.

ITEM 2. Properties

The Company’s assets consist primarily of its investments in its subsidiaries. The principal properties of those subsidiaries are described below.

GAS DISTRIBUTION
The properties of Peoples Gas and North Shore Gas consist primarily of its gas distribution system, which includes 6,357 miles of gas mains, approximately 610,995 service pipes, and odorization and regulation facilities. Peoples Gas owns and operates an underground gas storage reservoir and a liquefied natural gas plant at Manlove Field located in central Illinois. Peoples Gas also owns a natural gas pipeline system that runs from Manlove Field to Chicago with seven major interstate pipeline interconnects at various points. The underground storage reservoir also serves North Shore Gas under a contractual arrangement. Peoples Gas utilizes its storage and pipeline supply assets as a natural gas hub in the Chicago area. General properties include a substantial investment in office and service buildings, garages, repair shops and motor vehicles, together with the equipment, tools and fixtures necessary to conduct utility business.

Most of the principal plants and properties of Peoples Gas and North Shore Gas, other than mains, services, meters, regulators and cushion gas in underground storage, are located on property owned in fee. Substantially all gas mains are located under public streets, alleys and highways, or under property owned by others under grants of easements. Meters and house regulators in use and a portion of services are located on premises being served. Certain storage wells and other facilities of the Manlove Field storage reservoir and certain portions of the transmission system are located on land held pursuant to leases, easements or permits. Peoples Gas leases its headquarters office in Chicago.

Substantially all of the physical properties now owned or hereafter acquired by Peoples Gas or North Shore Gas are subject to (a) the first-mortgage lien of each utility’s respective mortgage indenture to U.S. Bank National Association, as Trustee, to secure each utility’s respective outstanding first mortgage bonds and (b) in certain cases, other exceptions and defects that do not interfere with the use of the property.

OIL AND GAS PRODUCTION
The Oil and Gas Production segment, through Peoples Energy Production, owns working interests in substantial oil and gas leasehold positions located in various areas of Texas, Louisiana, New Mexico, Arkansas, Oklahoma and North Dakota. The Company operates a number of Texas, New Mexico and Louisiana properties, with its principal operating areas being located in South Texas, East Texas and along the Gulf Coast of Texas. As of September 30, 2005, total proved reserves were approximately 182 Bcfe, of which approximately 80% are operated by the Company. The Company owns a 30% equity investment interest in EnerVest, which manages and develops a portfolio of oil and gas producing properties. On October 31, 2005, EnerVest sold all the properties owned by the partnership. It is expected that the partnership will be liquidated sometime during fiscal 2006.

Information detailing the Company's gas and oil operations is presented below:

Location of Oil and Gas Properties—Distribution of Production and Reserves

Rockies
Production 1%
Reserves 1%
San Juan Basin
Production 20%
Reserves 18%
Arkoma Basin
Production 5%
Reserves 6%
East Texas
Production 4%
Reserves 11%
South Texas
Production 39%
Reserves 32%
Gulf Coast TX
Production 27%
Reserves 28%
Gulf Coast LA
Production 4%
Reserves 4%

The following tables summarize certain property and drilling statistics for Peoples Energy Production's oil and gas production activities.

At September 30, 2005
Proved reserves (Bcfe)	181.6

Productive wells
Gross oil wells	41
Net oil wells	19
Gross gas wells (1)	527
Net gas wells (1)	241

Acreage
Gross developed acres	132,417
Net developed acres	63,125
Gross undeveloped acres	13,585
Net undeveloped acres	7,214

(1)	40 gross (17 net) wells have multiple completions.

	For Fiscal Years Ended
	September 30,
Net Wells Drilled	2005	2004	2003
Productive
Exploratory	0.0	2.2	1.0
Developmental	32.8	22.2	20.9
Dry
Exploratory	0.0	1.5	0.3
Developmental	1.6	0.2	3.2

As of September 30, 2005, 2 gross (1.8 net) wells were in progress.

Peoples Energy Production leases office space in Houston, Texas. Total capital outlays in fiscal 2005 for drilling and exploration projects were approximately $67.7 million.

PART II

ITEM 6. Selected Financial Data

Peoples Energy Corporation
(In Thousands, Except Per-Share Amounts)

For Fiscal Years Ended September 30,	2005	2004	2003		2002		2001

Operating revenues	$2,599,585	$2,260,199	$2,138,394		$1,482,534		$2,270,218
Income from continuing operations	66,848	74,742	97,162		83,027		84,934
Income from discontinued operations, net of taxes	11,285	6,822	6,772		6,044		12,005
Net income (GAAP)	78,133	81,564	103,934		89,071		96,939
Ongoing income from continuing operations
(non-GAAP) (1)	74,766	84,985	97,162		83,027		84,934
Diluted earnings per share:
From continuing operations	1.75	2.00	2.68		2.34		2.40
From discontinued operations, net of taxes	0.30	0.18	0.19		0.17		0.34
Total	2.05	2.18	2.87		2.51		2.74
Total assets	3,537,791	3,094,790	2,928,538		2,723,647		2,976,144
Capitalization:
Long-term debt	895,583	897,377	744,345		554,014		644,308
Common equity	800,154	870,083	847,999		806,324		798,614
Short-term debt	8,148	55,625	207,949	(2)	377,871	(3)	607,454	(4)
Cash dividends declared per share	$2.175	$2.15	$2.11		$2.07		$2.03

(1)
Ongoing income from continuing operations (non-GAAP) is defined as GAAP income from continuing operations adjusted to exclude the effects of restructuring costs for fiscal 2005 and 2004 of $7.9 million and $10.2 million after tax, respectively. See Item 7-MD&A-Executive Summary-for a discussion of management's use of non-GAAP financial measures and a reconciliation of GAAP and non-GAAP earnings.

(2)	Includes $152.0 million of long-term debt of Peoples Gas classified as short-term debt due to bondholder tender rights.
(3)
Includes $90.0 million of long-term debt ($75.0 million for Peoples Gas and $15.0 million for North Shore Gas) retired in fiscal 2003 and $202.0 million of long-term debt of Peoples Gas classified as short-term debt due to bondholder tender rights.

(4)	Includes $100.0 million of long-term debt of Peoples Energy retired in fiscal 2002 and $202.0 million of long-term debt of Peoples Gas classified as short-term due to bondholder tender rights.

ITEM 7. Management's Discussion and Analysis of Results of Operations and Financial Condition

INTRODUCTION
In this section, management discusses the financial condition, results of operations, cash flows, and expected future performance of the Company and its four primary business segments. The discussion applies to Peoples Energy and its business segments on a consolidated basis with the exception of the section titled “Peoples Gas and North Shore Gas Discussions,” which provides information specific to the Company’s two regulated utility subsidiaries. Certain other results of operations and information specific to Peoples Gas and North Shore Gas are also found in Item 1—Business—Gas Distribution Segment and in this Item 7 under Liquidity and Capital Resources.

Management’s discussion should be read in conjunction with the Company’s Consolidated Financial Statements and related notes. Unless otherwise noted, earnings per share are presented on a diluted basis.

EXECUTIVE SUMMARY
Peoples Energy is a diversified energy company that conducts operations in four main business segments:

•	Gas Distribution
•	Oil and Gas Production
•	Energy Marketing
•	Energy Assets

The Gas Distribution segment has the most significant impact on the Company’s consolidated financial results. The remaining segments represent a portfolio of complementary energy businesses that the Company has developed to diversify the sources of consolidated operating income. The Company announced in February, 2006 its intention to exit the power generation business and is actively engaged in discussions regarding the sale of its 50% interest in the Elwood power generation facility, and its 100% interest in a fully-permitted power development site in Oregon. On May 31, 2006, the Company completed the sale of its 27% interest in the Southeast Chicago Energy Project facility to Exelon Generation Company, LLC. On January 31, 2006, the Company sold its 100% interest in the Valencia Energy power development site in New Mexico. Through two partnerships and the development sites, the Company owned approximately 800 net Megawatts of power generation assets, with a book value of approximately $126.5 million at September 30, 2005. The Company expects to close on the sale of the remaining assets during fiscal 2006.

The regulated gas distribution utilities, with service territories in Chicago and its northern suburbs, form the core of Peoples Energy. Until recently they have generated reliable earnings near the rate of return on equity allowed by the Commission, approximately 11%, since 1994. The diversified energy businesses use a low to moderate risk approach to develop assets and services that can provide long-term growth and supplement the base of utility earnings. Since 1998, the contribution of operating income from the Company’s diversified businesses has grown from an insignificant amount to $50.8 million (including $18.8 million in operating income from the discontinued operations of the power generation business) in fiscal 2005.

The business environment in which Peoples Gas and North Shore Gas operate benefits from a fundamentally strong economic base. The service territories are mature, and natural gas has a high penetration in its markets. However, gas usage per customer has declined steadily in recent years due to lower weather-normalized demand primarily reflecting customer conservation. It is unclear how much of the load loss is permanent, but customers are reacting to higher bills by lowering their consumption.

Rate Case. In response to declining customer usage and other economic pressures, the Company announced in September 2005 that Peoples Gas and North Shore Gas will file rate proposals with the Commission this winter requesting increases in delivery rates. The Company announced that it expects its requested increases for the combined utilities to approximate $90 to $115 million. Under the Commission’s processes for hearing such requests, any rate increase would not impact financial results until fiscal 2007.

Strategic Restructuring. In fiscal 2004 the Company took actions to improve the financial performance of its utilities by restructuring its utility and corporate support areas. The organizational restructuring eliminated over 100 salaried positions, or about 10% of the Company’s nonunion workforce. Overall, about 300 employees accepted the voluntary severance offer that accompanied the restructuring. Labor-related savings in fiscal 2005 associated with restructuring approximated $19 million, most of which occurred in the Gas Distribution and Corporate and Other segments. (See Note 3 of the Notes to Consolidated Financial Statements.)

Financial Results
Financial results for fiscal years 2005 and 2004 are summarized in the following table. Operating income and income from continuing operations for both years include the effects of the Company’s 2004 restructuring of its utility and corporate support areas. Results for fiscal 2005 include $13.1 million in pension charges related to the restructuring, while fiscal 2004 results include $17.0 million in restructuring costs primarily for severance payments and related employer payroll taxes. Income from discontinued operations relates to the Company’s power generation business. Ongoing operating income (non-GAAP) and ongoing income from continuing operations (non-GAAP) are defined as GAAP operating income and GAAP income from continuing operations , respectively, adjusted to exclude the effects of the restructuring. Management believes that such measures are useful for year-over-year comparisons since restructuring-related costs of this magnitude are infrequent and affect the comparability of ongoing operating results. Ongoing operating income and ongoing income from continuing operations are used internally to measure performance against budget and in reports for management and the Board of Directors.

Reconcilation of Fiscal 2005 and 2004 GAAP and Non-GAAP Earnings

(In thousands, Except Per Share Amounts)		Restructuring	Ongoing
Fiscal 2005	GAAP	Cost	(Non-GAAP	)
Operating Income	$149,417	$13,141	$162,558
Income from continuing operations	$66,848	$7,918	$74,766
Income from discontinued operations,
net of taxes	11,285
Net income	$78,133

Per Diluted Share:
Income from continuing operations	$1.75	0.21	$1.96
Income from discontinued operations,
net of taxes	0.30
Net income	$2.05

Fiscal 2004
Operating Income	$153,029	$17,000	$170,029
Income from continuing operations	$74,742	$10,243	$84,985
Income from discontinued operations,
net of taxes	6,822
Net income	$81,564

Per Diluted Share:
Income from continuing operations	$2.00	0.27	$2.27
Income from discontinued operations,
net of taxes	0.18
Net income	$2.18

Ongoing operating income for fiscal 2005 decreased $7.5 million compared to a year ago, with higher results from the Company’s Energy Marketing segment , lower corporate expenses, and gains on asset sales offset by lower results from the Gas Distribution and Oil and Gas Production segments. Fiscal 2005 operating income for the Company’s Midwest-based diversified businesses increased 33% over the prior year to $15.2 million driven by strong Energy Marketing results. Lower operating income, higher interest expense, a higher effective tax rate and increased shares outstanding contributed to lower fiscal 2005 ongoing income and diluted earnings per share from continuing operations compared to last year.

RESULTS OF OPERATIONS

Income Statement Variations
Fiscal 2005. The Company’s revenues and cost of energy sold increased $339.4 million and $337.6 million, respectively, in fiscal 2005 compared to fiscal 2004. The increases are due to higher realized commodity prices in the Gas Distribution segment and increased sales volumes in the Energy Marketing segment, partially offset by a 5.1% decrease in Gas Distribution deliveries resulting from warmer weather and ongoing conservation measures by utility customers. In addition, average daily production volumes at the Oil and Gas Production segment were down 12% compared to the prior year due to well performance, rig availability, and other timing delays.

The Company recorded in fiscal 2005 $13.1 million in pension-related charges resulting from its organizational restructuring commenced in 2004, compared to $17.0 million in restructuring costs recorded in fiscal 2004 (as described in Note 3 of the Notes to Consolidated Financial Statements).

Utility environmental costs increased $13.1 million and relate to investigation and remediation activities at multiple sites that formerly had operations for gas manufacturing and the storage of manufactured gas (see Note 6 of the Notes to Consolidated Financial Statements for further discussion). These costs are recovered through the utilities’ rate mechanism and a similar amount is included in revenues; therefore, these costs do not affect operating income.

Operation and maintenance expense, excluding the above-mentioned environmental costs and restructuring-related pension charges, decreased $3.3 million, or 1.0%. Significant items to note in fiscal 2005 were:
•	Decreased direct labor costs primarily at Corporate and the Gas Distribution segment of $16.4 million as a result of the organizational restructuring.
•	Exploration costs in the Oil and Gas Production segment decreased $5.1 million, reflecting a significant dry hole expense recognized in fiscal 2004.
•
Lease operating expense and general and administrative expenses in the Oil and Gas Production segment increased $5.1 million in aggregate primarily as a result of a general increase in the cost of goods and services.

•	Increased outside service expense of $3.7 million, much of which related to Sarbanes-Oxley compliance work.
•	Increased insurance, employee group insurance and other benefit expenses totaling $6.6 million.

Other Variances for 2005.
•
DD&A decreased $8.1 million mainly due to the $6.6 million impact of the approval by the Commission in April 2005 of new depreciation rates that reflect longer useful lives on utility plant (Commission Depreciation Order). The Oil and Gas Production segment also had lower DD&A expense ($1.6 million) in fiscal 2005.

•
Taxes, other than income taxes, increased $14.3 million primarily due to higher revenue taxes in the Gas Distribution segment. Revenue taxes are recovered through the utilities’ rate mechanism and a similar amount included in revenues; therefore, these costs do not affect operating income.

•
Equity investment income increased $5.9 million primarily due to the $6.8 million gain related to the sale of assets by the Company's equity investment, Trigen-Peoples District Energy (recorded in the Corporate and Other segment).

•	Interest expense increased $2.2 million due primarily to higher interest rates.
•
Income tax expense increased $3.9 million as tax expense in fiscal 2004 was positively impacted by several items, including adjustments to accrued income taxes based on updated estimates of income tax liabilities and tax legislation which resulted in the Company realizing tax benefits from dividends reinvested in Peoples Energy stock under the Company's Employee Stock Ownership Plan.

•
Income from discontinued operations, net of taxes, increased $4.5 million primarily due to the results of the Energy Assets segment’s Elwood facility, which included the Company’s portion ($4.1 million) of a reduction in prior and current period expenses, primarily depreciation on generating equipment.

Fiscal 2004. The Company’s fiscal 2004 financial statements included fourth quarter adjustments to operating income of $6.9 million ($4.2 million or $0.11 per diluted share after taxes). These adjustments were identified as part of the year-end financial reporting and control processes. Operating income of Peoples Gas and North Shore Gas reflect adjustments of $5.8 million ($3.5 million after taxes) and $1.1 million ($0.7 million after taxes), respectively. These adjustments on an after-tax basis include amounts related to prior years totaling $3.0 million (net of taxes of $2.0 million), $2.6 million (net of taxes of $1.7 million) and $0.4 million (net of taxes of $0.3 million) for the Company, Peoples Gas and North Shore Gas, respectively. The adjustments were identified as a result of reconciliations between the detailed customer billing records and the general ledger accounting systems of Peoples Gas and North Shore Gas.

The Company’s revenues and cost of energy sold increased $121.8 million and $138.8 million, respectively, for fiscal 2004 compared to fiscal 2003 due to higher realized commodity prices and increased sales volumes in the Oil and Gas Production and Energy Marketing segments, partially offset by a 7.6% decrease in Gas Distribution deliveries in fiscal 2004 resulting from warmer weather and lower normalized deliveries.

The Company recorded a $17.0 million restructuring charge in the fourth quarter of fiscal 2004 resulting from the Company’s organizational restructuring of its utility and corporate support areas.

Utility environmental costs decreased $4.0 million. As noted above, these costs are recovered through the utilities' rate mechanism; therefore, these costs do not affect operating income.

Operation and maintenance expense for fiscal 2004, excluding the above-mentioned environmental costs and the restructuring charge, increased $10.2 million, or 3%, compared to fiscal 2003. Significant items to note in fiscal 2004 were:
•	Increased pension expense of $11.6 million. Pension expense increased due to the ongoing effects of both lower pension plan returns in recent years and a lower discount rate.
•	Increased outside professional services ($4.2 million) mainly related to higher legal costs associated with the utilities' ongoing gas reconciliation cases before the Commission.
•	Increased expense in the Oil and Gas Production segment ($5.6 million) resulting primarily from an increase in lease operating expense and exploration expense.
•	Insurance recoveries of $2.5 million related to mercury cleanup costs incurred in prior years.
•	Decreased provision for uncollectible accounts ($6.2 million), mainly as a result of improving credit and collection metrics in the Gas Distribution segment.
•	Decreased corporate expenses resulting from the impact of a lower Peoples Energy stock price on the value of SARs ($2.5 million).

Other Variances for 2004.
•	DD&A for fiscal 2004 increased $7.3 million compared to fiscal 2003 mainly resulting from higher production and a higher depletion rate in the Oil and Gas Production segment.
•
Taxes, other than income taxes, which are typically directly related to the level of utility revenues, increased for fiscal 2004 by $2.8 million compared to fiscal 2003 primarily due to adjustments to reduce municipal and state utility tax accruals ($10.0 million) recorded in fiscal 2003. Absent this impact, these taxes declined due to lower levels of utility revenues.

•	Equity investment income increased $2.8 million, primarily driven by EnerVest activity in the Oil and Gas Production segment.
•
Fiscal 2004 interest expense for the Company decreased $1.0 million from fiscal 2003 due primarily to lower interest rates. The reduction primarily resulted from lower interest rates on variable rate debt and the retirement or refinancing of higher cost notes and bonds.

•
Income tax expense for fiscal 2004 decreased $21.4 million compared to fiscal 2003 resulting primarily from lower pretax income in fiscal 2004 and a lower effective tax rate due to fiscal 2004 adjustments in accrued income taxes based on updated estimates of income tax liabilities. Also impacting the variation was tax legislation which resulted in the Company realizing tax benefits from dividends reinvested in Peoples Energy stock under the Company's Employee Stock Ownership Plan.

Segment Discussion
A summary of the Company’s operating income by segment, income from discontinued operations, and variations between periods, is presented below.

	For Fiscal Years Ended			Increase/(Decrease)
	September 30,			Fiscal 2005 vs.	Fiscal 2004 vs.
(In Thousands)	2005	2004	2003	Fiscal 2004	Fiscal 2003
Operating income:
Gas Distribution	$137,335	$141,158	$184,421	$(3,823)	$(43,263)
Oil and Gas Production	16,853	41,537	31,853	(24,684)	9,684
Energy Marketing	13,471	9,879	5,735	3,592	4,144
Energy Assets	1,727	1,575	245	152	1,330
Corporate and Other	(19,969)	(41,120)	(23,964)	21,151	(17,156)
Total operating income	$149,417	$153,029	$198,290	$(3,612)	$(45,261)

Income from discontinued operations-
Energy Assets- Power generation	$18,760	$11,353	$11,256	$7,407	$97
Corporate and Other	(31)	(31)	(31)	-	-
Less: income tax expense	7,444	4,500	4,453	2,944	47
Income from discontinued operations-	$11,285	$6,822	$6,772	$4,463	$50

Gas Distribution Segment. Revenues of Peoples Gas and North Shore Gas are directly impacted by fluctuations in weather because both companies have a large number of heating customers. Fluctuations in weather have the potential to significantly impact year-to-year comparisons of operating income and cash flow.

Revenues of Peoples Gas and North Shore Gas are also affected by changes in the unit cost of the utilities’ gas purchases and do not include the cost of gas supplies for customers who purchase gas directly from producers and marketers. In a steady gas price environment, the unit cost of gas does not have a significant direct effect on operating income because the utilities’ tariffs provide for dollar-for-dollar recovery of gas costs. (See Note 1J of the Notes to Consolidated Financial Statements.) However, significant changes in gas costs can materially affect the reserve for uncollectible accounts, customer demand and working capital needs.

Fiscal 2005 revenues increased $186.6 million compared to fiscal 2004, primarily due to the impact on revenues of higher commodity prices ($221.0 million) that are recovered on a dollar-for-dollar basis. Partially offsetting this effect were decreases in deliveries due primarily to warmer weather ($30.5 million). Weather was 4% warmer compared to fiscal 2004. Operating income decreased $3.8 million (2.7%) compared with the previous year due to the effects of warmer weather ($5.0 million), lower weather-normalized deliveries ($7.7 million), higher outside services expense ($3.0 million), the 2004 insurance recovery ($2.5 million) related to mercury cleanup costs incurred in prior years and increases in numerous other nonlabor expenses aggregating $11.3 million. Partially offsetting these negative variations are the effect of the fiscal 2004 accounts receivable adjustment ($6.9 million) described in Note 17 of the Notes to Consolidated Financial Statements, decreased direct labor costs related to the organizational restructuring ($9.6 million), reduced depreciation expense ($6.6 million) as a result of the Commission Depreciation Order, and increased hub operating income ($2.2 million).

Fiscal 2004 revenues decreased $21.6 million compared to fiscal 2003. The decreases were mainly due to a decline in deliveries ($79.5 million) resulting from weather that was 9% warmer than the previous period and lower non-weather-related delivery variations ($26.3 million). Partially offsetting these effects was higher gas prices ($92.4 million). Operating income decreased $43.3 (23.5%) million compared with the previous year due mainly to the effects of weather ($14.8 million), lower non-weather-related delivery variations ($8.6 million) and the effect of the accounts receivable adjustment ($6.9 million) described in Note 17 of the Notes to Consolidated Financial Statements. In addition, lower results from the hub ($3.7 million) primarily due to storage related margins adversely impacted operating income. Also contributing to a lower comparative fiscal 2004 operating income were reductions in municipal and state utility tax accruals recorded in fiscal 2003 ($10.0 million) and higher pension expense ($10.4 million). Pension expense for fiscal 2004 was $8.3 million. Partially offsetting these effects was a decrease in the provision for uncollectible accounts ($6.0 million) mainly as a result of improved credit and collection experience, gains on property sales ($3.2 million) and an insurance recovery ($2.5 million) related to mercury cleanup costs incurred in prior years.

The following table summarizes revenue, deliveries and other statistics for the Gas Distribution segment.

Gas Distribution Statistics

	For Fiscal Years Ended			Increase/(Decrease)
Margin Data	September 30,			Fiscal 2005 vs.	Fiscal 2004 vs.
(In Thousands)	2005	2004	2003	Fiscal 2004	Fiscal 2003
Gas Distribution revenues:
Sales
Residential	$1,290,716	$1,148,499	$1,155,927	$142,217	$(7,428)
Commercial	209,712	184,756	178,845	24,956	5,911
Industrial	36,368	30,324	31,462	6,044	(1,138)
Total sales	1,536,796	1,363,579	1,366,234	173,217	(2,655)
Transportation
Residential	32,360	32,354	37,533	6	(5,179)
Commercial	48,719	47,285	50,820	1,434	(3,535)
Industrial	19,880	19,437	20,333	443	(896)
Contract pooling	20,694	15,372	21,460	5,322	(6,088)
Total transportation	121,653	114,448	130,146	7,205	(15,698)
Total Hub revenues	10,662	7,620	11,230	3,042	(3,610)
Other Gas Distribution revenues	19,563	16,437	16,064	3,126	373
Total Gas Distribution revenues	1,688,674	1,502,084	1,523,674	186,590	(21,590)
Less: Gas costs	1,034,376	868,518	847,878	165,858	20,640
Gross margin	654,298	633,566	675,796	20,732	(42,230)
Less: Revenue taxes and surcharges	150,325	138,841	136,939	11,484	1,902
Environmental costs recovered	30,437	17,384	21,338	13,053	(3,954)
Net margin (1)	$473,536	$477,341	$517,519	$(3,805)	$(40,178)
Gas Distribution deliveries (MDth):
Gas sales
Residential	110,429	116,939	128,521	(6,510)	(11,582)
Commercial	19,349	20,303	21,555	(954)	(1,252)
Industrial	3,607	3,597	4,148	10	(551)
Total gas sales	133,385	140,839	154,224	(7,454)	(13,385)
Transportation
Residential	19,927	21,061	23,969	(1,134)	(2,908)
Commercial	41,239	43,646	45,074	(2,407)	(1,428)
Industrial	23,131	23,756	24,989	(625)	(1,233)
Total transportation	84,297	88,463	94,032	(4,166)	(5,569)
Total Gas Distribution deliveries	217,682	229,302	248,256	(11,620)	(18,954)
Total Hub volumes	22,784	19,381	19,501	3,403	(120)

Gross margin per Dth delivered (3)	$2.96	$2.73	$2.68	$0.23	$0.05

Net margin per Dth delivered (3)	$2.13	$2.05	$2.04	$0.08	$0.01

Average cost per Dth of gas sold	$7.75	$6.17	$5.50	$1.58	$0.67

Actual heating degree days	5,865	6,091	6,684	(226)	(593)
Normal heating degree days (2)	6,427	6,427	6,427

Actual heating degree days as a percent
of normal (actual/normal)	91	95	104

(1)
As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding the Gas Distribution segment's operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

(2)	Normal heating degree days are based on a 30-year average of monthly temperatures at Chicago's O'Hare Airport for the years 1970-1999.

(3)	Margin per Dth is based upon gas distribution and transportation activity and excludes the impact of hub revenues and hub volumes.

Oil and Gas Production Segment. Revenues and operating income for fiscal 2005 decreased $23.2 million and $24.7 million, respectively, compared with fiscal 2004 due mainly to lower production volumes and oil and gas hedge ineffectiveness ($8.4 million). Hedge ineffectiveness was primarily due to the impact of hurricanes Katrina and Rita on the price differentials between NYMEX and field prices. On an equivalent basis, average daily production volumes declined 12% compared to the prior year due to well performance, rig availability, and other timing delays. Increases in lease operating expense ($3.7 million) and lower equity investment income from the Company’s investment in EnerVest ($1.3 million), higher production taxes (associated with higher wellhead gas prices) and administrative costs ($1.5 million) also reduced operating income comparisons to fiscal 2004. These negative impacts on operating income were partially offset by lower DD&A expense ($1.6 million) and lower exploration expense ($5.1 million) compared to the previous year.

Fiscal 2004 revenues increased $17.4 million compared with fiscal 2003 due mainly to higher production volumes and higher realized commodity prices. On a gas equivalent basis, production increased 8% compared to fiscal 2003 due primarily to the current and previous fiscal years’ acquisitions and successful drilling programs. Operating income for fiscal 2004 increased $9.7 million as a result of the increased revenues and higher income from the Company’s investment in EnerVest ($3.2 million), partially offset by increases in lease operating ($2.5 million), exploration ($2.2 million) and DD&A expenses ($5.4 million). Lease operating expense increased due to an increase in workover expenses and a general increase in the cost of goods and services. Exploration expenses increased due to exploratory dry holes. The increase in DD&A expense resulted from both higher production in fiscal 2004 and an increase in the DD&A rate.

The following table summarizes hedges in place as of October 1, 2005, for fiscal 2006 for the Oil and Gas Production segment. Hedges in place are net of approximately 65.7 MBbl of open oil swaps that are excluded as a result of hedge accounting dedesignation. These swaps have been discontinued as hedges due to anticipated lower future production estimates.

Fiscal 2006
Gas hedges in place (MMbtus)	17,055,000
Gas hedges as a percent of estimated fiscal production	75%-85%
Percent of gas hedges that are swaps	63%
Average swap price ($/MMbtu)	$5.02
Percent of gas hedges that are no-cost collars	37%
Weighted-average floor price ($/MMbtu)	$4.44
Weighted-average ceiling price ($/MMbtu)	$5.56
Oil hedges in place (MBbls)	299
Oil hedges as a percent of estimated fiscal production	85%-95%
Average hedge price ($/Bbl)	$27.65

Despite higher market prices, net realized prices declined in fiscal 2005 due to high hedge percentages, as well as the mark-to-market hedge ineffectiveness charge resulting from wider than normal differentials between NYMEX and field prices. The increase in the 2005 DD&A rate was caused by the creation of additional DD&A pools and production mix and the addition of unproven capital and costs associated with the development of both proven and unproven reserves. The following table summarizes operating statistics from the Oil and Gas Production segment.

	For Fiscal Years Ended September 30,
	2005	2004	2003
Total production—gas equivalent (MMcfe)	24,319	27,853	25,798
Daily average gas production (MMcfd)	59.6	67.0	62.7
Daily average oil production (MBd)	1.2	1.5	1.3
Daily average production—gas equivalent (MMcfed)	66.6	76.1	70.7
Gas production as a percentage of total production	90%	88%	89%
Percent of production hedged during the period—gas	98%	94%	77%
Percent of production hedged during the period—oil	99%	77%	56%
Net realized gas price received ($/Mcf)	$ 4.15	$ 4.44	$ 4.16
Net realized oil price received ($/Bbl)	$ 24.10	$ 26.85	$ 22.90
DD&A rate ($/Mcfe)	$ 1.87	$ 1.69	$ 1.62
Average lease operating expense ($/Mcfe)	$ 0.70	$ 0.48	$ 0.42
Average production taxes ($/Mcfe)	$ 0.50	$ 0.34	$ 0.37

During April 2005, the Company acquired properties in South Texas for approximately $6 million. Although there was minimal production at the time of acquisition, these properties are expected to provide future drilling opportunities. Expenditures approximating $2.5 million are expected in fiscal 2006 to further test and develop these properties.

On July 30, 2004, the Company acquired certain oil and gas properties in east Texas from a private entity for approximately $10 million. Initial development of the acquired reserves began in fiscal 2005 with capital spending on these properties totaling $19.8 million. The acquired properties, which are operated by the Company, are located in close proximity to the existing Peoples Energy Production holdings in east Texas. On December 31, 2003, the Company acquired, through a series of transactions, certain oil and gas properties located in Texas for approximately $33.1 million. The acquired reserves, 88% of which are natural gas, contributed approximately 3.3 MMcfe per day of production to the Company’s fiscal 2004 production. The majority of the acquired properties are located adjacent to or in close proximity to existing holdings of the Company, and each of the acquired properties is operated by the Company.

Energy Marketing Segment Revenues for fiscal 2005 increased $173.7 million primarily due to higher retail and wholesale commodity prices and volumes. Energy Marketing margins can be volatile and are small in relation to the market value of the commodity. As a result, revenue statistics are not necessarily indicative of Energy Marketing operating income results. Operating income improved $3.6 million, driven by higher retail margins, higher load and lower operating costs, partially offset by a $3.3 million mark-to-market loss related to the application of fair value hedge accounting to certain storage inventory transactions. The Company uses derivatives to mitigate commodity price risk and substantially lock in the profit margin that it will ultimately realize when inventory volumes are withdrawn from storage. Under fair value hedge accounting, which Energy Marketing is using for certain storage activity, the mark-to-market adjustment to inventory is computed using spot prices, while the derivatives used to mitigate the risk of changes in inventory value are marked-to-market using forward prices. When the spot price of natural gas changes disproportionately to the forward price, the difference is recorded in operating results. As a result, earnings are subject to volatility, even when the underlying expected profit margin over the duration of the contracts is unchanged. The volatility resulting from this accounting can be significant from period to period.

Revenues for fiscal 2004 increased from last year by $123.9 million primarily due to continued customer and volume growth and higher commodity prices. Operating income increased by $4.1 million due to retail customer growth and enhanced gas margin and higher contributions from wholesale marketing activities, partially offset by a write-down of $1.1 million in assets related to exiting the distributed generation market.

The following table summarizes operating statistics for the Energy Marketing segment.

	For Fiscal Years Ended September 30,
(In Thousands, Except Customers)	2005	2004	2003
Wholesale gas volumes sold (MDth)	66,290	60,262	54,045
Retail gas volumes sold (Dth)	49,923	47,965	41,722
Number of retail gas customers	23,389	24,744	19,081
Retail electric volumes sold (Mwh)	1,397	1,113	924
Number of electric customers	2,268	1,901	1,463

Energy Assets Segment. Fiscal 2005 and 2004 operating income increased $0.2 million and $1.3 million, respectively, from the prior period primarily due to services associated with the Company’s propane-based peaking facility.

The Company announced in February, 2006 its intention to exit the power generation business and is actively engaged in discussions regarding the sale of its 50% interest in the Elwood power generation facility, and its 100% interest in a fully-permitted power development site in Oregon. On May 31, 2006, the Company completed the sale of its 27% interest in the Southeast Chicago Energy Project facility to Exelon Generation Company, LLC. On January 31, 2006, the Company sold its 100% interest in the Valencia Energy power development site in New Mexico. Through two partnerships and the development sites, the Company owned approximately 800 net Megawatts of power generation assets, with a book value of approximately $126.5 million at September 30, 2005. The Company expects to close on the sale of the remaining assets during fiscal 2006.

Fiscal 2005 income from discontinued operations for the Energy Assets segment increased $7.4 million (before taxes) from last year largely as a result of lower depreciation expense impact on equity investment income for the Elwood facility and lower other expenses. In connection with its fiscal 2004 year-end audit, the Elwood partnership determined that depreciation expense related to current and prior periods should be adjusted, primarily to recognize greater salvage value of its generating equipment. This adjustment positively impacted fiscal 2005 results by $4.1 million, of which $2.2 million related to prior periods.

As indicated previously, this segment was engaged in the development of power generation sites. The costs of activities related to these sites are either expensed as incurred or are capitalized as specific site development assets, as appropriate. At September 30, 2005, $11.3 million was capitalized or deferred as investments related to this activity.

The electric capacity of Elwood has been sold through long-term contracts with Exelon, Engage Energy America LLC (Engage) and Aquila. Effective December 31, 2004, the contract with Engage terminated and the related electric capacity is being purchased by Exelon. In September 2005, Standard & Poor's Rating Services (S&P) placed Aquila on CreditWatch Positive and Moody’s revised Aquila’s credit outlook to positive. Aquila has provided Elwood with security in the form of letters of credit and a cash escrow equal to one year of capacity payments of approximately $37.6 million. The letters of credit and the cash escrow agreement expire in March of 2006. S&P and Moody's ratings on Elwood's bonds remain at B+ with a negative outlook and Ba2 with a stable outlook, respectively.

Corporate and Other Segment. The operating loss for fiscal 2005 decreased $21.2 million primarily due to direct labor savings of $6.8 million as a result of the restructuring, the $6.8 million gain resulting from the sale of the Trigen-Peoples’ district heating and cooling plant, and a $3.9 million decrease in costs resulting from the 2004 organizational restructuring.

The operating loss for fiscal 2004 increased $17.2 million due primarily to the corporate restructuring plan resulting in aggregate costs of $17.0 million recorded in this segment.

Critical Accounting Policies
In preparing the Company’s financial statements using GAAP, management exercises judgment in the selection and application of accounting principles, including making estimates and assumptions. Management considers its critical accounting policies to be those that are important to the representation of the Company’s financial condition and results of operations. They require management’s most difficult and subjective or complex judgments, including those that could result in materially different amounts if the Company reported under different conditions or using different assumptions. The Company discusses its critical accounting policies, as well as other accounting policies, with senior members of management and the Audit Committee, as appropriate. There were no material changes in the application of each of the critical accounting policies listed below during fiscal 2005. (See Note 1N of the Notes to the Consolidated Financial Statements for a discussion of recent accounting pronouncements.)

Regulated Operations. Due to the regulation of the Company’s utility subsidiaries, certain transactions are recorded based on the accounting prescribed in SFAS No. 71. Under this statement certain costs or revenues are deferred on the balance sheet until recovered or refunded through rates. Accordingly, actions of the Commission could have an effect on the amount recovered from or refunded to customers. Any differences between recoverable and refundable amounts and the amounts deferred would be recorded as income or expense at the time of any Commission action. If all or a reportable portion of the utility operations becomes no longer subject to the provision of SFAS No. 71, a write-off of related regulatory assets or liabilities would be required, unless some form of transition cost recovery continued through rates established and collected for the remaining regulated operations. No such change is foreseen by management. (See Note 1J of the Notes to Consolidated Financial Statements for a summary of regulatory assets and liabilities recorded under this policy.)

Environmental Activities Relating to Former Manufactured Gas Operations. The Company’s utility subsidiaries, their predecessors, and certain former affiliates operated facilities in the past at multiple sites for the purpose of manufacturing gas and storing manufactured gas (manufactured gas sites). The utility subsidiaries are accruing and deferring the costs they incur in connection with environmental activities at the manufactured gas sites pending recovery through rates or from other entities. The amounts deferred include costs incurred but not yet recovered through rates and management’s best estimates of the costs that the utilities will incur in investigating and remediating the manufactured gas sites. Management’s estimates are based upon a probabilistic model and an ongoing review by management and its outside consultants of future investigative and remedial costs.

Management considers this policy critical due to the substantial uncertainty in the estimation of future costs with respect to the amount and timing of costs, and the extent of recovery from other PRPs. (See Notes 1J and 6 of the Notes to Consolidated Financial Statements for deferred environmental costs recorded as regulatory assets and a discussion of environmental matters.)

Retirement and Postretirement Benefits. The calculation of pension expense (credits) relies on actuarial assumptions including discount rate, long-term rate of return on assets and assumed future increases in compensation. These assumptions are determined annually and changes to the assumptions can have a material effect on the amounts recorded from year to year. The Company bases its discount rate assumption on yields of high quality long-term, fixed-income bonds. A decrease in the assumed discount rate of 25 basis points would have increased fiscal 2005 pension expense by $1.1 million.

Additionally, when an employee retires and takes his/her retirement benefit as a lump sum, a settlement amount under SFAS No. 88 is calculated representing a portion of unrecognized gains and losses. The Company has chosen to record this amount in the current period instead of amortizing the difference over the expected average service life of the remaining participants. Both methods are acceptable under GAAP. Therefore, the timing of retirements can have an effect on the amount recorded in any given year. (See Note 10 of the Notes to Consolidated Financial Statements for current year assumptions.)

In addition, the Company and its subsidiaries currently provide certain health care and life insurance benefits for retired employees. Substantially all employees may become eligible for such benefit coverage if they reach retirement age while working for the Company. Through the use of an independent actuary, the Company accrues the expected costs of such benefits during a portion of the employees’ years of service. This accrual is based on assumptions regarding discount rates, rate of return on assets and health care cost trend rates. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rate by one percentage point for each future year would have increased the accumulated postretirement benefit obligation at September 30, 2005, by $13.4 million and the aggregate of service and interest cost components of the net periodic postretirement benefit cost by $2.3 million annually. Decreasing the assumed health care cost trend rate by one percentage point for each future year would have decreased the accumulated postretirement benefit obligation at September 30, 2005, by $12.3 million and the aggregate of service and interest cost components of the net periodic postretirement benefit cost by $2.0 million annually. A decrease in the assumed discount rate of 25 basis points would have increased postretirement benefit cost expense by $0.5 million. (See Note 10 of the Notes to Consolidated Financial Statements for current year assumptions.)

Derivative Instruments and Hedging Activities. The Company enters into financial derivative contracts to hedge price risk on natural gas and oil purchases and sales. For each contract, management must determine whether the underlying transaction qualifies as a hedge under derivative accounting rules prescribed in SFAS No. 133. If contracts do qualify as hedges, they have the effect of reducing, but not completely eliminating, volatility in earnings. For contracts not qualifying as hedges, the change in the fair value of these contracts is recorded in income monthly and results in potentially significant impacts, both positive and negative. Additionally, due to the nature of the Company’s businesses, many of the Company’s contracts for physical purchases and sales of gas, oil or power meet the definition of a derivative, but are exempt from derivative accounting requirements under the normal purchases and sales exemption. Under this exemption, if the transactions are clearly intended to meet the requirements of customers, mark-to-market accounting is not required. Management judgment is required to make this determination. The Company manages its interest rate risk by maintaining the levels of floating and fixed rate interest payments within a specified range. (See Note 1K of the Notes to Consolidated Financial Statements for further discussion of the Company’s cash flow and fair value hedging strategies and the mark-to-market derivative instruments.)

Provision for Uncollectible Accounts. The Company’s subsidiaries accrue for estimated uncollectible accounts as revenues are recorded. The accrual rates are established based upon historical experience and projections of future charge-offs resulting from various factors, including the impacts of natural gas prices and weather. Each quarter, the Company’s subsidiaries update the projection of future charge-offs based upon the most current information available, and adjust the reserve for uncollectible accounts, if necessary.

LIQUIDITY AND CAPITAL RESOURCES

The following is a summary of cash flows for the Company:

	For Fiscal Years Ended September 30,
(In Thousands)	2005	2004	2003
Net cash provided by operating activities	$282,152	$202,292	$205,779
Net cash used in investing activities	$(156,190)	$(164,763)	$(169,499)
Net cash used in financing activities	$(115,004)	$(43,949)	$(28,065)

Cash provided by operating activities for fiscal 2005 increased due to favorable net changes in working capital. In the accompanying cash flow statements, balance sheet changes in accrued taxes and gas in storage exclude certain noncash transactions (for gas in storage, primarily the effects of mark-to-market accounting). Additionally, balance sheet changes in intercompany assets/liabilities of Peoples Gas and North Shore Gas exclude the noncash effects of derivative activity conducted on their behalf by Peoples Energy. Net cash used in investing activities in fiscal 2005 decreased compared to 2004 as a result of decreased capital spending primarily in the Oil and Gas Production segment offset by an increase in deposits associated with the Company's commodity hedging activities. The increase in net cash used in financing activities in fiscal 2005 compared to 2004 was primarily due to increased retirements of commercial paper, lower amounts of debt issued (net of retirements) and to lower amounts of common stock issued under the continuous equity program and the LTIC Plan in fiscal 2005 compared to fiscal 2004.

Cash provided by operating activities decreased for fiscal 2004 as compared to fiscal 2003 primarily due to lower net income partially offset by favorable net changes to working capital. The decrease in net cash used in investing activities in fiscal 2004 compared to 2003 was due primarily to an increase in the return of capital from the Company’s equity method investments, partially offset by increased capital spending in the Oil and Gas Production segment. The increase in net cash used in financing activities in fiscal 2004 compared to 2003 was primarily due to a decrease in the issuance of long-term debt in 2004, partially offset by a decrease in the retirement of the Company’s short-term and long-term debt.

See the Consolidated Statements of Cash Flows and the discussion of major balance sheet variations below for more detail.

Balance Sheet Variations
Total assets at September 30, 2005, increased $443.0 million as compared to September 30, 2004, due to additional capital investment in the Oil and Gas Production segment, increases in receivables, primarily from utility hedge activity and related gas price increases, and increases in deferred tax assets (mainly utility hedge activity). Increases in regulatory assets and gas inventory levels at the diversified energy segments also contributed to the increase in total assets. The increase in current liabilities was driven by increases related to hedge and utility regulatory liabilities, partially offset by a reduction in commercial paper. Long-term liabilities increased primarily as a result of utility environmental liabilities (see Note 6 of the Notes to Consolidated Financial Statements). Common stockholders' equity decreased as a result of an increase in accumulated other comprehensive income driven largely by mark-to-market hedge losses associated with the Oil and Gas Production segment. This decrease was partially offset by common stock issued through the Direct Purchase and Investment Plan and LTIC Plan.

Financial Sources
The Company and Peoples Gas have access to outside capital markets, commercial paper markets and internal sources of funds that together provide sufficient resources to meet their working capital and long-term capital requirements. North Shore Gas has access to outside capital markets to meet long-term capital requirements and uses internal sources of funds and loans from the Company and Peoples Gas to meet working capital needs. Changes that could materially alter its liquidity position include the effect of high gas prices on utility working capital and on hedge-related margin requirements for the upcoming heating season, and an uncertain but possible adverse Commission ruling in connection with the 2001 Gas Charge Reconciliation Case as described in Note 7A of Notes to Consolidated Financial Statements.

Due to the seasonal nature of gas usage, a major portion of the utilities’ cash collections occurs between January and June. Because of timing differences in the receipt and disbursement of cash and the level of construction requirements, the utility subsidiaries borrow from time to time on a short-term basis. Short-term borrowings are repaid with cash from operations or other short-term borrowings or are refinanced on a permanent basis with debt or equity, depending on market conditions and capital structure considerations.

In addition to cash generated internally by operations, as of September 30, 2005, the Company has credit facilities of $475 million (Peoples Energy, $225 million; Peoples Gas, $250 million). These facilities primarily support the Company’s and Peoples Gas’ ability to borrow using commercial paper. As of September 30, 2005, $216.8 million of Peoples Energy’s $225 million line was available and all of Peoples Gas’ $250 million facilities were available. The Peoples Energy $225 million facility expires in March 2007 and the Peoples Gas' $250 million facilities expire in July 2010. The credit facilities are expected to be renewed when they expire, although the exact amount of the renewals will be evaluated at that time and may change from the current levels. Due to expected high gas prices for the upcoming heating season, in November 2005 the Company arranged for seasonal credit facilities with three banks under which the Company may borrow up to an additional $50 million through May 1, 2006, for general corporate purposes and commercial paper backup. The Company’s credit facilities generally contain debt triggers that permit the lenders to terminate the credit commitments to the borrowing company and declare any outstanding amounts due and payable if the borrowing company’s consolidated debt-to-total capital ratio exceeds 65%. Peoples Gas and North Shore have the ability to borrow from Peoples Energy and to loan up to $50 million between the two utilities. As of September 30, 2005, there were no loans from Peoples Energy to Peoples Gas or North Shore Gas. As of September 30, 2005, Peoples Gas had a $0.4 million loan from North Shore Gas.

The current credit ratings for the Company, Peoples Gas and North Shore Gas are summarized in the table below.

	Corporate Credit Rating	Company Senior Unsecured Debt	Peoples Gas/ North Shore Gas Senior Secured Debt	Company Commercial Paper	Peoples Gas Commercial Paper
Moody's	n/a	A3	Aa3	P-2	P-1
Standard and Poor’s	A-	BBB+	A-	A-2	A-2
Fitch Ratings	n/a	A	AA-	F1	F1

Moody’s describes double-A rated debt (Aa1, Aa2 and Aa3) as high-grade and single-A rated debt (A1, A2 and A3) as upper-medium grade. S&P describes A-rated debt (A+, A and A-) as strong and triple-B rated debt (BBB+, BBB and BBB-) as adequate. Fitch Ratings (Fitch) describes double-A rated debt (AA+, AA and AA-) as having a very high credit quality and single-A rated debt (A+, A and A-) as having high credit quality. The lowest investment grade credit ratings for Moody’s is Baa3, for S&P is BBB- and for Fitch is BBB-. Thus, all three credit rating agencies give the Company, Peoples Gas and North Shore Gas investment grade ratings.

Regarding short-term ratings applicable to commercial paper, Moody’s describes the P-1 rating as indicating a superior repayment ability and P-2 as indicating a strong repayment ability. S&P describes an A-2 rating as satisfactory. Fitch describes the F1 ratings (F1+ and F1) as indicating the highest credit quality.

Changes in Debt Securities
During fiscal 2005, the Company continued to take advantage of the low interest rate environment to refinance existing higher interest rate debt. (See Note 13A of the Notes to Consolidated Financial Statements for details of fiscal 2005’s refinancing activity.)

On July 12, 2005, Peoples Gas entered into a 5-year syndicated revolving credit agreement with eleven financial institutions that provides backup for Peoples Gas’ seasonal commercial paper borrowing program. The maximum amount that may be borrowed under the credit agreement is $250 million. This replaces the previous $200 million credit facility that was scheduled to expire in August 2005.

Changes in Equity Securities
The Company has filed a universal shelf registration statement on Form S-3 for the issuance from time to time of up to 1.5 million shares of common stock pursuant to a continuous equity offering in one or more negotiated transactions or “at-the-market” offerings. As of September 30, 2005, a total of 1,235,700 shares of common stock had been issued through the continuous equity offering, 377,400 shares in fiscal 2004 and 858,300 shares in fiscal 2003. Proceeds, net of issuance costs, totaled $15.5 million in fiscal 2004 and $32.4 million in fiscal 2003. During fiscal 2005 and through the date of filing the Company’s Form 10-K with the SEC, the Company has not issued any additional shares under this registration statement. However, the Company did issue common stock through its Long-Term Incentive Compensation Plan, 2004 Incentive Compensation Plan, Direct Purchase and Investment Plan and its ESPP. (See Note 16 of the Notes to Consolidated Financial Statements.)

Financial Uses
Capital Spending. In fiscal 2005, the Company spent $162.8 million on capital projects, including $1.8 million related to assets of discontinued operations. The Gas Distribution segment spent $82.8 million on property, plant and equipment, of which $73.0 million was spent by Peoples Gas and $9.8 million was spent by North Shore Gas. The majority of the remaining $80.0 million was spent by the Oil and Gas Production segment, which spent $74.2 million on the acquisition of reserves, drilling projects and the exploitation of the acquired and existing assets. Management currently estimates that capital spending for fiscal 2006 will total approximately $260.0 million.

Dividends. On February 4, 2005, the Company's Board of Directors voted to raise the regular quarterly dividend on the Company's common stock from 54 cents per share to 54 1/2 cents per share. The first payment at this new level was made on April 15, 2005, to shareholders of record at the close of business on March 22, 2005.

Interest Coverage
The fixed charges coverage ratios for the Company, Peoples Gas and North Shore Gas are as follows:

	For Fiscal Years Ended
	September 30,
	2005	2004	2003
Peoples Energy	3.23	3.29	4.40
Peoples Gas	4.20	4.30	6.62
North Shore Gas	5.87	5.83	7.45

The decrease in the ratio for the Company in fiscal 2005 and 2004 from 2003 levels reflects lower pretax income partially mitigated by lower interest expense in fiscal 2004.

The decrease in the ratio for Peoples Gas in fiscal 2005 and 2004 from 2003 levels reflects lower pretax income partially mitigated by lower interest rates in fiscal 2004.

The decrease in the ratio for North Shore Gas in fiscal 2005 and 2004 reflects lower pretax income while interest expense was flat.

Commitments and Contractual Obligations
Off-Balance Sheet Arrangements. Off-balance sheet debt at September 30, 2005 and 2004, consists of the Company's pro rata share of nonrecourse debt of various equity investments, including Trigen-Peoples (zero and $15.0 million), EnerVest ($2.9 million and $2.5 million) and Elwood ($174.3 million and $182.7 million). The Company believes this off-balance sheet financing will not have a material effect on the Company's future financial condition. The Company also has commercial obligations of $83.1 million in guarantees, $11.6 million in letters of credit and $37.2 million in operating leases at September 30, 2005. (See Notes 4 and 9 of the Notes to Consolidated Financial Statements for further descriptions and details of the Company’s off-balance sheet arrangements.)

Contractual Obligations. The Company has certain contractual obligations directly related to the Company’s operations and unconsolidated equity investees. The majority of these are guarantees of debt service and performance (related to unconsolidated equity investees), as well as substantial commitments for gas supply, transportation and storage. (See Note 9 of the Notes to the Consolidated Financial Statements.)

The following table summarizes the Company’s long-term minimum contractual obligations.

	Payments Due by Period
		Less than	1 to 3	4 to 5	More than
(In Millions)	Total	1 Year	Years	Years	5 Years
Total debt (See Note 13)	$903.7	$8.1	$-	$50.0	$845.6
Estimate of interest payments on debt (1)	647.7	50.1	91.7	90.7	415.2
Operating leases (See Note 9C)	37.2	3.7	7.5	8.1	17.9
Purchase obligations (2)	492.0	347.6	99.3	23.6	21.5
Minimum pension funding (3) (See Note 10)	41.6	4.3	35.0	2.3	-
Total contractual cash obligations	$2,122.2	$413.8	$233.5	$174.7	$1,300.2

(1)	Includes interest on fixed and adjustable rate debt. The adjustable rate interest is calculated based on the indexed rate in effect at 9/30/05.
(2)	Includes gas purchases, storage, transportation, information technology-related and miscellaneous long-term and short-term capital purchase commitments.
(3)
Minimum pension funding is an estimate of the contributions that would be required pursuant to the Employee Retirement Income Security Act to fund benefits earned as of October 1, 2005. Additional contributions may be made to fund benefits accruing after October 1, 2005, or on a discretionary basis.

The Company also entered into an amended and restated revolving credit facility in July 2005 with Dominion to jointly lend up to $20 million to Elwood to meet working capital needs. The Company’s share is $10 million. The facility has been extended until July 2006 and will be automatically extended for one year annually thereafter unless any of the parties provide notice to terminate the facility. The outstanding loans would earn interest at the A-2/P-2 commercial paper rate plus 50 basis points. No borrowings were outstanding under the facility as of September 30, 2005.

Environmental Matters. Peoples Gas and North Shore Gas are conducting environmental investigations and remedial work at certain sites that were the locations of former manufactured gas operations. (See Note 6A of the Notes to Consolidated Financial Statements.) North Shore Gas received a demand from a responsible party under CERCLA for environmental costs associated with a site in Denver, Colorado. (See Note 6B of the Notes to Consolidated Financial Statements.)

Gas Charge Reconciliation Proceedings. For each utility subsidiary, the Commission conducts annual proceedings regarding the reconciliation of revenues from the Gas Charge and related gas costs. In these proceedings, the accuracy of the reconciliation of revenues and costs is reviewed and the prudence of gas costs recovered through the Gas Charge is examined by interested parties. Proceedings regarding Peoples Gas and North Shore Gas for fiscal year 2001, 2002, 2003, 2004 and 2005 costs are currently pending before the Commission. In September 2005, the ALJ in the Peoples Gas 2001 gas cost reconciliation case issued a proposed order which recommends a $118.6 million refund to customers. The ALJ has not issued a proposed order in the 2001 North Shore Gas reconciliation case. In February 2004, a purported class action was filed against the Company and Peoples Gas by a Peoples Gas customer alleging, among other things, violation of the Illinois Consumer Fraud and Deceptive Business Practices Act related to matters at issue in Peoples Gas' gas reconciliation proceedings. On March 21, 2005, the Illinois Attorney General (AG) and Chicago filed lawsuits against the Company and several of its subsidiaries alleging violations against its customers under certain state and city consumer fraud laws, respectively. The Company has also received a subpoena from the U.S. Commodity Futures Trading Commission. (See Note 7 of the Notes to Consolidated Financial Statements.)

Indenture Restrictions
North Shore Gas’ indenture relating to its first mortgage bonds contains provisions and covenants restricting the payment of cash dividends and the purchase or redemption of capital stock. At September 30, 2005, such restrictions amounted to $6.9 million of North Shore Gas’ total retained earnings of $80.6 million.

Peoples Energy Resources owns a 50% equity interest in Elwood. Elwood’s trust indenture and other agreements related to its project financing prohibit Elwood from making distributions unless Elwood has maintained certain minimum historic and projected debt service coverage ratios. At July 5, 2005, the most recent semi-annual distribution date, a minimum debt service coverage ratio of 1.2 to 1.0 was required and Elwood’s actual debt service coverage ratio was approximately 1.5 to 1.0.

PEOPLES GAS AND NORTH SHORE GAS DISCUSSIONS
The financial results of Peoples Gas (including its hub operations) and North Shore Gas are reported primarily within the Gas Distribution segment. Operating income (GAAP) and ongoing operating income (non-GAAP) by business segment for Peoples Gas and North Shore Gas is presented below.

	Peoples Gas			North Shore Gas
		Corporate			Corporate
	Gas	and		Gas	and
(In Thousands)	Distribution	Other	Total	Distribution	Other	Total
For the Fiscal Year Ended
September 30, 2005 (GAAP)	$113,669	$(18,110)	$95,559	$22,909	$(1,864)	$21,045
September 30, 2005 (non-GAAP) (1)	113,669	(9,320)	104,349	22,909	(1,242)	21,667
September 30, 2004 (GAAP)	118,144	(30,336)	87,808	24,825	(3,493)	21,332
September 30, 2004 (non-GAAP) (1)	118,144	(20,650)	97,494	24,825	(2,611)	22,214
September 30, 2003	157,515	(12,720)	144,795	28,563	(1,652)	26,911

(1)
Ongoing operating income (non-GAAP) is defined as GAAP operating income adjusted to exclude the effects of restructuring costs of $8.8 million and $0.6 million for fiscal 2005 and $9.7 million and $0.9 million for fiscal 2004 at Peoples Gas and North Shore Gas, respectively. See Item 7—MD&A—Executive Summary—for a discussion of management’s use of non-GAAP financial measures and a reconciliation of GAAP and non-GAAP earnings.

The following discussions supplement Peoples Gas' and North Shore Gas' information included in Liquidity and Capital Resources and in the Company's Gas Distribution segment discussion within this MD&A.

Peoples Gas Discussion
GAAP net income for Peoples Gas for fiscal 2005 was $49.3 million compared to $45.4 million in fiscal 2004. Excluding costs related to the 2004 organizational restructuring, ongoing net income (non-GAAP) at Peoples Gas was $54.6 million and $51.2 million for fiscal years 2005 and 2004, respectively.

Revenues for Peoples Gas for fiscal 2005 increased $145.3 million from the previous period. The main reason for the increase was the impact on revenues of higher gas prices ($179.0 million). Partially offsetting these effects were lower revenues resulting from a decrease in deliveries due to weather ($26.5 million) that was 4% warmer than the previous period and a decrease in normalized deliveries. GAAP operating income increased $7.8 million from fiscal 2004. Operating income was favorably impacted by decreased labor costs related to the organizational restructuring ($8.6 million) and a decrease in depreciation expense ($5.7 million) primarily due to the Commission Depreciation Order. Negative impacts on 2005 results include lower deliveries resulting from warmer weather ($4.5 million).

Interest expense for Peoples Gas for fiscal 2005 increased $2.7 million over last year primarily due to higher interest rates.

Fiscal 2004 revenues decreased approximately $12.3 million from the previous period. The decrease was mainly due to a decline in deliveries resulting from weather ($69.0 million) that was 9% warmer than the previous period, lower non-weather-related delivery variations ($28.0 million) and lower hub results ($3.6 million). Partially offsetting these effects were higher gas prices ($90.0 million). Operating income decreased $57.0 million due mainly to the effects of weather ($13.0 million), lower non-weather-related deliveries ($7.5 million), the effect of the accounts receivable adjustment ($5.8 million) described in Note 17 of the Notes to Consolidated Financial Statements, and lower hub results ($3.7 million). Also negatively impacting operating income comparisons were reductions in municipal and state utility tax accruals recorded in the previous period ($10.0 million), a restructuring charge ($9.7 million), and increases in pension expense ($9.7 million) and other nonlabor operating costs. Partially offsetting these effects was a decrease in the provision for uncollectible accounts ($5.5 million).

Fiscal 2004 interest expense for Peoples Gas decreased $1.2 million from fiscal 2003 due to lower interest rates on variable rate debt and to the retirement or refinancing of higher cost notes and bonds.

North Shore Gas Discussion
GAAP net income for North Shore Gas for fiscal 2005 was $11.4 million compared to $11.1 million in fiscal 2004. Excluding costs related to the 2004 organizational restructuring, ongoing net income (non-GAAP) at North Shore Gas was $11.8 million and $11.6 million for fiscal years 2005 and 2004, respectively.

Revenues for North Shore Gas for fiscal 2005 increased $37.8 million over the prior period mainly due to the impact on revenues of higher gas prices ($42.0 million). Partially offsetting these effects were lower revenues resulting from a decrease in deliveries due to weather ($4.0 million) that was 4% warmer compared to the prior period. GAAP operating income for fiscal 2005 was flat compared to fiscal 2004. The fiscal 2005 results were favorably impacted by a decrease in depreciation expense ($1.4 million) primarily due to the Commission Depreciation Order and negatively impacted by an increase in pension expense ($1.0 million).

Fiscal 2004 revenues for North Shore Gas decreased $9.3 million over the previous period resulting from a decrease in deliveries ($11.0 million) due primarily to warmer weather. Operating income decreased $5.6 million due mainly to the effects of weather ($2.0 million), lower non-weather-related deliveries ($1.0 million) and the effect of the accounts receivable adjustment ($1.1 million) described in Note 17 of the Notes to Consolidated Financial Statements. Also contributing to lower operating income was the restructuring charge of $0.9 million and increases in pension expense ($0.7 million), group insurance expense ($0.5 million), and outside services expense ($0.1 million), partially offset by a decrease in the provision for uncollectible accounts ($0.5 million).

The Peoples Gas Light and Coke Company
Gas Distribution Statistics

	For Fiscal Years Ended			Increase/(Decrease)
Margin Data	September 30,			Fiscal 2005 vs.	Fiscal 2004 vs.
(In Thousands)	2005	2004	2003	Fiscal 2004	Fiscal 2003
Gas Distribution revenues:
Sales
Residential	$1,086,435	$974,143	$974,453	$112,292	$(310)
Commercial	175,904	155,934	148,785	19,970	7,149
Industrial	28,720	24,112	24,923	4,608	(811)
Total sales	1,291,059	1,154,189	1,148,161	136,870	6,028
Transportation
Residential	30,699	30,645	36,076	54	(5,431)
Commercial	42,329	41,131	45,043	1,198	(3,912)
Industrial	16,994	16,656	17,402	338	(746)
Contract pooling	18,381	14,017	19,037	4,364	(5,020)
Total transportation	108,403	102,449	117,558	5,954	(15,109)
Total Hub revenues	10,662	7,620	11,230	3,042	(3,610)
Other Gas Distribution revenues	14,579	15,117	14,720	(538)	397
Total Gas Distribution revenues	1,424,703	1,279,375	1,291,669	145,328	(12,294)
Less: Gas costs	853,453	723,771	697,824	129,682	25,947
Gross margin	571,250	555,604	593,845	15,646	(38,241)
Less: Revenue taxes and surcharges	136,115	125,500	122,849	10,615	2,651
Environmental costs recovered	28,574	16,206	20,534	12,368	(4,328)
Net margin (1)	$406,561	$413,898	$450,462	$(7,337)	$(36,564)

Gas Distribution deliveries (MDth):
Gas sales
Residential	91,217	97,035	106,488	(5,818)	(9,453)
Commercial	16,022	16,856	17,704	(834)	(848)
Industrial	2,801	2,790	3,243	11	(453)
Total gas sales	110,040	116,681	127,435	(6,641)	(10,754)
Transportation
Residential	19,134	20,210	23,209	(1,076)	(2,999)
Commercial	35,024	37,287	39,495	(2,263)	(2,208)
Industrial	17,662	18,139	19,669	(477)	(1,530)
Total transportation	71,820	75,636	82,373	(3,816)	(6,737)
Total Gas Distribution deliveries	181,860	192,317	209,808	(10,457)	(17,491)
Total Hub volumes	22,784	19,381	19,501	3,403	(120)

Gross margin per Dth delivered (3)	$3.08	$2.85	$2.78	$0.23	$0.07

Net margin per Dth delivered (3)	$2.18	$2.11	$2.09	$0.08	$0.02

Average cost per Dth of gas sold	$7.76	$6.20	$5.48	$1.56	$0.72

Actual heating degree days	5,865	6,091	6,684	(226)	(593)
Normal heating degree days (2)	6,427	6,427	6,427

Actual heating degree days as a percent
of normal (actual/normal)	91	95	104

(1)
As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding Peoples Gas' operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

(2)	Normal heating degree days are based on a 30-year average of monthly temperatures at Chicago's O'Hare Airport for the years 1970-1999.

(3)	Margin per Dth is based upon gas distribution and transportation activity and excludes the impact of hub revenues and hub volumes.

North Shore Gas Company
Gas Distribution Statistics

	For Fiscal Years Ended			Increase/(Decrease)
Margin Data	September 30,			Fiscal 2005 vs.	Fiscal 2004 vs.
(In Thousands)	2005	2004	2003	Fiscal 2004	Fiscal 2003
Gas Distribution revenues:
Sales
Residential	$204,281	$174,356	$181,474	$29,925	$(7,118)
Commercial	33,808	28,822	30,060	4,986	(1,238)
Industrial	7,648	6,212	6,539	1,436	(327)
Total sales	245,737	209,390	218,073	36,347	(8,683)

Transportation
Residential	1,661	1,709	1,457	(48)	252
Commercial	6,390	6,154	5,777	236	377
Industrial	2,886	2,781	2,931	105	(150)
Contract pooling	2,313	1,355	2,423	958	(1,068)
Total transportation	13,250	11,999	12,588	1,251	(589)

Other Gas Distribution revenues	1,474	1,320	1,343	154	(23)

Total Gas Distribution revenues	260,461	222,709	232,004	37,752	(9,295)
Less: Gas costs	180,923	144,747	150,054	36,176	(5,307)
Gross margin	79,538	77,962	81,950	1,576	(3,988)
Less: Revenue taxes and surcharges	14,210	13,341	14,090	869	(749)
Environmental costs recovered	1,863	1,178	804	685	374
Net margin (1)	$63,465	$63,443	$67,056	$22	$(3,613)

Gas Distribution deliveries (MDth):
Gas sales
Residential	19,212	19,904	22,033	(692)	(2,129)
Commercial	3,327	3,447	3,851	(120)	(404)
Industrial	806	807	905	(1)	(98)
Total gas sales	23,345	24,158	26,789	(813)	(2,631)

Transportation
Residential	793	851	760	(58)	91
Commercial	6,215	6,359	5,579	(144)	780
Industrial	5,469	5,617	5,320	(148)	297
Total transportation	12,477	12,827	11,659	(350)	1,168

Total Gas Distribution deliveries	35,822	36,985	38,448	(1,163)	(1,463)

Gross margin per Dth delivered	$2.22	$2.11	$2.13	$0.11	$(0.02)

Net margin per Dth delivered	$1.77	$1.72	$1.74	$0.05	$(0.02)

Average cost per Dth of gas sold	$7.75	$5.99	$5.60	$1.76	$0.39

Actual heating degree days	5,865	6,091	6,684	(226)	(593)
Normal heating degree days (2)	6,427	6,427	6,427

Actual heating degree days as a percent
of normal (actual/normal)	91	95	104

(1)
As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding North Shore Gas' operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

(2)	Normal heating degree days are based on a 30-year average of monthly temperatures at Chicago's O'Hare Airport for the years 1970-1999.

ITEM 7A. Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to various business risks associated with commodity prices, weather, interest rates, and credit. These financial exposures are monitored and managed by the Company as an integral part of its overall risk management program. The Company’s risk management program includes, among other things, the use of financial derivatives.

Quantitative and qualitative disclosures about market risk are reported under Item 1A—Risk Factors and below under Risk Management Activities.

RISK MANAGEMENT ACTIVITIES
Commodity Price Risk
The Company’s earnings may vary due to changes in commodity prices (market risk) that affect its subsidiaries’ operations and investments. To manage this market risk, the Company uses forward contracts and financial instruments, including commodity futures contracts, swaps and options. It is the policy of the Company to use these instruments solely for the purpose of managing risk and not for any speculative purpose.

Derivative Summary. The following table summarizes the changes in valuation of all outstanding derivative contracts during fiscal 2005 and 2004. All amounts are based on fair values at the end of the period and do not necessarily indicate that a gain or loss on the derivative will be recognized in income in future periods. Generally, hedges are held to maturity, which coincides with recognition of the transaction being hedged (e.g., anticipated sales or cost of purchases in income), thereby achieving the realization of prices contemplated by the underlying risk management strategies.

	Derivative Type
	Cash Flow		Fair Value
	Hedges		Hedges		Mark-to-Market
(In Thousands)	2005	2004	2005	2004	2005	2004
Value of contracts outstanding at October 1	$(89,306)	$(24,164)	$(139)	$(65)	$27,678	$(13,734)
Loss on contracts discontinued as cash flow hedges	2,956	-	-	-	(2,956)	-
Less: Gain (loss) on contracts realized or otherwise
settled during the year	(64,841)	(24,958)	(2)	660	17,159	9,557
Plus: Unrealized gain (loss) on new contracts entered
into during the period and outstanding at year-end	(20,797)	(50,731)	(20,790)	(139)	199,012	33,652
Plus: Other unrealized gain (loss), primarily changes
in market prices on contracts outstanding at the
beginning of the year	(160,598)	(39,369)	(530)	725	(2,299)	17,317
Value of contracts outstanding at September 30	$(202,904)	$(89,306)	$(21,457)	$(139)	$204,276	$27,678

The following table is a summary of the fair market value of commodity derivatives by type at September 30, 2005. Valuations are based on the NYMEX closing prices for the respective NYMEX Henry Hub futures contracts and on the closing prices published in various commodity pricing publications for the geographical differential between a specific location price and the NYMEX Henry Hub futures contract closing price where applicable.

Commodity Derivatives
(Fair Value amounts in thousands)
Futures/Forwards	Maturity	Volumes (MMbtu's	)	Price Per MMbtu	Fair Value

Long Natural Gas	Less than 1 Year	16,039,861		5.92 - 16.64	$19,115
Short Natural Gas	Less than 1 Year	24,983,668		6.03 - 15.00	(52,621)
Long Natural Gas	2 - 4 Years	1,463,914		6.19 - 11.01	1,894
Short Natural Gas	2 - 4 Years	1,275,000		6.77 - 12.65	(26)
		43,762,443			$(31,638)

Options	Maturity	Volumes (MMbtu's	)	Price Per MMbtu	Fair Value

Long Natural Gas	Less than 1 Year	30,459,250		3.50 - 20.00	$75,841
Short Natural Gas	Less than 1 Year	30,213,750		4.23 - 11.00	(41,277)
Long Natural Gas	2 - 4 Years	4,375,000		5.00 - 13.50	297
Short Natural Gas	2 - 4 Years	4,375,000		5.66 - 8.30	(16,453)
		69,423,000			$18,408

Swaps (NG)	Maturity	Volumes (MMbtu's	)	Price Per MMbtu	Fair Value

Long Natural Gas	Less than 1 Year	80,876,215		3.01 - 13.90	$143,266
Short Natural Gas	Less than 1 Year	38,577,500		2.05 - 13.98	(89,072)
Long Natural Gas	2 - 4 Years	22,499,516		5.68 - 11.57	2,774
Short Natural Gas	2 - 4 Years	38,033,500		2.11 - 10.26	(44,007)
Long Natural Gas	Greater than 5 Years	151,107		7.80	(35)
		180,137,838			$12,926

Swaps (OIL)	Maturity	Volumes (Bbl's	)	Price Per Bbl	Fair Value

Short WTI Crude Oil	Less than 1 Year	365,000		22.50 - 31.05	$(13,833)
Short WTI Crude Oil	2 - 4 Years	255,700		37.50 - 56.60	(5,281)
		620,700			$(19,114)

Total (NG)	Maturity	Volumes (MMbtu's	)	Price Per MMbtu	Fair Value

Long Natural Gas	Less than 1 Year	127,375,326		3.01 - 20.00	$238,222
Short Natural Gas	Less than 1 Year	93,774,918		2.05 - 15.00	(182,970)
Long Natural Gas	2 - 4 Years	28,338,430		5.00 - 13.50	4,965
Short Natural Gas	2 - 4 Years	43,683,500		2.11 - 12.65	(60,486)
Long Natural Gas	Greater than 5 Years	151,107		7.80	(35)
		293,323,281			$(304)

Total (OIL)	Maturity	Volumes (Bbl's	)	Price Per Bbl	Fair Value

Short WTI Crude Oil	Less than 1 Year	365,000		22.50 - 31.05	$(13,833)
Short WTI Crude Oil	2 - 4 Years	255,700		37.50 - 56.60	(5,281)
		620,700			$(19,114)

Cash Flow Hedges. The Company has positions in oil and gas reserves, natural gas, and transportation as part of its Oil and Gas Production and Energy Marketing businesses. The Company uses derivative financial instruments to protect against loss of value of future anticipated cash transactions (sales and purchases) caused by changes in the marketplace. These instruments are designated cash flow hedges, which allow for the unrealized changes in value during the life of the hedge to be recorded in other comprehensive income. Realized gains and losses from cash flow hedges are recorded in the income statement in the same month the related physical sales and purchases and interest expense are recorded. Cash flow hedge accounting is discontinued when it is no longer probable that the original forecasted transactions will occur. The carrying value of contracts which no longer qualify for hedge accounting are prospectively marked-to-market, with the change in value recorded in the income statement. If the original forecasted transactions are probable of not occurring, any amounts previously recorded in other comprehensive income are immediately recorded in the income statement. Hedge ineffectiveness can result from differences in critical terms (such as location) between the hedging instrument and the hedged transaction and result in the immediate recognition of gains or losses. In the Oil and Gas Production segment, differentials can widen between NYMEX prices and field prices, creating earnings volatility, as was seen for fiscal 2005 ($8.4 million, pretax) due primarily to hurricanes Katrina and Rita.

Fair Value Hedges. The Company uses financial and physical hedges to protect the value of a portion of Energy Marketing’s gas in storage and these are accounted for as fair value hedges. The change in value of these hedges and the change in value of the inventory hedged are expected to largely offset in each reporting period in the income statement. During the year ended September 30, 2005, the Energy Marketing segment recorded mark-to-market losses of $3.3 million related to the application of fair value hedge accounting to certain storage inventory transactions. The Energy Marketing segment uses derivatives to mitigate commodity price risk and substantially lock in the profit margin that it will ultimately realize when inventory volumes are withdrawn from storage. Under fair value accounting, which is used for certain storage activity, the mark to market adjustment to inventory is computed using spot prices, while the derivatives used to mitigate the risk of changes in inventory value are marked to market using forward prices. When the spot price of natural gas changes disproportionately to the forward price, the difference is recorded in operating results. As a result, earnings are subject to volatility, even when the underlying expected profit margin over the duration of the contracts is unchanged. The volatility resulting from this accounting can be significant from period to period. This accounting loss will reverse next year as the volumes are withdrawn from storage. At September 30, 2005, hedged gas inventory at Energy Marketing had a fair value of $44.1 million, including mark-to-market write-ups in inventory totaling $17.6 million for changes in spot prices. Derivative liabilities totaling $20.9 million were recorded for the fair value of the derivatives used to hedge this inventory.

	September 30,
(In Thousands)	2005	2004
Peoples Gas mark-to-market asset (liability)	$172,549	$22,768
North Shore Gas mark-to-market asset (liability)	33,754	4,653
Other mark-to-market asset (liability)	(2,027)	257
Total	$204,276	$27,678

Mark-To-Market Derivative Instruments. Peoples Gas and North Shore Gas use derivative instruments to manage each utility’s cost of gas supply and mitigate price volatility. All such derivative instruments are measured at fair value. The regulated utilities’ tariffs allow for full recovery from their customers of prudently incurred gas supply costs, including gains or losses on these derivative instruments. As a result, SFAS No. 71 allows these mark-to-market derivative gains or losses to be recorded as regulatory assets or regulatory liabilities. Realized gains or losses are recorded as an adjustment to the cost of gas supply in the period that the underlying gas purchase transaction takes place. The costs and benefits of this activity are passed through to customers under the tariffs of Peoples Gas and North Shore Gas. The following table summarizes the market value of these outstanding instruments and other derivative instruments that do not qualify for hedge accounting and are recorded on a mark-to-market basis. All amounts are expected to be settled during the next 12 months.

Weather Risk
The Company’s Gas Distribution earnings vary due to the warmth or severity of the weather. The Company has managed this risk through the purchase of weather insurance and the use of block rates in utility rate design. Block rates help mitigate the effect of warm weather by allowing greater cost recovery on the first volumes through the meter and less on the last volumes. The insurance in place for fiscal 2005 was provided by a subsidiary of X.L. America, Inc. and protected the Company for a portion of lost revenue incurred when weather was more than 5% warmer than normal. In fiscal 2005 the Company recognized as additional revenues $3.5 million in insurance recoveries. No weather insurance was purchased for fiscal 2006 as the Company views the current market pricing for this product as excessive relative to the risk it would protect against.

The Energy Marketing business segment can also be affected by weather variations. Storage, swing supply and weather derivatives are used or are available to protect earnings and ensure performance.

Interest Rate Risk
The Company periodically utilizes derivative instruments that qualify as cash flow hedges to reduce interest rate risk associated with the issuance of debt. During fiscal 2003, the Company entered into treasury lock agreements totaling $115.0 million that hedged the 10-year treasury component of a portion of the total anticipated fiscal 2003 debt financings. On April 24, 2003, in connection with the issuance of the utility subsidiaries’ new debt, the Company unwound all of its treasury lock positions resulting in a $0.7 million loss charged by Peoples Gas and a $0.4 million loss charged by North Shore Gas to other comprehensive income. These amounts are amortized over the 10-year term of the new debt.

The Company uses interest rate derivatives to adjust the portfolio composition of fixed-rate and floating rate debt and it accounts for these derivatives as fair value hedges. In August 2004, the Company entered into a six-month LIBOR-based interest rate swap agreement on $50.0 million of its $325.0 million 6.90% Series A Notes, due January 15, 2011. Under this agreement, the Company will receive the fixed price of 6.90% and pay six-month LIBOR plus a defined spread on the notional amount of $50.0 million. The payments will reset on the 15th day of each January and July until maturity of the Series A Notes.

Credit Risk
The Company has established a credit policy to mitigate the effect of nonperformance on wholesale transactions. Pursuant to this policy, a credit limit is established for all counterparties based on a review of their financial condition. The Company reviews, and changes when necessary, its credit underwriting and monitoring procedures. The Company has adequate financial assurance provisions in its commercial agreements that permit the Company to call for credit support when warranted. Action may include the calling of collateral, adjusting credit lines, changing payment terms or reducing future business. In addition, netting arrangements and requirements to post margin are used to further reduce credit exposure.

Credit risk for the utility companies is spread over a diversified base of residential, commercial and industrial customers. Customers’ payment records are continually monitored and credit deposits are required, when appropriate.

The Company is closely monitoring the creditworthiness of Aquila, one of two companies currently contracting with Elwood for plant capacity and output. Aquila’s senior unsecured debt rating by Moody’s has been B2 since September 2004. In September 2005, Moody’s revised Aquila’s credit outlook from stable to positive. S&P placed Aquila on CreditWatch Positive in September 2005; Aquila’s senior unsecured debt rating remains at B- pending resolution of the CreditWatch. Aquila has provided Elwood with security in the form of letters of credit and a cash escrow equal to one year of capacity payments of approximately $37.6 million.

ITEM 8. Financial Statements and Supplementary Data
Page

Report of Independent Registered Public Accounting Firm
Peoples Energy	48
Peoples Gas	49
North Shore Gas	50

Consolidated Statements of Income for Fiscal Years Ended September 30, 2005, 2004 and 2003
Peoples Energy	51
Peoples Gas	56
North Shore Gas	61

Consolidated Balance Sheets at September 30, 2005 and 2004
Peoples Energy	52
Peoples Gas	57
North Shore Gas	62

Consolidated Capitalization Statements at September 30, 2005 and 2004
Peoples Energy	53
Peoples Gas	58
North Shore Gas	63

Consolidated Statements of Stockholders' Equity for Fiscal Years Ended September 30, 2005, 2004 and 2003
Peoples Energy	54
Peoples Gas	59
North Shore Gas	64

Consolidated Statements of Cash Flows for Fiscal Years Ended September 30, 2005, 2004 and 2003
Peoples Energy	55
Peoples Gas	60
North Shore Gas	65

Notes to Consolidated Financial Statements	66

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Peoples Energy Corporation:

We have audited the accompanying consolidated balance sheets and consolidated capitalization statements of Peoples Energy Corporation and subsidiary companies (the Company) as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2005. Our audits also included the financial statement schedules listed in the Index at Item 15(a)2. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Energy Corporation and subsidiary companies at September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of September 30, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 9, 2005, expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Chicago, Illinois
December 9, 2005
(June 30, 2006 as to the effects of the reclassifications for discontinued operations and reportable segments, as described in Notes 1 and 2).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Peoples Gas Light and Coke Company:

We have audited the accompanying consolidated balance sheets and consolidated capitalization statements of The Peoples Gas Light and Coke Company and subsidiary companies (hereinafter referred to as Peoples Gas, a wholly owned subsidiary of Peoples Energy Corporation) as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the three years in the period ended September 30, 2005. Our audits also included the financial statement schedules listed in the Index at Item 15(a)2. These consolidated financial statements and financial statement schedules are the responsibility of the management of Peoples Gas. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Peoples Gas is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control over financial reporting of Peoples Gas. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Gas at September 30, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Chicago, Illinois
December 9, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To North Shore Gas Company:

We have audited the accompanying consolidated balance sheets and consolidated capitalization statements of North Shore Gas Company and subsidiary companies (hereinafter referred to as North Shore Gas, a wholly owned subsidiary of Peoples Energy Corporation) as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the three years in the period ended September 30, 2005. Our audits also included the financial statement schedules listed in the Index at Item 15(a)2. These consolidated financial statements and financial statement schedules are the responsibility of the management of North Shore Gas. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. North Shore Gas is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control over financial reporting of North Shore Gas. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Shore Gas at September 30, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Chicago, Illinois
December 9, 2005

Peoples Energy Corporation
CONSOLIDATED STATEMENTS OF INCOME

	For Fiscal Years Ended September 30,
	2005	2004	2003
(In Thousands, Except Per-Share Amounts)
Revenues	$2,599,585	$2,260,199	$2,138,394

Operating Expenses:
Cost of energy sold	1,805,369	1,467,777	1,329,023
Operation and maintenance, excluding
restructuring and environmental costs	319,735	322,997	312,843
Restructuring costs	13,141	17,000	-
Environmental costs	30,437	17,384	21,338
Depreciation, depletion and amortization	110,888	118,986	111,666
Taxes, other than income taxes	184,206	169,934	167,105
Losses (gains) on property sales	(3,320)	(2,547)	(339)
Total Operating Expenses	2,460,456	2,111,531	1,941,636

Equity investment income	10,288	4,361	1,532

Operating Income	149,417	153,029	198,290

Other income	5,623	3,808	3,832

Other expense	317	336	789

Interest expense	50,615	48,426	49,441

Income from Continuing Operations Before Income Taxes	104,108	108,075	151,892

Income tax expense	37,260	33,333	54,730

Income from Continuing Operations	66,848	74,742	97,162

Income from discontinued operations, net of income
tax expense of $7,444, $4,500 and $4,453, respectively	11,285	6,822	6,772

Net Income	$78,133	$81,564	$103,934

Average Shares of Common Stock Outstanding
Basic	37,977	37,318	36,054
Diluted	38,140	37,490	36,196

Earnings Per Share of Common Stock
Basic, continuing operations	$1.76	$2.01	$2.69
Basic, discontinued operations	$0.30	$0.18	$0.19
Total - basic earnings per share	$2.06	$2.19	$2.88

Diluted, continuing operations	$1.75	$2.00	$2.68
Diluted, discontinued operations	$0.30	$0.18	$0.19
Total - diluted earnings per share	$2.05	$2.18	$2.87
The Notes to Consolidated Financial Statements are an integral part of these statements.

Peoples Energy Corporation
CONSOLIDATED BALANCE SHEETS

	At September 30,
(In Thousands)	2005	2004
ASSETS
CAPITAL INVESTMENTS:
Property, plant and equipment
Utility plant	$2,634,629	$2,615,002
Oil and gas	555,365	488,275
Other	22,740	19,366
Total property, plant and equipment	3,212,734	3,122,643
Less—Accumulated depreciation, depletion and amortization	1,266,351	1,219,631
Net property, plant and equipment	1,946,383	1,903,012
Investment in equity investees	20,851	22,824
Other investments	13,796	13,338
Total Capital Investments—Net	1,981,030	1,939,174

CURRENT ASSETS:
Cash and cash equivalents	18,186	7,228
Deposits with broker or trustee	25,327	13,891
Receivables—
Customers, net of reserve for uncollectible
accounts of $34,954 and $29,138, respectively	246,393	190,379
Other	4,092	3,150
Derivative assets, at fair value—current	247,612	52,619
Materials and supplies, at average cost	10,468	10,444
Gas in storage	236,995	191,052
Gas costs recoverable through rate adjustments	8,608	20,612
Regulatory assets of utility subsidiaries	30,062	37,076
Prepayments and other	70,887	25,910
Assets of discontinued operations	128,319	124,751
Total Current Assets	1,026,949	677,112

OTHER ASSETS:
Prepaid pension costs	152,720	176,329
Noncurrent regulatory assets of utility subsidiaries	322,163	228,186
Derivative assets, at fair value—noncurrent	7,021	13,010
Deferred charges and other	47,908	60,979
Total Other Assets	529,812	478,504
Total Assets	$3,537,791	$3,094,790

CAPITALIZATION AND LIABILITIES
Total Capitalization (see Consolidated Capitalization Statements)	$1,695,737	$1,767,460

CURRENT LIABILITIES:
Commercial paper	8,148	55,625
Accounts payable	236,212	144,709
Regulatory liabilities of utility subsidiaries	198,550	33,575
Dividends payable	20,791	20,367
Customer deposits	29,803	27,833
Customer credit balances	59,635	52,576
Accrued taxes	26,096	26,056
Gas deliverable to customers	56,129	35,923
Derivative liabilities, at fair value—current	186,854	66,653
Other accrued liabilities	67,702	61,463
Gas costs refundable through rate adjustments	293	29
Accrued interest	11,474	11,307
Deferred credit related to discontinued operations	2,201	2,201
Total Current Liabilities	903,888	538,317

DEFERRED CREDITS AND OTHER LIABILITIES:
Deferred income taxes	446,382	423,356
Investment tax credits	26,373	26,597
Derivative liabilities, at fair value—noncurrent	68,895	44,372
Environmental liabilities	282,411	191,973
Pension and other	114,105	102,715
Total Deferred Credits and Other Liabilities	938,166	789,013
Total Capitalization and Liabilities	$3,537,791	$3,094,790

The Notes to Consolidated Financial Statements are an integral part of these statements.

Peoples Energy Corporation
CONSOLIDATED CAPITALIZATION STATEMENTS

	At September 30,
	2005	2004
(In Thousands, Except Shares)
COMMON STOCKHOLDERS' EQUITY:
Common stock, without par value—
Authorized 60,000,000 shares
Issued 38,400,318 and 37,976,994 shares, respectively	$409,060	$391,159
Treasury stock (243,100 and 243,100 shares, respectively, at cost)	(6,677)	(6,677)
Retained earnings	546,237	550,908
Accumulated other comprehensive income (loss)	(148,466)	(65,307)
Total Common Stockholders' Equity	800,154	870,083

LONG-TERM DEBT:
Peoples Energy Corporation
6.9% Series A, due January 15, 2011	325,000	325,000
Fair value hedge adjustment	(667)	1,047

The Peoples Gas Light and Coke Company
First and Refunding Mortgage Bonds—
6.10% Series FF, due June 1, 2025	-	50,000
4.75% Series HH, due March 1, 2030,
adjustable after July 1, 2014	50,000	50,000
5.00% Series KK, due February 1, 2033	50,000	50,000
3.05% Series LL, due February 1, 2033,
adjustable after February 1, 2008	50,000	50,000
4.00% Series MM-2, due March 1, 2010	50,000	50,000
4.625% Series NN-2, due May 1, 2013	75,000	75,000
4.875% Series QQ, due November 1, 2038,
adjustable after November 1, 2018	75,000	75,000
4.30% Series RR, due June 1, 2035,
adjustable after June 1, 2016	50,000	-
	400,000	400,000

Adjustable Rate Bonds—
Series OO, due October 1, 2037	51,000	51,000
Series PP, due October 1, 2037	51,000	51,000
	102,000	102,000

North Shore Gas Company
First Mortgage Bonds—
5.00% Series M, due December 1, 2028	29,250	29,330
4.625% Series N-2, due May 1, 2013	40,000	40,000
	69,250	69,330

Total Long-Term Debt	895,583	897,377

Total Capitalization	$1,695,737	$1,767,460

The Notes to Consolidated Financial Statements are an integral part of these statements.

Peoples Energy Corporation
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

				Accumulated
				Other
	Common	Treasury	Retained	Comprehensive
(In Thousands, Except Per-Share Amounts)	Stock	Stock	Earnings	Income (Loss)	Total
For Fiscal Year Ended September 30, 2003
Beginning Balance	$301,699	$(6,760)	$522,381	$(10,996)	$806,324
Comprehensive Income
Net income			103,934		103,934
Other comprehensive income
Minimum pension liability adjustment				(23,454)	(23,454)
Unrealized hedge gain or (loss)				(7,305)	(7,305)
Total Comprehensive Income					73,175

Common stock issued	44,846				44,846
Dividends declared on common stock ($2.11)			(76,346)		(76,346)
September 30, 2003 (1) (2)	$346,545	$(6,760)	$549,969	$(41,755)	$847,999

For Fiscal Year Ended September 30, 2004
Comprehensive Income
Net income			81,564		81,564
Other comprehensive income
Minimum pension liability adjustment				16,047	16,047
Unrealized hedge gain or (loss)				(39,599)	(39,599)
Total Comprehensive Income					58,012

Common stock issued	44,614				44,614
Treasury stock		83			83
Dividends declared on common stock ($2.15)			(80,424)		(80,424)
Other			(201)		(201)
September 30, 2004 (1) (2)	$391,159	$(6,677)	$550,908	$(65,307)	$870,083

For Fiscal Year Ended September 30, 2005
Comprehensive Income
Net income			78,133		78,133
Other comprehensive income
Minimum pension liability adjustment				(17,886)	(17,886)
Unrealized hedge gain or (loss)				(65,273)	(65,273)
Total Comprehensive (Loss)					(5,026)

Common stock issued	17,901				17,901
Dividends declared on common stock ($2.175)			(82,695)		(82,695)
Other			(109)		(109)
September 30, 2005 (1) (2)	$409,060	$(6,677)	$546,237	$(148,466)	$800,154
The Notes to Consolidated Financial Statements are an integral part of these statements.

(1)	Accumulated other comprehensive income balance is net of $17.0 million, $5.2 million, and $15.8 million of deferred income tax credits related to minimum pension liabilities at September 30, 2005, 2004 and 2003, respectively.

(2)	Accumulated other comprehensive income balance is net of $80.9 million, $37.9 million and $11.7 million of deferred income tax credits related to unrealized hedge losses at September 30, 2005, 2004 and 2003, respectively.

Peoples Energy Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Fiscal Years Ended September 30,
(In Thousands)	2005	2004	2003
Operating Activities:
Net income	$78,133	$81,564	$103,934
Adjustments to reconcile net income to cash provided by operations:
Depreciation, depletion and amortization	116,226	125,212	116,773
Deferred income taxes and investment tax credits—net	19,614	17,003	25,404
Change in undistributed earnings from equity investments	(10,150)	(8,327)	4,740
Mark-to-market gain or loss included in net income	11,100	625	33
Pension funding (greater) less than expense	(4,536)	10,741	(1,861)
Other adjustments	7,490	(20,133)	10,919
Net changes in:
Receivables—net	(56,956)	22,734	(12,999)
Gas in storage, excluding fair value adjustments	(28,344)	(25,210)	(76,052)
Gas costs recoverable/refundable through rate adjustments	12,268	(2,957)	(7,436)
Accounts payable	88,900	(14,025)	33,091
Gas deliverable to customers	20,206	12,431	9,318
Other accrued liabilities	6,239	20,992	(892)
Accrued interest	167	308	(583)
Accrued taxes	8,813	(18,676)	(1,553)
Prepayments and other	12,982	10	2,943
Net Cash Provided by (Used in) Operating Activities	282,152	202,292	205,779

Investing Activities:
Capital spending	(162,758)	(189,389)	(187,151)
Return of capital investments	10,359	14,692	7,930
Decrease (increase) in deposits with broker or trustee	(11,436)	5,470	9,284
Proceeds from sale of assets	4,934	3,727	347
Other	2,711	737	91
Net Cash Provided By (Used in) Investing Activities	(156,190)	(164,763)	(169,499)

Financing Activities:
Proceeds from (payment of) overdraft facility	2,604	(597)	(11,494)
Retirement of commercial paper	(47,477)	(325)	(29,922)
Retirement of short-term debt	-	(152,000)	(50,000)
Issuance of long-term debt	47,947	223,608	259,319
Retirement of long-term debt	(51,794)	(76,515)	(165,419)
Proceeds from issuance of common stock	15,988	41,383	44,846
Dividends paid on common stock	(82,272)	(79,503)	(75,395)
Net Cash Provided by (Used in) Financing Activities	(115,004)	(43,949)	(28,065)

Net Increase (Decrease) in Cash and Cash Equivalents	10,958	(6,420)	8,215
Cash and Cash Equivalents at Beginning of Period	7,228	13,648	5,433
Cash and Cash Equivalents at End of Period	$18,186	$7,228	$13,648

Supplemental information:
Income taxes paid, net of refunds	$15,334	$37,264	$16,376
Interest paid, net of amounts capitalized	$49,295	$46,363	$46,525

The Notes to Consolidated Financial Statements are an integral part of these statements.

The Peoples Gas Light and Coke Company
CONSOLIDATED STATEMENTS OF INCOME

	For Fiscal Years Ended September 30,
	2005	2004	2003
(In Thousands)
Revenues	$1,424,703	$1,279,375	$1,291,669

Operating Expenses:
Gas costs	853,453	723,771	697,824
Operation and maintenance, excluding
restructuring and environmental costs	231,709	242,023	230,207
Restructuring costs	8,790	9,686	-
Environmental costs	28,574	16,206	20,534
Depreciation and amortization	56,178	61,872	60,508
Taxes, other than income taxes	152,533	140,348	138,140
Losses (gains) on property sales	(2,093)	(2,339)	(339)
Total Operating Expenses	1,329,144	1,191,567	1,146,874

Operating Income	95,559	87,808	144,795

Other income	4,350	3,123	3,178

Other expense	105	44	325

Interest expense	23,781	21,114	22,314

Income Before Income Taxes	76,023	69,773	125,334

Income tax expense	26,690	24,397	45,752

Net Income	$49,333	$45,376	$79,582

The Notes to Consolidated Financial Statements are an integral part of these statements.

The Peoples Gas Light and Coke Company
CONSOLIDATED BALANCE SHEETS

	At September 30,
	2005	2004
(In Thousands)
ASSETS
CAPITAL INVESTMENTS:
Property, plant and equipment	$2,271,716	$2,258,516
Less—Accumulated depreciation and amortization	904,200	901,938
Net property, plant and equipment	1,367,516	1,356,578
Other investments	1,548	1,776
Total Capital Investments—Net	1,369,064	1,358,354

CURRENT ASSETS:
Cash and cash equivalents	-	6
Deposits with broker or trustee	38	-
Receivables—
Customers, net of reserve for uncollectible
accounts of $31,947 and $26,536, respectively	113,946	109,506
Intercompany receivables	189,794	33,388
Other	2	1,193
Materials and supplies, at average cost	9,238	9,169
Gas in storage, at last-in, first-out cost	106,242	107,275
Gas costs recoverable through rate adjustments	6,889	17,950
Regulatory assets	28,061	34,522
Other	9,127	6,865
Total Current Assets	463,337	319,874

OTHER ASSETS:
Prepaid pension costs	153,110	175,279
Noncurrent regulatory assets	256,180	180,690
Deferred charges and other	35,490	52,161
Total Other Assets	444,780	408,130
Total Assets	$2,277,181	$2,086,358

CAPITALIZATION AND LIABILITIES
Total Capitalization (see Consolidated Capitalization Statements)	$1,115,272	$1,131,520
CURRENT LIABILITIES:
Commercial paper	-	31,000
Other short-term debt—intercompany	360	-
Accounts payable	98,069	70,222
Intercompany payables	22,573	36,676
Regulatory liabilities	166,745	27,923
Customer deposits	27,314	25,692
Customer credit balances	49,873	43,831
Accrued taxes	24,089	22,544
Gas deliverable to customers	51,456	32,464
Other accrued liabilities	30,647	37,975
Gas costs refundable through rate adjustments	29	29
Accrued interest	5,559	5,532
Total Current Liabilities	476,714	333,888

DEFERRED CREDITS AND OTHER LIABILITIES:
Deferred income taxes	365,016	376,745
Investment tax credits	23,514	23,735
Environmental liabilities	217,611	143,644
Pension and other	79,054	76,826
Total Deferred Credits and Other Liabilities	685,195	620,950
Total Capitalization and Liabilities	$2,277,181	$2,086,358

The Notes to Consolidated Financial Statements are an integral part of these statements.

The Peoples Gas Light and Coke Company
CONSOLIDATED CAPITALIZATION STATEMENTS

	At September 30,
	2005	2004
(In Thousands, Except Shares)
COMMON STOCKHOLDER'S EQUITY:
Common stock, without par value—
Authorized 40,000,000 shares
Outstanding 24,817,566 shares	$165,307	$165,307
Retained earnings	469,447	471,293
Accumulated other comprehensive income (loss)	(21,482)	(7,080)
Total Common Stockholder's Equity	613,272	629,520

LONG-TERM DEBT:
First and Refunding Mortgage Bonds—
6.10% Series FF, due June 1, 2025	-	50,000
4.75% Series HH, due March 1, 2030,
adjustable after July 1, 2014	50,000	50,000
5.00% Series KK, due February 1, 2033	50,000	50,000
3.05% Series LL, due February 1, 2033,
adjustable after February 1, 2008	50,000	50,000
4.00% Series MM-2, due March 1, 2010	50,000	50,000
4.625% Series NN-2, due May 1, 2013	75,000	75,000
4.875% Series QQ, due November 1, 2038,
adjustable after November 1, 2018	75,000	75,000
4.30% Series RR, due June 1, 2035,
adjustable after June 1, 2016	50,000	-
	400,000	400,000

Adjustable Rate Bonds—
Series OO, due October 1, 2037	51,000	51,000
Series PP, due October 1, 2037	51,000	51,000
	102,000	102,000

Total Long-Term Debt	502,000	502,000

Total Capitalization	$1,115,272	$1,131,520

The Notes to Consolidated Financial Statements are an integral part of these statements.

The Peoples Gas Light and Coke Company
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

			Accumulated
			Other
	Common	Retained	Comprehensive
(In Thousands)	Stock	Earnings	Income (Loss)	Total
For Fiscal Year Ended September 30, 2003	$165,307	$471,070	$(491)	$635,886
Beginning Balance
Comprehensive Income
Net income		79,582		79,582
Other comprehensive income
Minimum pension liability adjustment			(20,151)	(20,151)
Unrealized hedge gain or (loss)			(410)	(410)
Total Comprehensive Income				59,021

Dividends declared on common stock		(68,424)		(68,424)
September 30, 2003 (1) (2)	$165,307	$482,228	$(21,052)	$626,483

For Fiscal Year Ended September 30, 2004
Comprehensive Income
Net income		45,376		45,376
Other comprehensive income
Minimum pension liability adjustment			13,929	13,929
Unrealized hedge gain or (loss)			43	43
Total Comprehensive Income				59,348

Dividends declared on common stock		(56,200)		(56,200)
Other		(111)		(111)
September 30, 2004 (1) (2)	$165,307	$471,293	$(7,080)	$629,520

For Fiscal Year Ended September 30, 2005
Comprehensive Income
Net income		49,333		49,333
Other comprehensive income
Minimum pension liability adjustment			(14,444)	(14,444)
Unrealized hedge gain or (loss)			42	42
Total Comprehensive Income				34,931

Dividends declared on common stock		(51,300)		(51,300)
Other		121		121
September 30, 2005 (1) (2)	$165,307	$469,447	$(21,482)	$613,272
The Notes to Consolidated Financial Statements are an integral part of these statements.

(1)	Accumulated other comprehensive income balance is net of $14.0 million, $4.4 million, and $13.6 million of deferred income tax credits related to minimum pension liabilities at September 30, 2005, 2004 and 2003, respectively.

(2)	Accumulated other comprehensive income balance is net of $0.2 million, $0.2 million and $0.3 million of deferred income tax credits related to unrealized hedge losses at September 30, 2005, 2004 and 2003, respectively.

The Peoples Gas Light and Coke Company
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Fiscal Years Ended September 30,
	2005	2004	2003
(In Thousands)
Operating Activities:
Net Income	$49,333	$45,376	$79,582
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	60,652	66,599	64,897
Deferred income taxes and investment tax credits—net	(3,271)	2,917	17,126
Pension funding (greater) less than expense	(4,016)	2,977	(4,402)
Other adjustments	17,197	(10,911)	(895)
Net changes in:
Receivables—net	(3,249)	23,519	(1,505)
Intercompany receivables	(11,480)	25,391	(25,722)
Gas in storage	1,033	4,717	(46,628)
Gas costs recoverable/refundable through rate adjustments	11,061	4,392	(15,283)
Accounts payable	25,610	(10,453)	29,472
Intercompany accounts payable	(14,103)	(9,044)	42,349
Gas deliverable to customers	18,993	11,267	8,836
Other accrued liabilities	(7,329)	6,379	(14,866)
Accrued interest	27	471	(147)
Accrued taxes	29	(3,633)	(9,852)
Other	7,953	4,373	4,209
Net Cash Provided by (Used in) Operating Activities	148,440	164,337	127,171

Investing Activities:
Capital spending	(73,021)	(67,750)	(73,007)
Decrease (increase) in deposits with broker or trustee	(38)	11,080	10,722
Proceeds from sale of assets	3,431	2,478	347
Other	2,938	669	96
Net Cash Provided by (Used in) Investing Activities	(66,690)	(53,523)	(61,842)

Financing Activities:
Proceeds from (payment of) overdraft facility	2,237	666	(11,188)
Issuance (retirement) of commercial paper	(31,000)	(24,949)	(26,722)
Retirement of short-term debt	-	(176,400)	(41,075)
Issuance of short-term debt	360	-	-
Issuance of long-term debt	47,947	222,575	219,743
Retirement of long-term debt	(50,000)	(76,500)	(125,750)
Dividends paid on common stock	(51,300)	(56,200)	(80,337)
Net Cash Provided by (Used in) Financing Activities	(81,756)	(110,808)	(65,329)

Net Increase (Decrease) in Cash and Cash Equivalents	(6)	6	-
Cash and Cash Equivalents at Beginning of Period	6	-	-
Cash and Cash Equivalents at End of Period	$-	$6	$-

Supplemental information:
Income taxes paid, net of refunds	$28,321	$29,933	$28,539
Interest paid, net of amounts capitalized	$22,391	$19,572	$19,897

The Notes to Consolidated Financial Statements are an integral part of these statements.

North Shore Gas Company
CONSOLIDATED STATEMENTS OF INCOME

	For Fiscal Years Ended September 30,
	2005	2004	2003
(In Thousands)
Revenues	$260,461	$222,711	$232,005

Operating Expenses:
Gas costs	180,923	144,747	150,054
Operation and maintenance, excluding
restructuring and environmental costs	33,713	32,663	30,674
Restructuring costs	622	882	-
Environmental costs	1,863	1,178	804
Depreciation	5,716	7,066	7,071
Taxes, other than income taxes	16,578	16,003	16,491
Losses (gains) on property sales	1	(1,160)	-
Total Operating Expenses	239,416	201,379	205,094

Operating Income	21,045	21,332	26,911

Other income	826	392	383

Other expense	112	217	434

Interest expense	3,706	3,688	3,603

Income Before Income Taxes	18,053	17,819	23,257

Income tax expense	6,656	6,743	8,712

Net Income	$11,397	$11,076	$14,545

The Notes to Consolidated Financial Statements are an integral part of these statements.

North Shore Gas Company
CONSOLIDATED BALANCE SHEETS

	At September 30,
	2005	2004
(In Thousands)
ASSETS
CAPITAL INVESTMENTS:
Property, plant and equipment	$362,912	$356,486
Less—Accumulated depreciation	144,504	141,346
Net property, plant and equipment	218,408	215,140
Total Capital Investments—Net	218,408	215,140

CURRENT ASSETS:
Cash and cash equivalents	10,545	2
Receivables—
Customers, net of reserve for uncollectible
accounts of $1,455 and $943, respectively	14,209	12,157
Intercompany receivables	39,815	20,629
Other	-	1,335
Materials and supplies, at average cost	1,230	1,275
Gas in storage, at last-in, first-out cost	14,231	14,921
Gas costs recoverable through rate adjustments	1,719	2,662
Regulatory assets	2,001	2,553
Other	371	1,458
Total Current Assets	84,121	56,992

OTHER ASSETS:
Noncurrent regulatory assets	65,983	47,496
Deferred charges and other	2,677	3,358
Total Other Assets	68,660	50,854
Total Assets	$371,189	$322,986

CAPITALIZATION AND LIABILITIES
Total Capitalization (see Consolidated Capitalization Statements)	$172,186	$173,009
CURRENT LIABILITIES:
Other short-term debt–intercompany	-	3,810
Accounts payable	21,879	12,697
Intercompany payables	2,722	6,220
Regulatory liabilities	32,485	5,652
Customer deposits	2,489	2,141
Customer credit balances	8,761	7,130
Accrued taxes	2,904	1,679
Gas deliverable to customers	4,673	3,459
Other accrued liabilities	3,504	2,252
Gas costs refundable through rate adjustments	264	-
Accrued interest	1,284	1,270
Total Current Liabilities	80,965	46,310

DEFERRED CREDITS AND OTHER LIABILITIES:
Deferred income taxes	39,061	35,652
Investment tax credits	2,859	2,862
Environmental liabilities	64,800	48,329
Pension and other	11,318	16,824
Total Deferred Credits and Other Liabilities	118,038	103,667
Total Capitalization and Liabilities	$371,189	$322,986

The Notes to Consolidated Financial Statements are an integral part of these statements.

North Shore Gas Company
CONSOLIDATED CAPITALIZATION STATEMENTS

	At September 30,
	2005	2004
(In Thousands, Except Shares)
COMMON STOCKHOLDER'S EQUITY:
Common stock, without par value—
Authorized 5,000,000 shares
Outstanding 3,625,887 shares	$24,757	$24,757
Retained earnings	80,555	80,258
Accumulated other comprehensive income (loss)	(2,376)	(1,336)
Total Common Stockholder's Equity	102,936	103,679

LONG-TERM DEBT:
First Mortgage Bonds—
5.00% Series M, due December 1, 2028	29,250	29,330
4.625% Series N-2, due May 1, 2013	40,000	40,000
Total Long-Term Debt	69,250	69,330

Total Capitalization	$172,186	$173,009

The Notes to Consolidated Financial Statements are an integral part of these statements.

North Shore Gas Company
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

			Accumulated
			Other
	Common	Retained	Comprehensive
(In Thousands)	Stock	Earnings	Income (Loss)	Total

For Fiscal Year Ended September 30, 2003
Beginning Balance	$24,757	$77,726	$-	$102,483
Comprehensive Income
Net income		14,545		14,545
Other comprehensive income
Minimum pension liability adjustment			(2,059)	(2,059)
Unrealized hedge gain or (loss)			(219)	(219)
Total Comprehensive Income				(2,278)

Dividends declared on common stock		(11,389)		(11,389)
September 30, 2003 (1)	$24,757	$80,882	$(2,278)	$103,361

For Fiscal Year Ended September 30, 2004
Comprehensive Income
Net income		11,076		11,076
Other comprehensive income
Minimum pension liability adjustment			919	919
Unrealized hedge gain or (loss)			23	23
Total Comprehensive Income				942

Dividends declared on common stock		(11,700)		(11,700)
September 30, 2004 (1)	$24,757	$80,258	$(1,336)	$103,679

For Fiscal Year Ended September 30, 2005
Comprehensive Income
Net income		11,397		11,397
Other comprehensive income
Minimum pension liability adjustment			(1,063)	(1,063)
Unrealized hedge gain or (loss)			23	23
Total Comprehensive Income				(1,040)

Dividends declared on common stock		(11,100)		(11,100)
September 30, 2005 (1)	$24,757	$80,555	$(2,376)	$102,936
The Notes to Consolidated Financial Statements are an integral part of these statements.

(1)	Accumulated other comprehensive income balance is net of $1.5 million, $0.8 million and $1.4 million deferred income tax credits related to the minimum pension liabilities and $0.1 million, $0.1 million and $0.1 million deferred income tax credits related to unrealized hedge losses at September 30, 2005, 2004, and 2003, respectively.

North Shore Gas Company
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Fiscal Years Ended September 30,
	2005	2004	2003
(In Thousands)
Operating Activities:
Net Income	$11,397	$11,076	$14,545
Adjustments to reconcile net income to cash provided by operations:
Depreciation	6,548	8,403	7,631
Deferred income taxes and investment tax credits—net	6,015	3,095	1,452
Pension funding (greater) less than expense	(6,949)	2,801	1,675
Other adjustments	(1,671)	(270)	(2,199)
Net changes in:
Receivables—net	(717)	3,398	(2,741)
Intercompany receivables	9,207	(12,471)	136
Gas in storage	690	(5,478)	87
Gas costs recoverable/refundable through rate adjustments	1,207	(7,349)	7,848
Accounts payable	8,968	(348)	7,492
Intercompany accounts payable	(3,498)	(3,840)	6,516
Gas deliverable to customers	1,213	1,164	482
Other accrued liabilities	1,253	680	(4,880)
Accrued interest	14	(6)	(428)
Accrued taxes	1,776	1,871	(3,669)
Other	45	499	(1,050)
Net Cash Provided by (Used in) Operating Activities	35,498	3,225	32,897

Investing Activities:
Capital spending	(9,815)	(10,592)	(8,992)
Decrease (increase) in deposits with broker or trustee	-	2,766	2,296
Intercompany note receivable	(360)	-	-
Proceeds from sale of assets	-	1,250	-
Other	(4)	(693)	13
Net Cash Provided by (Used in) Investing Activities	(10,179)	(7,269)	(6,683)

Financing Activities:
Proceeds from (payment of) overdraft facility	214	(157)	(415)
Issuance of short-term debt	-	3,810	-
Retirement of short-term debt	(3,810)	-	(2,210)
Issuance of long-term debt	-	-	39,577
Retirement of long-term debt	(80)	(15)	(39,669)
Dividends paid on common stock	(11,100)	(11,700)	(11,389)
Net Cash Provided by (Used in) Financing Activities	(14,776)	(8,062)	(14,106)

Net Increase (Decrease) in Cash and Cash Equivalents	10,543	(12,106)	12,108
Cash and Cash Equivalents at Beginning of Period	2	12,108	-
Cash and Cash Equivalents at End of Period	$10,545	$2	$12,108

Supplemental information:
Income taxes paid, net of refunds	$(1,150)	$3,295	$7,805
Interest paid, net of amounts capitalized	$3,531	$3,456	$3,753

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1: Summary of Significant Accounting Policies

A. General
Peoples Energy Corporation (the Company or Peoples Energy) is a holding company whose income is derived principally from its regulated utility subsidiaries, The Peoples Gas Light and Coke Company (Peoples Gas) and North Shore Gas Company (North Shore Gas). The utilities are primarily engaged in the sale and transportation of natural gas to residential, commercial and industrial customers in Chicago and the northeast section of Illinois. Peoples Gas’ and North Shore Gas’ utility operations are subject to regulation by the Commission. Regulated operations are accounted for in accordance with SFAS No. 71. This standard controls the application of GAAP for companies whose rates are determined by an independent regulator such as the Commission. Under this standard, certain costs or revenues are deferred on the balance sheet until recovered or refunded through rates. Other business segments of the Company include Oil and Gas Production, Energy Marketing (both retail and wholesale activity), Energy Assets (primarily power generation), and Corporate and Other.

The Company makes certain estimates and assumptions in preparing its consolidated financial statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from those estimates.

All subsidiaries are included in the consolidated financial statements. All significant intercompany transactions have been eliminated in consolidation. Investments for which the Company or its subsidiaries have at least a 20% interest, but less than a majority ownership, are accounted for under the equity method, as the Company has the ability to exercise significant influence, but not control, over the investee’s operating and financial policies.

B. Discontinued Operations

The Company announced in February, 2006 its intention to exit the power generation business and is actively engaged in discussions regarding the sale of its 50% interest in the Elwood power generation facility, and its 100% interest in a fully-permitted power development site in Oregon. On May 31, 2006, the Company completed the sale of its 27% interest in the Southeast Chicago Energy Project facility to Exelon Generation Company, LLC. On January 31, 2006, the Company sold its 100% interest in the Valencia Energy power development site in New Mexico. Through two partnerships and the development sites, the Company owned approximately 800 net Megawatts of power generation assets, with a book value of approximately $126.5 million at September 30, 2005. The Company expects to close on the sale of the remaining assets during fiscal 2006.

The operating results of the Company’s power generation business were reported under the Power Generation segment and included in consolidated operating income prior to the change in segment reporting described below and the treatment as discontinued operations. Effective in the second quarter of fiscal 2006, the Company reports the results of operations of its power generation business as discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). Results of operations and assets for all periods have been reclassified to conform with the discontinued operations presentation.

The following table summarizes the power generation items which are reflected as assets of and deferred credit related to discontinued operations in the Company’s consolidated balance sheets.

	September 30,
	2005	2004
(In Thousands)
Investments in unconsolidated affiliates	$115,168	$112,995
Other investments	12,245	10,583
Property, plant and equipment, net	906	1,173
Total assets	$128,319	$124,751

Deferred credit	$2,201	$2,201

The summarized financial results for the Company’s discontinued operations were as follows:

Fiscal Year Ended September 30,	2005	2004	2003
(In Thousands)
Operation and maintenance	$(2,009)	$(4,055)	$(4,468)
Taxes, other than income taxes	(63)	(104)	(112)
Impairments and losses on property sales	(143)	-	-
Equity investment income	20,944	15,481	15,805
Income before income taxes	18,729	11,322	11,225
Income tax expense	7,444	4,500	4,453
Income from discontinued operations, net of
income taxes	$11,285	$6,822	$6,772

C. Use of Fair Value Measurements

The Company reports certain contracts and instruments at fair value in accordance with GAAP. Fair value is based on actively quoted market prices, if available. In the absence of actively quoted market prices, the Company seeks indicative price information from external sources, including broker quotes and industry publications. If pricing information from external sources is not available, the Company must estimate prices based on available historical and near-term future price information and certain statistical methods, including regression analysis.

For options and contracts with option-like characteristics where pricing information is not available from external sources, the Company uses a modified Black-Scholes model and considers time value, the volatility of the underlying commodities and other relevant assumptions when estimating fair value. If pricing information is not available from external sources, judgment is required to develop the estimates of fair value. For individual contracts, the use of different assumptions could have a material effect on the contract’s estimated fair value.

The following table summarizes the carrying amounts and fair values of long-term debt financial instruments included in the Consolidated Balance Sheets of the Company, Peoples Gas and North Shore Gas.

(In Millions)	Peoples Energy		Peoples Gas		North Shore Gas
Long-term debt including current portion	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
At September 30, 2005	$895.6	$912.8	$502.0	$499.9	$69.3	$67.4
At September 30, 2004	$897.4	$930.7	$502.0	$502.9	$69.3	$69.3

The estimated fair values are determined based on the long-term debt interest rates that are currently available for issuance of debt with similar terms, call dates and remaining maturities. The carrying amount of all other financial instruments approximate fair value.

Considerable judgment is required to develop the fair value estimates; therefore, the values are not necessarily indicative of the amounts that could be realized in a current market exchange. The fair value estimates are based on information available to management as of each fiscal year-end. Management is not aware of any subsequent factors that would affect significantly the estimated fair value amounts.

D. Revenue Recognition
Natural gas and electricity sales and transportation revenues for the utilities and Peoples Energy Services Corporation are recorded on the accrual basis for all gas and electricity delivered during the month, including an estimate for gas and electricity delivered but unbilled at the end of each month. The amount of accrued unbilled revenue included in gross receivables from customers is summarized below.

	September 30,
(In Thousands)	2005	2004
Peoples Gas	$32,282	$30,755
North Shore Gas	6,136	5,322
Peoples Energy Services	19,362	13,829
Consolidated Peoples Energy	$57,780	$49,906

In Illinois, delivering, supplying, furnishing or selling gas for use or consumption and not for resale is subject to state and, in some cases, municipal taxes (revenue taxes). The Illinois Public Utilities Act provides that the tax may be recovered from utility customers by adding an additional charge to customers' bills. These taxes are due only to the extent they are collected as cash receipts as opposed to amounts billed. As a result, most revenue taxes are reported on a gross basis, whereby the billed amounts for the recovery of these taxes are included in revenues and an offsetting expense amount (net of an administrative fee) representing the expected cash payment of the taxes is included in taxes, other than income taxes on the income statement. Revenue tax amounts included in utility revenues are as follows:

	For Fiscal Years Ended September 30,
(In Thousands)	2005	2004	2003
Peoples Gas	$133,987	$124,797	$129,424
North Shore Gas	13,119	12,125	12,860
Consolidated Peoples Energy	$147,106	$136,922	$142,284

In the Oil and Gas production segment, natural gas and crude oil production revenues are recorded on the entitlement method. Under the entitlement method, revenue is recorded when title is transferred based on the Company's net interest. The Company records its entitled share of revenues based on estimated monthly production volumes. Subsequently, these estimated volumes are adjusted to reflect actual volumes that are supported by third party statements and/or cash receipts.

E. Weather Insurance
The Company was partially protected from the impact of unusually mild weather by a weather insurance program subject to certain deductibles and maximums for fiscal year 2005. The contract settled annually at the fiscal year-end. The insurance proceeds are reported as revenue and the premium is charged to operating expense based on the guidance of EITF 99-02. The Company recorded $3.5 million in weather insurance recovery as revenue in 2005 and no revenue was recorded in 2004 or 2003.

F. Income Taxes
The Company follows the asset and liability method of accounting for deferred income taxes. Under this method, deferred income taxes have been recorded using currently enacted tax rates for the differences between the tax basis of assets and liabilities and the basis reported in the financial statements. Due to the effects of regulation on Peoples Gas and North Shore Gas, certain adjustments made to deferred income taxes are, in turn, recorded as regulatory assets (liabilities). (See Note 11C.)

Income taxes allocated to Peoples Gas and North Shore Gas are included in the consolidated tax return of the Company. The separate return method has not been used, but the principles of that method are generally followed. Deferred taxes exist at Peoples Gas and North Shore Gas only if the temporary differences that generate those deferred taxes are derived from assets and liabilities of Peoples Gas and North Shore Gas. Additionally, the taxable income of Peoples Gas and North Shore Gas is the basis for recording current income tax expense and cash payments by each utility. Finally, tax benefits of loss companies, or tax credits such as Section 29 credits from nonutility subsidiaries of the Company, are allocated to those nonutility subsidiaries.

There are specific deviations from the separate return method. North Shore Gas could be an alternative minimum tax (AMT) taxpayer if it were a stand-alone company but only records a deferred tax asset and pays amounts to the Company if the entire group is an AMT taxpayer. North Shore Gas uses the federal income tax marginal rate of 35%, but on a stand-alone basis, it would use a marginal rate between 34% and 35%. Finally, if Peoples Gas or North Shore Gas were to have a capital loss, and another member of the group had capital gains to offset that loss, no deferred tax asset or increase to income tax expense would result.

Each utility subsidiary within the consolidated group nets its income tax-related regulatory assets and liabilities. At September 30, 2005 and 2004, net regulatory income tax assets for both the Company and Peoples Gas amounted to $23.1 million and $23.7 million, respectively. At September 30, 2005 and 2004, net regulatory income tax liabilities for both the Company and North Shore Gas recorded in other liabilities equaled $2.0 million and $2.6 million, respectively.

Investment tax credits have been deferred and are being amortized to income over the remaining book lives of related property.

As a result of qualified production from oil and gas reserves that were acquired in December 1999, the Company recognized $1.1 million of Section 29 tax credits in fiscal 2003. Section 29 tax credits expired on December 31, 2002.

G. Stock Compensation Plans
The 2004 Incentive Compensation Plan (2004 Plan) was approved by shareholders at the Company’s annual meeting held on February 27, 2004. The 2004 Plan is comprised of two sub-plans, the Long-Term Plan and the Short-Term Plan. The 2004 Plan effectively replaced the Company’s LTIC Plan and Short-Term Incentive Compensation Plan. The 2004 Plan does not provide for the grant of stock options, but instead provides for the issuance of restricted stock, RSUs and performance shares. No expense has been accrued through September 30, 2005 with respect to performance shares awarded under the 2004 Plan based upon current estimates of Company performance.

As allowed under SFAS No. 148, the Company has chosen to continue accounting for stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25 through fiscal 2005 (see Note 1N). Therefore, no compensation cost has been recognized for non-qualified stock options (under the superceded LTIC Plan and the DSOP with exercise prices equal to or greater than market prices at the date of grant) and shares issued under the ESPP.

Stock-based employee compensation cost relative to SARs, RSAs and directors fees paid in stock included in reported net income for fiscal 2005, 2004 and 2003 totaled $2.0 million, $1.8 million and $4.7 million, respectively. Had compensation cost for stock options and shares issued under the superseded LTIC Plan, DSOP and ESPP been determined under the fair value method consistent with SFAS No. 123, the Company’s net income and earnings per share would have been reduced to the following pro forma amounts:

	For Fiscal Years Ended September 30,
	2005	2004	2003
(In Thousands, Except Per-Share Amounts)
Net income as reported	$78,133	$81,564	$103,934
Pro forma LTIC, DSOP and ESPP compensation expense under SFAS No. 123	32	13	830
Pro forma net income	$78,101	$81,551	$103,104
Earnings per average common share:
Basic	$2.06	$2.19	$2.88
Diluted	2.05	2.18	2.87
Pro forma basic	2.06	2.19	2.86
Pro forma diluted	2.05	2.18	2.85

The following table summarizes the assumptions used to calculate the fair value of each option grant. The pro forma disclosures are based upon recognizing expense over the vesting period of the options, the longest of which is 12 months. As all outstanding options became fully vested as of December 31, 2003, the following amortizations relate only to activity through the first quarter of fiscal 2004.

	For Fiscal Years Ended September 30,
	2005	2004	2003
Expected volatility	N/A	25.9%	25.8%
Dividend yield	N/A	5.2%	5.1%
Risk-free interest rate	N/A	2.5%	2.1%
Expected lives (years)	N/A	2	3
Weighted-average fair value	N/A	$3.83	$3.36

H. Property, Plant and Equipment
Property, plant and equipment is stated at original cost and includes amounts for capitalized labor costs, payroll taxes, employee benefit costs, administrative costs and an allowance for funds used during construction or capitalized interest as appropriate.

The Company’s utility subsidiaries charge the cost of maintenance and repairs of property and minor renewals and improvements of property to maintenance expense. When depreciable property is retired, its original cost is charged to the accumulated provision for depreciation. The provision for depreciation substantially reflects the systematic amortization of the original cost of depreciable property, net of the accumulated reserve for depreciation, over the estimated composite remaining useful lives on the straight-line method. Additionally, actual dismantling cost, net of salvage, is recorded as depreciation expense in the month incurred. In April 2005, the Commission approved new depreciation rates for both Peoples Gas and North Shore Gas that reflect longer useful lives on utility plant. The $6.6 million impact ($5.4 million for Peoples Gas and $1.2 million for North Shore Gas) of the depreciation change was retroactive to October 1, 2004, the effective date of the Commission Depreciation Order.

Diversified businesses’ depreciable properties, other than oil and gas producing properties, are amortized over their estimated useful lives. Gains and losses are recognized at the time of asset sale or disposition.

The consolidated provision for depreciation and amortization for the Company, expressed as an annual percentage of the original cost of depreciable property, was 2.7%, 3.0% and 3.0% for fiscal years 2005, 2004 and 2003, respectively. For Peoples Gas the annual percentage was 2.7%, 3.0% and 3.0% for fiscal years 2005, 2004 and 2003, respectively. For North Shore Gas the annual percentage was 1.8%, 2.3% and 2.3% for fiscal years 2005, 2004 and 2003, respectively.

In the case of oil and gas producing properties, the Company is amortizing associated capitalized costs by utilizing the successful efforts method of accounting on the units-of-production method based on estimated proved oil and gas reserves. The fiscal 2005, 2004 and 2003 average rate of depletion was $1.87, $1.69 and $1.62 per Mcfe unit of production, respectively.

The Company performs an evaluation for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets or intangible assets with finite lives may not be recoverable. These assets are written down to fair value if the sum of the expected future undiscounted cash flows is less than the carrying amounts. There were no impairments recorded in 2005. Impairments recorded in 2004 and 2003 were $1.1 million in the Energy Marketing segment and $1.3 million in the Oil and Gas Production segment, respectively and are included in losses (gains) on property sales in the income statement.

I. Gas in Storage
The Company’s utility subsidiaries price storage injections at the fiscal-year average of the costs of natural gas supply purchased. Withdrawals from storage for the utilities are priced on the LIFO cost method. The estimated replacement cost of gas in inventory at September 30, 2005 and 2004, exceeded the LIFO cost by approximately $583.3 million and $233.8 million, respectively.

The estimated replacement cost of gas in inventory for Peoples Gas at September 30, 2005 and 2004, exceeded the LIFO cost by approximately $498.4 million and $197.9 million, respectively. The estimated replacement cost of gas in inventory for North Shore Gas at September 30, 2005 and 2004 exceeded the LIFO cost by approximately $84.9 million and $35.9 million, respectively. Both Peoples Gas’ and North Shore Gas’ calculation used a year-end Chicago city-gate gas price per Dth of $11.70 for fiscal 2005 and $5.88 for fiscal 2004.

The Energy Marketing and Energy Assets segments account for gas in inventory using the average cost method. A portion of gas in storage for Energy Marketing is reported at fair value to reflect the effects of fair value hedge accounting in accordance with SFAS No. 133.

J. Regulated Operations
Peoples Gas’ and North Shore Gas’ utility operations are subject to regulation by the Commission. Regulated operations are accounted for in accordance with SFAS No. 71. This standard controls the application of GAAP for companies whose rates are determined by an independent regulator such as the Commission. Under this standard, certain costs or revenues are deferred on the balance sheet until recovered or refunded through rates.

The table below summarizes the regulatory assets and liabilities of Peoples Gas and North Shore Gas that were reflected on the Consolidated Balance Sheets.

	Peoples Gas		North Shore Gas
	September 30,		September 30,
	2005	2004	2005	2004
(In Thousands)
Regulatory assets of subsidiaries
Environmental costs, net of recoveries (see Note 6A)	$248,520	$174,522	$65,834	$46,719
Income tax (see Note 1F)	23,120	23,746	-	-
Gas costs recoverable through rate adjustments	6,889	17,950	1,719	2,662
Discount, premium, expenses and loss on reacquired bonds	12,208	11,152	2,150	2,262
Gas costs hedging program (see Note 1K)	-	5,514	-	1,068
Other	393	278	-	-
Total regulatory assets of subsidiaries	291,130	233,162	69,703	52,711

Regulatory liabilities of subsidiaries
Income tax (see Note 1F)	-	-	2,001	2,550
Gas costs hedging program (see Note 1K)	167,125	28,282	32,563	5,721
Gas costs refundable through rate adjustments	29	29	264	-
Total regulatory liabilities of subsidiaries	167,154	28,311	34,828	8,271

Net regulatory assets and liabilities of subsidiaries	$123,976	$204,851	$34,875	$44,440

Environmental costs, net of recoveries are the deferred costs associated with former manufactured gas plant operations, which are allowed to be recovered by the utilities from customers on a dollar-for-dollar basis. For each utility subsidiary, the Commission conducts annual proceedings regarding the reconciliation of revenues and related environmental costs. If the Commission were to find that the reconciliation was inaccurate or any of the environmental costs were imprudently incurred, the Commission would order the utility to refund the affected amount to customers.

Under the tariffs of Peoples Gas and North Shore Gas, all prudently incurred gas costs are recoverable from customers. The difference for any month between costs recoverable through the Gas Charge and the actual amount billed to customers under the Gas Charge is recovered from or refunded to customers through future adjustments to the Gas Charge. Such difference for any month is recorded either as a current asset or as a current liability (with a contra entry to gas costs). Gas costs consist of two types—Commodity and Non-Commodity costs. The two types are tracked independently and may cause both an accounts receivable from and an accounts payable to customers.

Gas costs recoverable and refundable through rate adjustments represent the regulatory assets and liabilities, respectively, that result from the annual proceedings conducted by the Commission regarding the reconciliation of revenues from the Gas Charge and related gas costs. If the Commission were to find that the reconciliation was inaccurate or any gas costs were imprudently incurred, the Commission would order the utility to refund the affected amount to customers through subsequent Gas Charge filings (see Note 7).

Certain regulatory assets do not result from cash expenditures, and therefore do not represent investments included in rate base or have offsetting liabilities that reduce the rate base of the utilities. Incremental environmental costs incurred and not yet recovered from customers and recoverable gas costs, which are generally recovered within one year, are not included in rate base. However, the Company is allowed to recover a carrying cost for amounts spent but not yet collected from customers. The regulatory assets related to debt are not included in rate base, but are recovered over the term of the debt through the rate of return authorized by the Commission.

K. Derivative Instruments and Hedging Activities
The Company's earnings may vary due to changes in commodity prices and interest rates (market risk) that affect its operations and investments. To manage this risk, the Company uses forward contracts and financial instruments, including commodity futures contracts, swaps and options. It is the policy of the Company to use these instruments solely for the purpose of managing risk and not for any speculative purpose. The Company accounts for derivative financial instruments pursuant to SFAS No. 133. Under the provisions of SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value unless they qualify for the normal purchases and normal sales exception.

Cash Flow Hedges. The Company has positions in oil and gas reserves, natural gas, and transportation as part of its Oil and Gas Production and Energy Marketing businesses. The Company uses derivative financial instruments to protect against loss of value of future anticipated cash transactions caused by commodity price changes in the marketplace. These instruments are designated as cash flow hedges, which allow for the effective portion of unrealized changes in value during the life of the hedge to be recorded in other comprehensive income. Realized gains and losses from commodity cash flow hedges are recorded in revenues or cost of energy sold in the income statement in the same month the related physical sales or purchases are recorded in the income statement.

Cash flow hedge accounting is discontinued when it is no longer probable that the original forecasted transactions will occur. The carrying value of contracts which no longer qualify for hedge accounting are prospectively marked-to-market, with the change in value recorded in each reporting period in the income statement. If the original forecasted transactions are probable of not occurring, any amounts previously recorded in other comprehensive income are immediately recorded in the income statement. In fiscal 2005, the Company recognized a pretax loss of $0.3 million against revenues in the income statement related to the discontinuance of oil cash flow hedges for which the forecasted transactions are probable of not occurring. In addition, cash flow hedge ineffectiveness can result from differences in critical terms (such as location) between the hedging instrument and the hedged transaction and result in the immediate recognition of gains or losses recorded in revenues. Hedge ineffectiveness pretax losses totaled $8.2 million in fiscal 2005 and were due primarily to unusually wide differentials between NYMEX prices and field prices in the Oil and Gas Production segment subsequent to hurricanes Katrina and Rita. However, the Company does not expect any long-term impact on the hedge effectiveness of its derivative financial instruments as a result of the hurricanes.

The following table summarizes selected information related to cash flow hedges included in the Consolidated Income Statement and Balance Sheet through September 30, 2005.

		Interest	Partnership
(In Thousands)	Commodities	Rate	Transactions	Total
2005
Portion of after-tax gains (losses) on hedging instruments
determined to be ineffective and included in net income	$(4,967)	$-	$-	$(4,967)
After-tax gains (losses) resulting from discontinuance of
cash flow hedges	$(196)	$-	$-	$(196)
Accumulated other comprehensive income (loss) after tax at
September 30, 2005	$(117,542)	$(497)	$(4,643)	$(122,682)
Portion of accumulated other comprehensive income (loss)
expected to be reclassified to earnings during the next
12 months based on prices at September 30, 2005	$(84,870)	$(66)	$-	$(84,936)
Maximum term	60 months	91 months

2004
Portion of after-tax gains (losses) on hedging instruments
determined to be ineffective and included in net income	$(987)	$-	$-	$(987)
Accumulated other comprehensive income (loss) after tax at
September 30, 2004	$(52,603)	$(562)	$(4,244)	$(57,409)

2003
Portion of after-tax gains (losses) on hedging instruments
determined to be ineffective and included in net income	$(345)	$-	$-	$(345)
Accumulated other comprehensive income (loss) after tax at
September 30, 2003	$(13,245)	$(628)	$(3,937)	$(17,810)

Mark-to-Market Derivative Instruments. Peoples Gas and North Shore Gas use derivative instruments to manage each utility's cost of gas supply and mitigate price volatility. All such derivative instruments are measured at fair value. The regulated utilities' tariffs allow for full recovery from their customers of prudently incurred gas supply costs, including gains or losses on these derivative instruments. As a result, SFAS No. 71 allows for these mark-to-market derivative gains or losses to be recorded as regulatory assets or regulatory liabilities. Realized gains or losses are recorded as an adjustment to the cost of gas supply in the period that the underlying gas purchase transaction takes place. The costs and benefits of this activity are passed through to customers under the tariffs of Peoples Gas and North Shore Gas.

Fair Value Hedges. The Company uses financial hedges to protect the value of a portion of Energy Marketing’s gas in storage and these are accounted for as fair value hedges. The change in value of these hedges, along with the offsetting change in value of the inventory hedged (to the extent the hedge is effective), are recorded on the income statement in each reporting period's cost of energy sold.

The Energy Marketing segment recorded a $3.3 million mark-to-market loss related to the application of fair value hedge accounting to certain retail storage inventory transactions. The segment uses derivatives to mitigate commodity price risk and substantially lock in the profit margin that it will ultimately realize when inventory volumes are withdrawn from storage. Under fair value accounting, which this segment is using for certain storage activity, the mark to market adjustment to inventory is computed using spot prices, while the derivatives used to mitigate the risk of changes in inventory value are marked to market using forward prices. When the spot price of natural gas changes disproportionately to the forward price, the difference is recorded in operating results. As a result, earnings are subject to volatility, even when the underlying expected profit margin over the duration of the contracts is unchanged. The volatility resulting from this accounting can be significant from period to period. This accounting loss will reverse next year as the volumes are withdrawn from storage.

The Company also uses certain financial instruments to adjust the portfolio composition of its debt from fixed-rate to floating-rate debt. These derivative instruments are accounted for as fair value hedges. The change in value of these hedges along with the offsetting change in value of the debt hedged (to the extent the hedge is effective) are recorded in each reporting period in interest expense in the income statement.

L. Related Party Transactions
Peoples Energy Corporation provides administrative services for its subsidiaries. These services include purchasing, accounting, finance and treasury, tax, information technology, auditing, insurance and pension administration, human resources and other miscellaneous services. Costs for these services amounted to $69.0 million, $79.3 million and $69.7 million in fiscal 2005, 2004 and 2003, respectively. Specific and systematic cost allocation methodologies are used to allocate the costs and include such factors as payroll, number of employees, space occupied and capital investment.

Peoples Gas also provides certain billing, cash receipts processing, customer care, gas transportation and other services to North Shore Gas and bills for services rendered. Peoples Gas billings to North Shore Gas were $6.1 million; $6.7 million and $5.7 million for fiscal years 2005, 2004 and 2003, respectively.

Intercompany receivables at Peoples Gas and North Shore Gas at September 30, 2005 and 2004 primarily represent mark-to-market gains on derivative instruments (see Note 1K) executed by the Company on behalf of its utility subsidiaries. Intercompany payables at Peoples Gas and North Shore Gas primarily relate to administrative service provided by the Company.

M. Statement of Cash Flows
For purposes of reporting cash flows, the Company considers all highly liquid financial instruments with a maturity at the date of purchase of three months or less to be cash equivalents. Under the Company’s cash management practices, checks issued pending clearance that result in overdraft balances for accounting purposes are included in accounts payable and total $9.1 million and $6.2 million as of September 30, 2005 and 2004, respectively. For Peoples Gas, the overdraft amounts in accounts payable at September 30, 2005 and 2004, were $7.1 million and $4.9 million, respectively. North Shore Gas’ overdraft amount in accounts payable at September 30, 2005 and 2004, was $0.4 million and $0.2 million, respectively.

N. New Accounting Pronouncements
On December 16, 2004, the FASB issued Statement No. 123 (R) that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instrument issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that the employee provides service in exchange for the award. SFAS 123 (R) replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS 123 (R) is effective as of the first annual reporting period that begins after June 15, 2005. In addition, the SEC issued Staff Accounting Bulletin 107 on March 29, 2005, to provide public companies with additional guidance in applying the provisions of SFAS 123 (R). The Company has evaluated the impact of adopting the modified prospective method under SFAS 123 (R) on accounting for its compensation plans effective in the first quarter of fiscal 2006. The Company does not believe the requirements of SFAS 123 (R) will have a significant effect on its financial condition or results of operations.

On March 30, 2005, the FASB issued FASB FIN 47. FIN 47 states that the term conditional asset retirement obligation refers to an unconditional, legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are uncertain and conditional on a future event. If sufficient information exists for fair value measurement of the obligation, FIN 47 requires the entity to recognize a liability when incurred. The Company will adopt FIN 47 in fiscal 2006 and is still evaluating whether the requirements of FIN 47 will have a significant effect on the financial condition or results of operations of the Company.

In accordance with the provisions of SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies” (SFAS No. 19), it is the Company's policy to make the final capitalization or expense determination of exploratory drilling costs upon completion of the drilling operations, but in no case later than one year thereafter. On April 4, 2005, the FASB issued FASB Staff Position No. 19-1, “Accounting for Suspended Well Costs” (FSP No. 19-1). Among other provisions, FSP No. 19-1 amends SFAS No. 19 with respect to the continued capitalization of exploratory well costs after the completion of drilling but prior to determining whether the well has found proved reserves. The Company's adoption of FSP No. 19-1 in the third quarter of fiscal 2005 did not have a significant effect on the financial condition or results of operations of the Company.

At September 30, 2005, the Company did not have any exploratory pre-production wells requiring additional major capital expenditures (to determine presence of proved reserves) or any exploratory wells where more than one year had elapsed since the completion of drilling without a determination of well results.

At September 30, 2005, the Company had no capitalized exploratory well costs pending determination of proved reserves. A portion of exploration expense recognized in fiscal 2004 relates to the expensing of $2.7 million in costs previously capitalized.

O. Contingencies, Indemnities and Commitments
Contingent obligations, including indemnities, litigation and other possible commitments are accounted for in accordance with SFAS No. 5, which requires that an estimated loss be recorded if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accordingly, those contingencies that are deemed to be probable and where the amount of loss is reasonably estimable are accrued in the financial statements. If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been or will be incurred, even if the amount is not estimable. The assessment of contingencies is a highly subjective process that requires judgments about future events. Contingencies are reviewed at least quarterly to determine the adequacy of the accruals and related financial statement disclosure. The ultimate settlement of contingencies may differ materially from amounts accrued in the financial statements.

2: Business Segments

Change in Segment Reporting
Beginning in fiscal 2006, the Company restructured the management and operations of certain of its businesses and has realigned its segment reporting to match these changes. The financial data by business segment presented below has been reclassified to conform with the new reportable segments. The Company's reportable segments are Gas Distribution (including Peoples Gas hub operations, formerly included as part of Midstream Services), Oil and Gas Production, Energy Assets, Energy Marketing (both retail and wholesale activity, formerly included as Retail Energy Services and part of Midstream Services, respectively), and Corporate and Other.

Total segment capital assets include net property, plant and equipment and certain intangible assets classified in other investments. Financial data by business segment is presented below.

					Corporate
	Gas	Oil and Gas	Energy	Energy	and
(In Thousands)	Distribution	Production	Marketing	Assets	Other	Adjustments	Total
12 Months Ended September 30, 2005
Revenues (1)	$1,688,674	$100,602	$805,515	$9,482	$-	$(4,688)	$2,599,585
Cost of energy sold	1,034,376	-	773,565	4,480	-	(7,052)	1,805,369
Operation and maintenance, excluding
restructuring and environmental costs	257,652	28,972	16,012	2,926	11,809	2,364	319,735
Restructuring costs	-	-	-	-	13,141		13,141
Environmental costs	30,437	-	-	-	-	-	30,437
Depreciation, depletion and amortization	61,894	45,764	1,797	485	948	-	110,888
Taxes, other than income taxes	169,072	12,399	648	139	1,948	-	184,206
Impairments and losses on property sales	(2,092)	(983)	22	(275)	8	-	(3,320)
Equity investment income (2)	-	2,403	-	-	7,885	-	10,288
Operating income (loss)	$137,335	$16,853	$13,471	$1,727	$(19,969)	$-	$149,417
Income (loss) from discontinued operations, net of income taxes	$-	$-	$-	$11,304	$(19)	$-	$11,285
Segment capital assets of continuing operations, net (3)	$1,586,174	$347,606	$5,495	$5,525	$6,244	$-	$1,951,044
Investments in equity investees (4)	$-	$10,317	$-	$-	$10,534	$-	$20,851
Capital spending (5)	$82,836	$74,155	$148	$956	$2,827	$-	$160,922
12 Months Ended September 30, 2004
Revenues (1)	$1,502,083	$123,777	$631,774	$6,432	$178	$(4,045)	$2,260,199
Cost of energy sold	868,518	-	601,098	3,749	94	(5,682)	1,467,777
Operation and maintenance, excluding
restructuring and environmental costs	253,233	28,846	17,201	861	21,219	1,637	322,997
Restructuring costs	-	-	-	-	17,000	-	17,000
Environmental costs	17,384	-	-	-	-	-	17,384
Depreciation, depletion and amortization	68,939	47,338	1,914	315	480	-	118,986
Taxes, other than income taxes	156,350	9,884	517	53	3,130	-	169,934
Impairments and losses (gains) on property sales	(3,499)	(99)	1,165	(121)	7	-	(2,547)
Equity investment income (2)	-	3,729	-	-	632	-	4,361
Operating income (loss)	$141,158	$41,537	$9,879	$1,575	$(41,120)	$-	$153,029
Income (loss) from discontinued operations, net of income taxes	$-	$-	$-	$6,841	$(19)	$-	$6,822
Segment capital assets of continuing operations, net (3)	$1,571,966	$319,099	$7,227	$5,718	$4,374	$-	$1,908,384
Investments in equity investees (4)	$-	$19,150	$-	$-	$3,674	$-	$22,824
Capital spending (5)	$78,245	$102,376	$1,818	$964	$3,440	$-	$186,843
12 Months Ended September 30, 2003
Revenues (1)	$1,523,674	$106,359	$507,900	$4,212	$171	$(3,922)	$2,138,394
Cost of energy sold	847,878	-	484,104	2,121	118	(5,198)	1,329,023
Operation and maintenance, excluding
restructuring and environmental costs	248,166	23,296	15,861	1,411	22,833	1,276	312,843
Environmental costs	21,338	-	-	-	-	-	21,338
Depreciation, depletion and amortization	67,580	41,935	1,773	316	62	-	111,666
Taxes, other than income taxes	154,630	9,784	427	119	2,145	-	167,105
Impairments and losses (gains) on property sales	(339)	-	-	-	-	-	(339)
Equity investment income (2)	-	509	-	-	1,023	-	1,532
Operating income (loss)	$184,421	$31,853	$5,735	$245	$(23,964)	$-	198,290
Income (loss) from discontinued operations, net of income taxes	$-	$-	$-	$6,791	$(19)	$-	$6,772
Segment capital assets of continuing operations, net (3)	$1,557,327	$269,283	$8,635	$5,921	$1,796	$-	$1,842,962
Investments in equity investees (4)	$-	$20,741	$-	$-	$3,866	$-	$24,607
Capital spending (5)	$81,999	$98,221	$1,078	$1,057	$1,722	$-	$184,077

(1)	Oil and Gas Production revenues are net of gains and losses from hedging activities.
(2)	Excludes equity investment income from discontinued operations. See Note 4.
(3)	Excludes segment assets of discontinued operations at September 30, 2005, 2004 and 2003 of $12,209, $10,783 and $1,295, respectively.
(4)	Excludes investments in equity investees of discontinued operations at September 30, 2005, 2004 and 2003 of $$115,168, $112,995 and $117,535, respectively.
(5)	Excludes capital spending relating to assets of discontinued operations at September 30, 2005, 2004 and 2003 of $1,836, $2,546 and $3,074, respectively.

The table below reconciles the Company’s net capital investments reported on the Consolidated Balance Sheets to segment totals:

	For Fiscal Years Ended September 30,
	2005	2004	2003
(In Thousands)
Capital investments
Segment capital assets of
continuing operations, net	$1,951,044	$1,908,384	$1,842,962
Investments in equity investees	20,851	22,824	24,607
Other investments not included in
above categories	9,135	7,966	14,679
Total capital investments—net	$1,981,030	$1,939,174	$1,882,248

3: Restructuring Charge

During the fourth quarter of fiscal 2004, the Company commenced a restructuring plan to enhance operating efficiency and customer service and to mitigate the impact of rising operating costs on utility customers, while maintaining solid financial results for the Company. The restructuring activities were designed to result in a reduction of over 100 nonunion permanent positions at all levels in the utility business and corporate support functions. An enhanced voluntary termination severance package was offered to nonunion employees including a termination allowance of three weeks' pay for each completed year of service up to a maximum of 52 weeks of pay, outplacement assistance, enhanced educational assistance, and reduced Consolidated Omnibus Budget Reconciliation Act (COBRA) rates. Approximately 300 employees accepted the package, resulting in about 200 open positions, some of which have been filled in fiscal 2005 with the remainder expected to be filled in fiscal 2006.

The restructuring activities were substantially completed by September 30, 2004. The restructuring plan resulted in aggregate costs of $17.0 million to the Consolidated Statement of Income for fiscal 2004. Included in this amount were costs of $9.7 million and $0.9 million related to Peoples Gas and North Shore Gas, respectively, based primarily upon severance payments and related employer payroll taxes at each respective utility. The table below summarizes the total Company charge by major type of cost.

(In Thousands)
Severance payments including payroll taxes	$15,490
Enhanced educational and outplacement assistance	1,050
Medical costs due to reduced COBRA rates	400
Legal fees	60
Total	$17,000

A total of $16.6 million has been paid for severance payments, program expenses, employer taxes and legal fees. Substantially all payments were made during fiscal 2005, and no significant future payments are anticipated. In addition, approximately $0.4 million in severance costs originally accrued were reversed in connection with the revocation of severance agreements during fiscal 2005.

In fiscal 2005, the Company recorded $13.1 million for pension settlements and curtailments, net of capitalized amounts, associated with the restructuring plan described above (see Note 10). Included in this amount were charges of $8.8 million and $0.6 million for Peoples Gas and North Shore Gas, respectively. As the Company’s pension plan measurement year ends June 30, these restructuring costs for settlements and curtailments subsequent to June 30, 2004 were required to be recognized in fiscal 2005.

4: Equity Investments

The Company has several investments in the form of partnerships that are accounted for as unconsolidated equity method investments. Individually, the Company's equity investments do not meet the requirements for separate financial statement disclosure. However, in aggregate these investments are material. The Company records its share of equity investment income based on financial information it receives from the partnerships. All information is current or based on estimated results for the quarter. The Company is not a managing partner in any of these investments.

On September 30, 2005, Trigen-Peoples District Energy Company (Trigen-Peoples), a 50%-50% partnership between the Company and Trigen Energy Company (“Trigen”), sold its district heating and cooling plant. An executive officer of the Company serves as Chairman of the Board of the governmental body that purchased the plant. The Company recognized a $6.8 million gain in equity investment income related to this sale. The Company expects to liquidate its partnership with Trigen in the first quarter of fiscal 2006.

On October 31, 2005, the EnerVest partnership closed a transaction that resulted in all remaining properties in the partnership being sold to a third party. The Company's portion of the estimated pretax gain on the sale is expected to approximate $10 million and will be realized during fiscal 2006 with the majority being realized in the first quarter. It is expected that the partnership will be liquidated sometime during fiscal 2006.

The following table summarizes the combined partnership financial results and financial position of the Company’s unconsolidated equity method investments.

	For Fiscal Years Ended
	September 30,
(In Thousands)	2005	2004	2003
Revenues	$212,774	$175,284	$166,119
Operating income	105,141	86,664	80,037
Interest expense	37,302	38,594	35,294
Net income	74,646	47,288	45,475

Current assets	107,927	72,103	85,666
Noncurrent assets	666,527	745,485	764,900
Current liabilities	57,923	47,962	52,940
Noncurrent liabilities	397,826	448,973	395,435

The following table summarizes the Company’s equity method investment ownership percentage and its equity share of the net income shown in the previous table.

		Ownership Percentage			Equity Investment Income
					For Fiscal Years Ended
(In Thousands)		At September 30,			September 30,
Investment	Segment	2005	2004	2003	2005	2004	2003
EnerVest	Oil and Gas	30%	30%	30%	$ 2,403	$ 3,729	$ 509
Trigen-Peoples	Corporate and Other	50	50	50	7,885	632	1,020
Peoples NGV (1)	Corporate and Other	0	0	0	-	-	3
Equity investment income from
continuing operations					10,288	4,361	1,532
Elwood	Energy Assets	50	50	50	15,528	9,768	9,792
SCEP	Energy Assets	28	29	27	5,416	5,713	6,013
Equity investment income from
discontinued operations					20,944	15,481	15,805
Total equity investment income					$ 31,232	$ 19,842	$ 17,337

Undistributed partnership income included in the
Company's retained earnings at the end of each period					$ 30,249	$ 20,099	$ 11,772

(1)	The Company liquidated its investments in Peoples NGV Corp. (Peoples NGV) in the first quarter of fiscal 2003.

5: Concentration of Credit Risk

Peoples Gas provides natural gas service to approximately 814,000 customers within Chicago. North Shore Gas provides natural gas service to about 155,000 customers within approximately 275 square miles in northeastern Illinois. Credit risk for the utility companies is spread over a diversified base of residential, commercial and industrial customers.

Peoples Gas and North Shore Gas encourage customers to participate in their long-standing budget payment programs, which allow the cost of higher gas consumption levels associated with the heating season to be spread over a 12-month billing cycle. Customers’ payment records are continually monitored and credit deposits are required, when appropriate.

Peoples Energy Services, one of the Company’s Energy Marketing subsidiaries, sells natural gas to approximately 23,400 commercial, industrial and residential customers in northern Illinois and Michigan. It also sells electricity to approximately 2,270 commercial and industrial customers in Illinois. Customers’ payment records are continually monitored and credit deposits are required, when appropriate. Peoples Energy Resources, also included in the Company’s Energy Marketing segment, buys and sells natural gas through a variety of counterparties.

The Company has ownership interests in two natural gas-fired power plants: Elwood (50%) and SCEP (28%). Elwood’s plant capacity and output has been sold on a long-term basis to two counterparties: Aquila and Exelon. SCEP’s plant capacity and output has been sold on a long-term basis to Exelon. This activity is included in the Energy Assets segment as discontinued operations.

Aquila’s senior unsecured debt rating by Moody’s has been B2 since September 2004. In September 2005, Moody’s revised Aquila’s credit outlook from stable to positive. S&P placed Aquila on CreditWatch Positive in September 2005; Aquila’s senior unsecured debt rating remains at B- pending resolution of the CreditWatch.

S&P and Moody’s ratings on Elwood’s bonds remain at B+ with a negative outlook and Ba2 with a stable outlook, respectively. Aquila has provided Elwood with security in the form of letters of credit and a cash escrow equal to one year of capacity payments of approximately $37.6 million. The letters of credit and escrow agreement expire in March of 2006.

As of September 30, 2005, Peoples Energy Production, the Company’s Oil and Gas Production subsidiary, operated 244 wells with approximately 39.7% of the production from these wells being sold to a single marketer, Cima Energy LLC. In addition, the Company owns nonoperated interests in 324 wells, which are managed by 46 operators.

6: Environmental Matters

A. Former Manufactured Gas Plant
The Company's utility subsidiaries, their predecessors and certain former affiliates operated facilities in the past at multiple sites for the purpose of manufacturing gas and storing manufactured gas. In connection with manufacturing and storing gas, waste materials were produced that may have resulted in soil and groundwater contamination at these sites. Under certain laws and regulations relating to the protection of the environment, the subsidiaries might be required to undertake remedial action with respect to some of these materials. The subsidiaries are addressing these sites under a program supervised by the Illinois Environmental Protection Agency.

Peoples Gas is addressing 29 manufactured gas sites, including several sites described in more detail below. Investigations have been completed at all or portions of 25 sites. Remediations have been completed at all or portions of nine sites.

North Shore Gas is addressing five manufactured gas sites, including one site described in more detail below. Investigations have been completed at all or portions of three sites (including one site which the Company formerly considered to be two separate sites). Remediations have not yet been completed at these sites.

The United States Environmental Protection Agency (EPA) has identified North Shore Gas as a potentially responsible party (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA) at the Waukegan Coke Plant Site located in Waukegan, Illinois (Waukegan Site). The Waukegan Site is part of the Outboard Marine Corporation (OMC) Superfund Site. The EPA also has identified OMC, General Motors Corporation and certain other parties as PRPs at the Waukegan Site. The EPA has issued a record of decision (ROD) selecting the remedial action for the Waukegan Site. The selected remedy consists of on-site treatment of groundwater and off-site disposal of soil containing polynuclear aromatic hydrocarbons and arsenic. North Shore Gas and the other PRPs have executed a remedial action consent decree which has been entered by the federal district court. The consent decree requires North Shore Gas and General Motors, jointly and severally, to perform the remedial action and establish and maintain financial assurance of $27 million. The soil component of the remedial action was completed in August 2005. The groundwater component of the remedial action is undergoing design and is expected to begin in 2006. The EPA has agreed to reduce the financial assurance requirement to $21 million to reflect completion of the soil component of the remedial action.

In 1996, the then current owner of a site in Chicago, formerly called Pitney Court Station, filed suit under CERCLA against Peoples Gas in the United States District Court for the Northern District of Illinois. The suit, Continental Title Company v. The Peoples Gas Light and Coke Company, No. 96-C-3257 (N.D. Ill. 1996), sought recovery of the past and future costs of investigating and remediating the site. In July 2005, Peoples Gas and the plaintiff settled and the litigation has been dismissed with prejudice.

In 2004, the owners (River Village West) of another property in the vicinity of the former Pitney Court Station and the then current site owner filed suit against Peoples Gas in the United States District Court for the Northern District of Illinois under the Resource Conservation and Recovery Act (RCRA). The suit, River Village West

LLC et al v. The Peoples Gas Light and Coke Company, No. 04-C-3392 (N.D. Ill. 2004), seeks an order directing Peoples Gas to remediate the site. Peoples Gas is currently engaged in settlement discussions with River Village West.

With respect to portions of certain other sites in Chicago, Peoples Gas has received demands from site owners and others asserting standing regarding the investigation or remediation of their parcels. Some of these demands seek to require Peoples Gas to perform extensive investigations or remediations. These demands include notice letters sent to Peoples Gas by River Village West. These letters informed Peoples Gas of River Village West's intent to file suit under RCRA seeking an order directing Peoples Gas to remediate seven former manufactured gas plant sites located on or near the Chicago River. In April 2005, River Village West filed suit against Peoples Gas in the United States District Court for the Northern District of Illinois under RCRA. The suit, River Village West LLC et al v. The Peoples Gas Light and Coke Company, No. 05-C-2103 (N.D. Ill. 2005), seeks an order directing Peoples Gas to remediate three of the seven sites: the former South Station, the former Throop Street Station and the former Hough Place Station. Peoples Gas is currently engaged in settlement discussions with River Village West.

The utility subsidiaries are accruing liabilities and deferring costs (recorded as regulatory assets) incurred in connection with all of the manufactured gas sites, including related legal expenses, pending recovery through rates or from other entities. At September 30, 2005, regulatory assets (stated in current year dollars) were recorded in the following amounts: for Peoples Gas, $249 million; for North Shore Gas, $66 million; and for the Company on a consolidated basis, $315 million. Each of the foregoing amounts reflects the net amount of (1) costs incurred to date, (2) carrying costs, (3) amounts recovered from insurance companies, other entities and from customers, and (4) management's best estimates of the costs the utilities will spend in the future for investigating and remediating the manufactured gas sites. Management has recorded liabilities for the amounts described in clause (4) of the preceding sentence as follows: for Peoples Gas, $217 million; for North Shore Gas, $65 million; and for the Company on a consolidated basis, $282 million. Management also estimates that additional costs in excess of the recorded liabilities are reasonably possible in the following amounts: for Peoples Gas, $111 million; for North Shore Gas, $77 million; and for the Company on a consolidated basis, $188 million.

Management’s foregoing estimates are developed with the aid of probabilistic modeling. They are based upon an ongoing review and judgment by management and its outside consultants of potential costs associated with conducting investigative and remedial actions at the manufactured gas sites, and of the likelihood of incurring such costs. The liabilities recorded reflect the costs of all activities estimated, as a result of this analysis, to have a 75% or greater likelihood of occurrence. The additional costs described above as reasonably possible reflect the difference between the costs reflected in the liabilities for manufactured gas sites and costs that would result from the use of a lower probability threshold determined for each subsidiary by management after considering the sites included for that subsidiary. Because these estimates reflect future expenditures, they are sensitive to changes in assumptions with respect to the probability and magnitude of the various factors used in the modeling. The estimates are also affected by changes that result from the Company's actual experience in remediating the sites.

Actual costs, which may differ materially from these estimates, will depend on several factors including whether contamination exists at all sites, the nature and extent of contamination and the level of remediation that may be required. Other factors that may affect such costs include, but are not limited to, changes in remediation technology, fluctuations in unit costs and changes in environmental laws and regulations. With respect to certain sites or portions of sites, the subsidiaries have received demands to investigate and remediate to extensive levels. Management does not believe that the utility subsidiaries are legally required to comply with such demands. However, if the subsidiaries were required to do so at all of the sites that have not been remediated, the Company currently estimates that its aggregate maximum potential liability would be approximately $375 million higher than the total of the recorded liabilities and estimates of additional reasonably possible costs indicated above.

Each subsidiary intends to seek contribution from other entities for the costs incurred at the sites, but the full extent of such contributions cannot be determined at this time.

Peoples Gas and North Shore Gas are recovering the costs of environmental activities relating to the utilities' former manufactured gas operations, including carrying charges on the unrecovered balances, under rate mechanisms approved by the Commission which authorize recovery of prudently incurred costs. Costs incurred in each fiscal year are subject to a prudence review by the Commission during a reconciliation proceeding for such fiscal year. Costs are expensed in the income statement in the same period they are billed to customers and recognized as revenues.

Management believes that any costs incurred by Peoples Gas and North Shore Gas for environmental activities relating to former manufactured gas operations that are not recoverable through contributions from other entities or from insurance carriers have been prudently incurred and are therefore recoverable through rates for utility service. Accordingly, management believes that the costs incurred by the subsidiaries in connection with former manufactured gas operations will not have a material adverse effect on the financial position or results of operations of the utilities. However, any changes in the utilities' approved rate mechanisms for recovery of these costs, or any adverse conclusions by the Commission with respect to the prudence of costs actually incurred, could materially affect the utilities’ recovery of such costs through rates.

B. Former Mineral Processing Site in Denver, Colorado
In 1994, North Shore Gas received a demand from the S.W. Shattuck Chemical Company, Inc. (Shattuck), a responsible party under CERCLA, for reimbursement, indemnification and contribution for response costs incurred at Shattuck's Denver site. Shattuck is a wholly owned subsidiary of Salomon, Inc. (Salomon). The demand alleges that North Shore Gas is a successor to the liability of a former entity that was allegedly responsible during the period 1934-1941 for the disposal of mineral processing wastes containing radium and other hazardous substances at the site. In 1992, the EPA issued the ROD for the Denver site. The remedy selected in the ROD consisted of the on-site stabilization, solidification and capping of soils containing radioactive wastes. In 1997, the remedial action was completed. The cost of the remedy at the site has been estimated by Shattuck to be approximately $31 million. Salomon has provided financial assurance for the performance of the remediation of the site.

North Shore Gas filed a declaratory judgment action against Salomon in the U.S. District Court for the Northern District of Illinois. The suit asked the court to declare that North Shore Gas is not liable for response costs at the Denver site. Salomon filed a counterclaim for costs incurred by Salomon and Shattuck with respect to the site. In 1997, the district court granted North Shore Gas' motion for summary judgment, declaring that North Shore Gas is not liable for any response costs in connection with the Denver site.

In 1998, the United States Court of Appeals, Seventh Circuit, reversed the district court's decision and remanded the case for determination of what liability, if any, the former entity has, and therefore North Shore Gas has, for activities at the site.

In 1999, the EPA announced that it was reopening the ROD for the Denver site. The EPA's announcement followed a six-month scientific/technical review by the agency of the remedy's effectiveness. In 2000, the EPA amended the ROD to require removal of the radioactive wastes from the site to a licensed off-site disposal facility. The EPA estimates that this action will cost an additional $22.0 million (representing the present worth of estimated capital costs and estimated operation and maintenance costs). The remediation of the site is currently in progress. According to the EPA, project completion is scheduled for the end of 2006.

In December 2001, Shattuck entered into a proposed settlement agreement with the United States and the State of Colorado regarding past and future response costs at the site. In August 2002, the agreement was approved by the District Court for the District of Colorado. Under the terms of the agreement, Shattuck will pay, in addition to amounts already paid for response costs at the site, approximately $7.2 million in exchange for a release from further obligations at the site. The release will not apply in the event that new information shows that the remedy selected in the amended ROD is not protective of human health or the environment or if it becomes necessary to remediate contaminated groundwater beneath or emanating from the site.

North Shore Gas does not believe that it has liability for the response costs, but cannot determine the matter with certainty. At this time, North Shore Gas cannot reasonably estimate what range of loss, if any, may occur. In the event that North Shore Gas incurs liability, it would pursue reimbursement from insurance carriers, other responsible parties, if any, and through its rates for utility service.

7: Gas Charge Reconciliation Proceedings and Related Matters

A. Illinois Commerce Commission Proceedings
For each utility subsidiary, the Commission conducts annual proceedings regarding the reconciliation of revenues from the Gas Charge and related gas costs. In these proceedings, the accuracy of the reconciliation of revenues and costs is reviewed and the prudence of gas costs recovered through the Gas Charge is examined by interested parties. If the Commission were to find that the reconciliation was inaccurate or any gas costs were imprudently incurred, the Commission would order the utility to refund the affected amount to customers through subsequent Gas Charge filings. The proceedings are initiated shortly after the close of the fiscal year and historically take at least a year to 18 months to complete.

Proceedings regarding Peoples Gas and North Shore Gas for fiscal 2001 costs are currently pending before the Commission. In August 2003, three intervenors (Citizens Utility Board (CUB), Illinois Attorney General (AG) and City of Chicago (Chicago)) filed direct testimony in Peoples Gas' proceeding and one intervenor (CUB) filed testimony in North Shore Gas' proceeding. Peoples Gas and North Shore Gas submitted rebuttal testimony in response to the Commission’s Staff (the Staff) and the intervenors on November 13, 2003. In that testimony, Peoples Gas stated that it would not oppose two disallowances proposed by the Staff, totaling approximately $5.2 million. One of these proposed disallowances, totaling $4.7 million, results in a change in the treatment for accounting and rate making purposes of gas used to support operational capabilities of Peoples Gas' underground storage. During the first quarter of fiscal 2004, this amount was capitalized as property, plant and equipment and will be depreciated over the asset's useful life. An offsetting liability for this amount, which is expected to be refunded to customers, was recorded. During the first quarter of fiscal 2004, Peoples Gas also recorded property, plant and equipment and liabilities totaling $5.9 million for similar amounts recovered through the Gas Charge in fiscal 2003 and fiscal 2002. A liability was also established for the second proposed disallowance of $0.5 million, resulting in a charge to income. Peoples Gas opposed all other proposed disallowances and North Shore Gas opposed all disallowances in its case.

In January 2005, CUB and Chicago jointly filed additional direct testimony in the Peoples Gas proceeding. No intervenor filed additional direct testimony in the North Shore Gas proceeding.

Issues raised by the Staff and intervenors in the Peoples Gas proceeding related primarily to not having financially hedged gas costs during the winter of 2000-2001, the use of its Manlove storage field to support transactions with third parties (“hub” transactions), its gas purchase agreement with Enron North America Corp. (Enron), transactions conducted and income earned by an affiliated company (enovate L.L.C. (enovate)) and the level of lost and unaccounted for gas costs Peoples Gas recovered through its Gas Charge. Each of the intervenors requested disallowances, which vary in amount depending upon the issues raised and the assumptions and methodologies used to measure the impact of the issues. In the Peoples Gas proceeding, the intervenors requested disallowances, on a variety of issues other than financial hedging, that range in their initial testimony from $8 million to $56 million and in their additional testimony from $8 million to $150 million. CUB requested an additional disallowance of $53 million and Chicago requested a disallowance of $230 million based on the financial hedging issue. In the North Shore Gas proceeding, CUB raised only the hedging issue and recommended a disallowance of $10 million. The Staff, based on additional direct and rebuttal testimony submitted in January 2005, increased the requested disallowance from $31 million to $92 million in the Peoples Gas proceeding and from $1.4 million to approximately $4.0 million in the North Shore Gas proceeding covering a variety of alleged issues. The Staff stated in both the Peoples Gas and North Shore Gas proceedings that it did not recommend a disallowance based on allegations related to financial hedging. The Staff also recommended that the Commission should reopen the fiscal year 2000 Gas Charge reconciliation cases for Peoples Gas and North Shore Gas and other non-monetary measures, including requirements that the utilities conduct or have conducted internal and external audits related to gas purchasing practices.

Peoples Gas and North Shore Gas submitted additional rebuttal testimony on January 28, 2005, which rejected the proposed disallowances by the intervenors and the Staff in their respective additional direct and rebuttal testimony. Peoples Gas' additional rebuttal testimony responded to all issues raised by the Staff and intervenors, including countering criticisms of the gas purchase agreement with Enron, defending the operation of the storage field as prudent, explaining why enovate transactions are unrelated to this proceeding and pointing out numerous errors in the proposed disallowance related to lost and unaccounted for gas. North Shore Gas' additional rebuttal testimony responded to all issues raised by the Staff, in particular, countering criticisms of the gas purchase agreement with Enron. In a joint initial brief filed June 30, 2005, in the Peoples Gas case by CUB, Chicago and the AG, these intervenors recommended a gas cost disallowance of $381 million, and in its brief the Staff recommended a gas cost disallowance of $92 million. In initial briefs in the North Shore Gas case, CUB recommended a gas cost disallowance of $9.7 million, the Staff recommended an approximate $4.0 million disallowance, and the AG, adopting Staff's positions, recommended an approximate $4.0 million disallowance.

On September 20, 2005, the Administrative Law Judge (ALJ) issued a proposed order (the ALJPO) in the Peoples Gas case. The ALJ has not issued a proposed order in the North Shore Gas case. In the Peoples Gas ALJPO, the ALJ recommended that the Commission accept all of the Staff’s proposed gas cost disallowances ($92 million) plus a $26.6 million disallowance for Peoples Gas’ decision not to use financial hedges during the 2000-2001 winter. The total recommended disallowance is approximately $118.6 million. The ALJPO also recommended adoption of all non-monetary recommendations such as re-opening the fiscal 2000 proceeding and the internal and external audit requirements. In October 2005, Peoples Gas, Staff and intervenors filed briefs and replies to exceptions to the ALJPO. In its briefs, Peoples Gas conceded an additional adjustment of $2.2 million (resulting in a charge to income in the fourth quarter of fiscal 2005); together with its previous testimony, Peoples Gas is not contesting a total of $7.4 million of the recommended gas cost disallowance. Peoples Gas also requested oral argument before the Commissioners.

Typically, following briefing of the ALJPO, the ALJ submits a post-exceptions proposed order to the Commission, after which the Commission issues an order that is subject to applications for rehearing and, if rehearing is denied, appeal to the Illinois appellate court. If the Commission grants the request for oral argument, that will occur prior to issuance of the Commission's final order. In addition to briefs, Peoples Gas has filed a pleading that is pending before the Commission requesting the Commission to reverse the ALJ’s ruling not admitting certain evidence.

The ALJPO related to the fiscal 2001 Gas Charge reconciliation proceedings is fully briefed and pending before the Commission and the Commission could render an order at any time.

The Company believes that its fiscal 2001 purchasing practices were consistent with the standards applied by the Commission in its past orders and upheld by the Illinois courts and that it conducted business prudently and in the best interest of customers within these established standards. However, management cannot predict the outcome of these proceedings or reasonably estimate a range of potential loss and, accordingly, has not recorded a liability associated with this contingency other than with respect to the disallowances that Peoples Gas did not oppose as described above.

Fiscal 2002 Gas Charge reconciliation cases were initiated on November 7, 2002. Peoples Gas and North Shore Gas each filed direct testimony on August 1, 2003. Fiscal 2003 Gas Charge reconciliation cases were initiated on November 12, 2003. Peoples Gas and North Shore Gas each filed direct testimony on April 1, 2004. Fiscal 2004 Gas Charge reconciliation cases were initiated on November 10, 2004. Peoples Gas and North Shore Gas each filed direct testimony on April 7, 2005. Status hearings are scheduled for February 15, 2006 in the 2002 cases and for March 21 in the fiscal 2003 and 2004 cases. Some of the issues raised in the fiscal 2001 cases may also be raised in these subsequent cases, including, for example, hub transactions and the gas purchase agreement with

Enron, which was subsequently assumed by another party. The Company believes that its purchasing practices during each of the periods were consistent with standards applied by the Commission in its past orders and upheld by the Illinois courts and that it conducted business prudently and in the best interests of customers within established standards. Fiscal 2005 Gas Charge reconciliation cases were initiated on November 22, 2005. Direct testimony from Peoples Gas and North Shore Gas is due to be filed in April 2006.

B. Illinois Attorney General and the City of Chicago Lawsuits
On March 21, 2005, the AG and Chicago filed separate lawsuits in the Circuit Court of Cook County, Illinois against the Company and several of its subsidiaries, including Peoples Gas and, in the case of the AG's lawsuit, North Shore Gas. The AG's lawsuit alleges that during the period 1999 to 2002 the Company and four of its subsidiaries engaged in midstream gas transactions with Enron and certain of its affiliates in violation of the Illinois Consumer Fraud and Deceptive Business Practices Act. Chicago's lawsuit alleges that during the period from 2000 to the present, the Company and three of its subsidiaries engaged in similar transactions in violation of certain consumer protection provisions of the City of Chicago Municipal Code. Both lawsuits seek to impose fines and damages and seek injunctive orders to cease further violations. On April 12, 2005, the Court granted a motion to consolidate the proceedings. On May 13, 2005, the Company filed Motions to Dismiss or, in the alternative, stay the complaints filed by the AG and Chicago pending the resolution of the fiscal year 2001 reconciliation proceedings pending before the Commission. On August 17, 2005, the Court granted the motion to stay these cases pending the ruling by the Commission on the fiscal year 2001 reconciliation matter.

The Company believes that the issues raised in complaints filed by the AG and Chicago are substantially the same as those already under consideration by the Commission in proceedings regarding Peoples Gas and North Shore Gas for fiscal 2001 gas costs, as described in Note 7A. The Company believes it has meritorious defenses to the lawsuits. However, at this time, the Company cannot predict the outcome of the lawsuits and has not recorded a liability associated with these contingencies.

C. Class Action
In February 2004, a purported class action was filed in Cook County Circuit Court against the Company and Peoples Gas by Stephen Alport, a Peoples Gas customer, alleging, among other things, violation of the Illinois Consumer Fraud and Deceptive Business Practices Act related to matters at issue in Peoples Gas' gas reconciliation proceedings. The suit seeks unspecified compensatory and punitive damages. The Company and Peoples Gas deny the allegations made in the suit and intend to vigorously defend against the suit. On September 22, 2004, the Court granted a motion to dismiss all counts against Peoples Gas. On October 21, 2004, the plaintiffs filed an amended complaint against the Company. On November 22, 2004, the Company filed a motion to dismiss the amended complaint. On April 6, 2005, the Court denied the Company's motion in part, by allowing to stand the plaintiffs' claims for violation of the Consumer Fraud and Deceptive Business Practices Act and claims that the Company acted in concert with others to commit a tortious act, and granted the Company's motion in part by dismissing all of the plaintiffs' other claims, though without prejudice to plaintiffs' ability to amend their complaint. The plaintiffs filed a response to the motions to dismiss on September 13, 2005, and Peoples Gas filed replies on September 22, 2005. The hearing on the motions to dismiss is scheduled for January 13, 2006. Management cannot predict the outcome of this litigation and has not recorded a liability associated with this contingency.

D. CFTC Subpoena
In February 2005, the Company received a subpoena from the U.S. Commodity Futures Trading Commission (CFTC) requesting information regarding price reporting of transactional data to the energy trade press, other information related to gas supply, the Energy Marketing business for the years 2000 through 2002 and a copy of certain documents produced in response to a separate subpoena issued by the AG. The Company has produced the requested information and is cooperating with the CFTC. The Company has not been charged by the CFTC with any violation nor does it have any knowledge of any violations concerning the matters covered by the subpoena.

8: Other Litigation

Oil and Gas Production Royalties Dispute
The Oil and Gas Production segment pays royalties and overriding royalties (collectively, royalties) to parties who own the mineral rights on wells operated by the Company. The royalties are computed based upon the amount of oil and gas produced and terms and conditions specified in certain agreements, which may provide the recipient with certain rights to review and challenge the royalties received. Pursuant to an audit, a claim was made against the Company by Coates Energy Trust and Coates Energy Interests, Ltd. for underpayment of royalties totaling approximately $2.4 million. In accordance with the agreements (which were assigned to a subsidiary of Peoples Energy Production Company pursuant to an acquisition) the Company was required to pay the claim in December of 2004 while disputing the audit findings. In December 2004, the claimant filed suit in the District Court of Starr County, Texas, seeking a declaratory judgment that the $2.4 million is owed to the claimant and that the Company cannot contest the audit's findings. The parties are attempting to resolve the dispute through mediation. The Company believes that the lawsuit and the matters asserted by the claimant are not consistent with the terms of the agreements or applicable laws. The Company intends to vigorously defend the suit and believes, but cannot assure, that it will prevail in this matter and that the amounts will be refunded. Pending resolution of these matters, the Company has not recorded a royalty expense for these claims.

9: Other Commitments and Contingencies

A. Guarantees and Letters of Credit
As of September 30, 2005, the Company had issued approximately $83.1 million of guarantees related to its unconsolidated equity investments as presented in the table below. In addition, the Company has authorized the issuance of standby letters of credit by financial institutions in the amount of $11.6 million as of September 30, 2005. The Company enters into these arrangements to secure financing and facilitate commercial transactions by its investees and subsidiaries with third parties. The Company is not required to record liabilities associated with these obligations in the Consolidated Financial Statements. No such liabilities have been recognized as of September 30, 2005.

Unconsolidated Equity Investee	Nature of Guarantee	Amount (In millions)	Expected Expiration Date

Elwood	Operational	$ 10.0	August 31, 2017
Elwood	Debt service	14.1 (1)	July 5, 2026
Total		$ 24.1

(1)	Based on the amount of the next semi-annual debt service payment as of September 30, 2005. The amount of guarantee varies throughout the life of the loan, but cannot exceed $16.5 million.

In addition to the guarantees in the above table, as of September 30, 2005, the Company has guaranteed Trigen-Peoples' performance under the Asset Purchase Agreement (See Note 4 for a discussion of the Trigen-Peoples' asset sale), including post-closing obligations to indemnify the purchaser against breaches of representations, warranties and covenants and losses or damages, if any, resulting from pre-closing liabilities, claims or releases of environmentally hazardous materials at the plant site. This guarantee is joint and several between the Company and Trigen up to $59 million and solely for the account of the Company for any excess. Upon dissolution of Trigen-Peoples (expected in the first quarter of fiscal 2006), the Company expects to directly assume its commitments under the guarantee.

At September 30, 2005, Peoples Gas and North Shore Gas had no material letters of credit and no outstanding guarantees.

B. Purchase Commitments
Peoples Gas and North Shore Gas have purchase commitments for gas purchase, storage and transportation as well as materials, supplies, services and property, plant and equipment as part of the normal course of business. Certain contracts contain penalty provisions for early termination. The Company does not expect potential payments under these provisions to materially affect results of operations or its financial condition in any individual year. Purchase obligations are summarized below in Note 9D.

C. Operating Leases
The Company and subsidiaries lease office space under agreements that expire in various years through 2016. During fiscal 2003, the Company extended the lease for its headquarters for an additional five years to August 31, 2014. The rental obligations consist of a base rent plus operating expenses and taxes. Rental expenses for the Company under operating leases were $8.6 million, $8.7 million and $9.7 million for fiscal years 2005, 2004 and 2003, respectively. Rental expenses for Peoples Gas under operating leases were $2.6 million, $3.6 million and $5.2 million for fiscal years 2005, 2004 and 2003, respectively. Rental expenses for North Shore Gas under operating leases were insignificant. The minimum rental commitments payable in future years under all noncancelable leases for the Company and Peoples Gas are summarized below in Note 9D.

D. Contractual Obligations
The following table summarizes Peoples Energy’s, Peoples Gas’ and North Shore Gas’ minimum contractual cash obligations as of September 30, 2005.

	Payments Due by Period
(In Millions)		Less than	1 to 3	4 to 5	More than
Peoples Energy (consolidated)	Total	1 Year	Years	Years	5 Years
Total debt (See Note 13)	$903.7	$8.1	$-	$50.0	$845.6
Estimate of interest payments on debt (1)	647.7	50.1	91.7	90.7	415.2
Operating leases (See Note 9C)	37.2	3.7	7.5	8.1	17.9
Purchase obligations (2)	492.0	347.6	99.3	23.6	21.5
Minimum pension funding (3) (See Note 10)	41.6	4.3	35.0	2.3	-
Total contractual cash obligations	$2,122.2	$413.8	$233.5	$174.7	$1,300.2

Peoples Gas
Total debt (See Note 13)	$502.0	$-	$-	$50.0	$452.0
Estimate of interest payments on debt (1)	472.1	21.4	40.2	39.2	371.3
Operating leases (See Note 9C)	29.2	3.0	6.3	6.7	13.2
Purchase obligations (2)	110.8	65.4	35.2	8.0	2.2
Total contractual cash obligations	$1,114.1	$89.8	$81.7	$103.9	$838.7

North Shore Gas
Total debt (See Note 13)	$69.3	$-	$-	$-	$69.3
Estimate of interest payments on debt (1)	49.1	3.3	6.6	6.6	32.6
Operating leases (See Note 9C)	-	-	-	-	-
Purchase obligations (2)	19.3	14.0	5.0	0.3	-
Total contractual cash obligations	$137.7	$17.3	$11.6	$6.9	$101.9
(1)	Includes interest on fixed and adjustable rate debt. The adjustable rate interest is calculated based on the indexed rate in effect at September 30, 2005.
(2)	Includes gas purchases, storage, transportation, information technology-related and miscellaneous long-term and short-term capital purchase commitments.
(3)
Minimum pension funding is an estimate of the contributions that would be required pursuant to the Employee Retirement
Income Security Act to fund benefits earned as of October 1, 2005. Additional contributions may be made to fund benefits accruing after October 1, 2005, or on a discretionary basis.

The Company also entered into an amended and restated revolving credit facility in July 2005 with Dominion to jointly lend up to $20 million to Elwood to meet working capital needs. The Company’s share is $10 million. The facility has been extended until July 2006 and will be automatically extended for one year annually thereafter unless any of the parties provide notice to terminate the facility. The outstanding loans would earn interest at the A-2/P-2 commercial paper rate plus 50 basis points. No borrowings were outstanding under the facility as of September 30, 2005.

10: Retirement and Postretirement Benefits

The Company and its subsidiaries participate in two noncontributory defined benefit pension plans, the Retirement Plan and the Service Annuity System, covering substantially all employees. These plans provide pension benefits that generally are based on an employee's length of service, compensation during the five years preceding retirement and social security benefits. Employees who began participation in the Retirement Plan July 1, 2001, and thereafter will have their benefits determined based on their compensation during the five years preceding termination of employment and an aged-based percentage credited to them for each year of their participation. The Company and its subsidiaries make contributions to the plans based upon actuarial determinations and in consideration of tax regulations and funding requirements under federal law. The Company also has a non-qualified pension plan (Supplemental Plan) that provides certain employees with pension benefits in excess of qualified plan limits imposed by federal tax law. Effective October 1, 2004, the Company began including amounts related to executive deferred compensation (EDC) in the calculation of supplemental pension expense. Retiring employees have the option of receiving retirement benefits in the form of an annuity or a lump sum payment.

The Company follows SFAS No. 88 to account for unrecognized gains and losses related to the settlement of its pension plans' Projected Benefit Obligations (PBO). During fiscal 2005, as in past fiscal periods, a portion of each plans' PBO was settled by the payment of lump sum benefits, resulting in a settlement cost under SFAS No. 88 for the Retirement Plan, Service Annuity System and Supplemental Plan.

In addition, the Company and its subsidiaries currently provide certain contributory health care and life insurance benefits for retired employees. Substantially all employees may become eligible for such benefit coverage if they reach retirement age while working for the Company. These plans, like the pension plans, are funded based upon actuarial determinations, consideration of tax regulations and the Company's funding policy. The Company accrues the expected costs of such benefits over the service lives of employees who meet the eligibility requirements of the plan.

A. Benefit Obligations

			Other Postretirement
	Pension Benefits		Benefits
Fiscal Years Ended September 30	2005	2004	2005	2004
(In Millions)
Change in benefit obligation
Benefit obligation at beginning of measurement period	$458.3	$487.2	$147.1	$125.6
Service cost	15.9	17.8	6.1	5.3
Interest cost	27.2	27.7	7.9	7.3
Participant contributions	-	-	5.9	5.0
Curtailment	(1.6)	-	(0.6)	-
Plan amendments	-	-	(7.3)	-
Actuarial (gain)/loss	88.5	(23.7)	(11.3)	18.5
Benefits paid	(79.7)	(50.7)	(14.7)	(14.6)
Benefit obligation at end of measurement period (June 30)	$508.6	$458.3	$133.1	$147.1

Accumulated benefit obligation at end of measurement period (June 30)	$402.6	$366.4

B. Plan Assets

			Other Postretirement
	Pension Benefits		Benefits
Fiscal Years Ended September 30	2005	2004	2005	2004
(In Millions)
Change in plan assets
Market value of plan assets at beginning of measurement period	$495.1	$467.7	$46.9	$51.7
Actual return on plan assets	33.3	77.1	1.7	4.7
Employer contributions (including non-qualified plans)	31.9	1.0	-	0.1
Participant contributions	-	-	5.9	5.0
Benefits paid	(79.7)	(50.7)	(14.7)	(14.6)
Market value of plan assets at end of measurement period (June 30)	$480.6	$495.1	$39.8	$46.9

The asset allocation, by asset class, for the Company’s pension and other postretirement benefit plans at the June 30 measurement date are as follows:

	Target	Percentage of Plan Assets
	Allocation	at June 30,
	2005	2005	2004
Pension Benefits:
Equity securities	70%	69%	72%
Debt securities	30%	30%	27%
Other	0%	1%	1%
Total	100%	100%	100%

Other Postretirement Benefits:
Equity securities	60%	58%	58%
Debt securities	40%	40%	39%
Other	0%	2%	3%
Total	100%	100%	100%

The target asset allocation reflects the Company’s investment strategy of maximizing the long-term rate of return on plan assets within an appropriate level of risk. Plan assets are rebalanced from time to time if the actual allocation deviates from the target by more than allowable limits as defined under the Company's investment policy.

C. Funded Status
The funded status of the plans, reconciled to the amount reported on the statement of financial position, is as follows:

			Other Postretirement
	Pension Benefits		Benefits
Fiscal Years Ended September 30	2005	2004	2005	2004
(In Millions)
Funded status
Fair value of plan assets	$480.6	$495.1	$39.8	$46.9
Benefit obligations	508.6	458.3	133.1	147.1
Over (under) funded status	(28.0)	36.8	(93.3)	(100.2)
Unrecognized net transition obligation (asset)	(0.1)	(0.9)	9.8	19.3
Unrecognized prior service cost	35.4	43.3	-	-
Unrecognized net actuarial (gain)/loss	167.1	90.7	28.4	40.1
Contributions: July 1 to September 30	-	0.6	-	-
Recognized prepaid (accrued) benefit cost at September 30	$174.4	$170.5	$(55.1)	$(40.8)

Amounts recognized in the statement of financial
position consist of:
Prepaid pension cost	$152.7	$147.2	$-	$-
Accrued benefit liability	(42.6)	(18.2)	(55.1)	(40.8)
Intangible asset	21.5	28.4	-	-
Accumulated other comprehensive income, pretax	42.8	13.1	-	-
Net amount recognized	$174.4	$170.5	$(55.1)	$(40.8)

The Company’s Retirement Plan and Supplemental Plan had an accumulated benefit obligation in excess of plan assets as of June 30, 2005 and 2004, as follows:

	Retirement Plan		Supplemental Plan
(In Millions)	2005	2004	2005	2004
Projected benefit obligation	$270.0	$261.9	$6.9	$5.0
Accumulated benefit obligation	223.3	215.1	6.2	3.3
Fair value of plan assets	188.6	202.6	-	-

Pretax amounts included in other comprehensive income arising from a change in the minimum liability are as follows:

	Pension Benefits		Other Postretirement Benefits
Fiscal years ended September 30,	2005	2004	2005	2004
(In Millions)
Change in minimum liability included
in other comprehensive income as a loss (gain)	$29.7	$(26.6)	N/A	N/A

D. Expected Cash Flow
Information about the expected cash flows for the pension and other postretirement benefit plans follows:

(In Millions)	Pension Benefits	Other Postretirement Benefits
Employer contributions:
2006 (expected)	$30.0	$-

Expected benefit payments:
2006	$23.7	$9.6
2007	24.2	9.0
2008	25.8	8.7
2009	26.3	8.6
2010	28.0	8.4
Years 2011-2015	201.2	43.9

The above table reflects the total benefits expected to be paid from the plan or from Company assets and does not include the participants’ share of the cost. The above expected benefit payments for other postretirement benefits include payments for prescription drug benefits and are net of the following expected Medicare Part D subsidy receipts:

(In Millions)	2006	2007	2008	2009	2010	2011-2015
Other postretirement benefits	$0.6	$1.1	$1.3	$1.4	$1.5	$8.8

E. Net Benefit Cost

	Pension Benefits			Other Postretirement Benefits
Fiscal Years Ended September 30	2005	2004	2003	2005	2004	2003
(In Millions)
Service cost	$15.9	$17.8	$13.5	$6.1	$5.3	$3.6
Interest cost	27.2	27.7	29.2	7.9	7.3	7.6
Expected return on plan assets	(43.0)	(46.6)	(51.9)	(3.3)	(3.8	(4.5)
Amortization of:
Net transition (asset)/obligation	(0.8)	(1.1)	(1.2)	1.8	1.9	3.3
Prior service cost	2.7	3.0	3.0	-	-	-
Net actuarial (gain)/loss	2.0	1.6	(0.6)	1.4	0.9	(0.1)
Net periodic benefit cost (credit)	4.0	2.4	(8.0)	13.9	11.6	9.9

Curtailment recognition	5.1	-	-	0.4	-	-
Contribution shortfall recognition	-	-	-	-	0.7	-
One-time recognition for EDC	2.2	-	-	-	-	-
Effects of lump sum settlements upon retirement	15.5	9.4	6.5	-	-	-
Net benefit cost (credit)	$26.8	$11.8	$(1.5)	$14.3	$12.3	$9.9

Net benefit cost (credit) by company
Peoples Gas	$12.6	$3.0	$(4.2)	$11.3	$10.0	$8.8
North Shore Gas	3.8	2.8	1.7	1.4	1.2	1.0
All other companies	10.4	6.0	1.0	1.6	1.1	0.1
	$26.8	$11.8	$(1.5)	$14.3	$12.3	$9.9

In fiscal 2005 the Company recorded a combined $15.9 million noncash expense (before capitalization) for pension and other postretirement benefits associated with the restructuring described in Note 3. The $15.9 million included approximately $10.4 million related to effects of lump sum settlements and $5.5 million related to curtailment charges. In addition, remeasurement of the pension plan’s liabilities and assets when the plan curtailment was recognized during the first quarter of fiscal 2005 resulted in an increase of $22.6 million in the minimum liability recognized in other comprehensive income.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

FSP 106-2 provides accounting guidance to employers that have determined that prescription drug benefits available under their retiree health care benefit plans are at least actuarially equivalent to Medicare Part D. The FSP requires that the benefit attributable to past service be accounted for as an actuarial gain and the benefit related to current service be reported as a reduction in service cost.

Detailed regulations needed to implement the Act were issued in January of 2005 and the Company determined that the benefits provided by its retiree health care benefit plans are at least actuarially equivalent to Medicare Part D and qualify for the federal subsidy. The impact of the Act on the Company's postretirement benefit plan was considered a significant event and a remeasurement of plan assets and obligations was performed as of February 28, 2005. The impact of the Act reduced accumulated postretirement benefit obligation by $37.9 million related to benefits attributed to past service. The reduction in the components of 2005 net periodic benefit cost was as follows:

(In millions)	2005
Service Cost	$0.5
Interest Cost	0.7
Amortization of actuarial gain	0.6
Total reduction in net periodic benefit cost	$1.8

F. Primary Actuarial Assumptions

	Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004
Weighted-average assumptions used to determine benefit obligations, June 30:
Discount rate	5.25%	6.25%	5.00%	6.25%
Future compensation increases	3.75%	3.75%
Health care cost trend rate assumed for next year			9.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate rate)			5.00%	5.00%
Year that the rate reaches the ultimate trend rate			2010	2010

	Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.13%	6.00%	7.50%	6.02%	6.00%	7.50%
Expected return on assets	8.75%	8.75%	9.00%	8.75%	8.75%	9.00%
Future compensation increases	3.75%	3.75%	4.00%
Health care cost trend rate assumed for next year				10.00%	8.00%	5.50%
Rate to which the cost trend rate is assumed to decline (the ultimate rate)				5.00%	5.00%	5.50%
Year that the rate reaches the ultimate trend rate				2010	2007	2003

The Company utilized the assistance of its plan actuaries in determining the discount rate assumption. The Company’s actuaries have developed an interest rate yield curve to enable companies to make judgments pursuant to EITF Topic No. D-36, “Selection of Discount Rates Used for Measuring Defined Benefit Pension Obligations and Obligations of Post Retirement Benefit Plans Other Than Pensions.” The yield curve is comprised of Aaa and Aa bonds with maturities between zero and thirty years. The plan actuaries then discount the expected annual benefit cash flows for each of the Company’s pension and retiree welfare plans using this yield curve and develop a single-point discount rate matching each plan’s expected payout structure.

The Company establishes its expected return on asset assumption based on consideration of historical and projected asset class returns. For each asset class, the expected return is calculated as the weighted-average of the historical and projected returns, as determined by an independent source. This amount is then compared to the historical investment performance of the Trust as well as a group of peer companies for reasonableness.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. For fiscal 2005 a one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1-Percentage-Point
(In Millions)	Increase	Decrease
Effect on total of service and interest cost	$2.3	$(2.0)
Effect on postretirement benefit obligation	$13.4	$(12.3)

G. Defined Contribution Plans
In addition to the defined benefit pension plans, the Company has defined contribution plans that allow eligible employees to contribute a portion of their income in accordance with specified guidelines. The Company matches a percentage of the employee contribution up to certain limits. The cost of the Company’s matching contribution to the plans totaled $3.6 million, $4.0 million and $3.9 million in fiscal 2005, 2004 and 2003, respectively.

11: Tax Matters

A. Income Tax Expense
Total income tax expense (benefit) as shown for the Company on the Consolidated Statements of Income is composed of the following:

	For Fiscal Years Ended September 30,
	2005	2004	2003
(In Thousands)
Current:
Federal	$22,988	$21,833	$32,394
State	2,102	(1,003)	1,384
Total current income taxes	25,090	20,830	33,778
Deferred:
Federal	18,198	15,977	18,943
State	2,029	2,145	7,261
Total deferred income taxes	20,227	18,122	26,204
Total investment tax credits—net	(613)	(1,119)	(800)
Net income tax expense (1)	$44,704	$37,833	$59,182

(1)	Includes income tax expense related to discontiued operations of $7.4 million, $4.5 million and $4.5 million for the fiscal years ended September 30, 2005, 2004 and 2003, respectively.

Total income tax expense as shown for Peoples Gas and North Shore Gas on each of the respective Consolidated Statements of Income is composed of the following:

	Peoples Gas			North Shore Gas
For Fiscal Years Ended September 30,	2005	2004	2003	2005	2004	2003
(In Thousands)
Current:
Federal	$24,479	$17,565	$24,382	$575	$2,976	$6,225
State	5,482	3,915	4,243	66	672	1,035
Total current income taxes	29,961	21,480	28,625	641	3,648	7,260
Deferred:
Federal	(2,964)	2,721	12,941	4,816	2,655	881
State	257	1,199	4,933	1,248	555	621
Total deferred income taxes	(2,707)	3,920	17,874	6,064	3,210	1,502
Total investment tax credits—net	(564)	(1,003)	(747)	(49)	(115)	(50)
Net income tax expense	$26,690	$24,397	$45,752	$6,656	$6,743	$8,712

B. Tax Rate Reconciliation
The following is a reconciliation for the Company between the computed income tax expense (tax rate of 35% times book income before income tax) and the total provision for income tax expense.

	Percent of Pretax Income
	2005	2004	2003
Computed federal income tax expense	35.00	35.00	35.00
State income taxes—net	2.24	0.50	3.48
Other—net	(0.85)	(3.81)	(2.19)
Net income tax expense	36.39	31.69	36.29

The following are reconciliations for Peoples Gas and North Shore Gas between the computed income tax expense (tax rate of 35% times book income before income tax) and the total provision for income tax expense.

	Peoples Gas			North Shore Gas
	Percent of Pretax Income			Percent of Pretax Income
For Fiscal Years Ended September 30,	2005	2004	2003	2005	2004	2003

Computed federal income tax expense	35.00	35.00	35.00	35.00	35.00	35.00
State income taxes—net	4.98	4.59	4.78	4.78	4.38	4.73
Federal accrual adjustments	(4.03)	(1.28)	(1.55)	-	-	-
Other—net	(0.84)	(3.34)	(1.73)	(2.91)	(1.45)	(2.27)
Net income tax expense	35.11	34.97	36.50	36.87	37.93	37.46

C. Deferred Income Taxes
Summarized in the table below for the Company are the temporary differences which gave rise to the net deferred income tax liabilities (see Note 1F).

	September 30,
	2005	2004
(In Thousands)
Deferred tax liabilities:
Property—accelerated depreciation
and other property-related items	$409,553	$380,749
Pension	63,659	68,015
Partnership items	26,323	21,842
Other	40,364	47,478
Total deferred income tax liabilities	539,899	518,084
Deferred tax assets:
Derivative instruments	(85,496)	(38,725)
Group insurance	(21,103)	(16,063)
Other	(51,389)	(55,458)
Total deferred income tax assets	(157,988)	(110,246)
Net deferred income tax liabilities	$381,911 (1)	$407,838 (2)

(1)	Includes $64.4 million of net current deferred taxes that is classified in Other Current Assets and Other Accrued Liabilities on the balance sheet.
(2)	Includes $15.5 million of net current deferred taxes that is classified in Other Current Assets and Other Accrued Liabilities on the balance sheet.

Summarized in the tables below for Peoples Gas and North Shore Gas are the temporary differences which gave rise to the net deferred income tax liabilities (see Note 1F).

(In Thousands)	Peoples Gas				North Shore Gas
September 30,	2005		2004		2005		2004

Deferred tax liabilities:
Property—accelerated depreciation and
other property-related items	$317,020		$310,361		$42,050		$40,103
Gas cost reconciliation	-		-		2,571		2,236
Pension	60,818		65,239		-		-
Other	30,905		42,420		1,613		1,461
Total deferred income tax liabilities	408,743		418,020		46,234		43,800
Deferred tax assets:
Group insurance	-		-		(2,217)		(2,282)
Pension	-		-		1,029		(1,834)
Other	(52,175)		(46,281)		(4,035)		(5,151)
Total deferred income tax assets	(52,175)		(46,281)		(5,223)		(9,267)
Net deferred income tax liabilities	$356,568	(1)	$371,739	(2)	$41,011	(3)	$34,533	(4)

(1)	Includes $7.6 million of net current deferred taxes that is classified in Other Current Assets on the balance sheet.
(2)	Includes $5.0 million of net current deferred taxes that is classified in Other Current Assets on the balance sheet.
(3)	Includes $1.9 million of net current deferred taxes that is classified in Other Accrued Liabilities on the balance sheet.
(4)	Includes $1.1 million of net current deferred taxes that is classified in Other Current Assets on the balance sheet.

12: Debt Covenants

North Shore Gas’ indenture relating to its first mortgage bonds contains provisions and covenants restricting the payment of cash dividends and the purchase or redemption of capital stock. At September 30, 2005, such restrictions amounted to $6.9 million out of North Shore Gas’ total retained earnings of $80.6 million.

The Company has revolving credit facilities which primarily support its commercial paper borrowing. These credit facilities provide that the lenders under such facilities may terminate the credit commitments to the borrowing company and declare any outstanding amounts due and payable if the borrowing company’s debt-to-total capital ratio exceeds 65%. At September 30, 2005, this ratio, as defined in the credit facilities, was 53% for Peoples Energy and 45% for Peoples Gas.

The Company’s indenture relating to its $325.0 million notes due January 15, 2011, has a cross-default provision relating to any other indebtedness greater than $15.0 million. The Company’s three-year revolving credit facilities have a cross-default provision relating to any other indebtedness greater than $15.0 million. Peoples Gas’ five-year revolving credit facilities have a cross-default provision relating to any other indebtedness greater than $15.0 million.

The Indenture of Mortgage, dated January 2, 1926, as supplemented, securing the First and Refunding Mortgage Bonds issued by Peoples Gas, constitutes a direct, first-mortgage lien on substantially all property owned by Peoples Gas. The Indenture, dated April 1, 1955, as supplemented, securing the first mortgage bonds issued by North Shore Gas, constitutes a direct, first-mortgage lien on substantially all property owned by North Shore Gas.

13: Long-Term Debt and Short-Term Debt

Peoples Gas and North Shore Gas utilize mortgage bonds to secure tax exempt interest rates. The Illinois Finance Authority has issued tax exempt bonds for the benefit of Peoples Gas and North Shore Gas and Chicago has issued tax exempt bonds for the benefit of Peoples Gas. Each issuance is secured by an equal principal amount of Peoples Gas’ or North Shore Gas’ first mortgage bonds.

A. Changes in Debt Securities
During fiscal 2005, the Company took advantage of the low interest rate environment to refinance existing higher interest rate debt. During fiscal 2004, the Company took advantage of the low interest rate environment to term-up adjustable rate debt. In general, debt classified as short-term due to the technical tender provisions was replaced by long-term debt.

The following table summarizes the changes that have occurred in the composition of the Company’s debt.

(Dollars In Millions)	Issuances (tax exempt)		Retirements (tax exempt)
Fiscal 2005
Peoples Gas	$50.0	Adjustable rate, Series RR	$50.0	6.10% Series FF,
		due June 1, 2035		Due June 1, 2025
		(4.30% fixed for 11 years)
Total Fiscal 2005	$50.0		$50.0

Fiscal 2004
Peoples Gas	$51.0	Adjustable rate, Series OO	$27.0	Variable rate, Series EE
		due Oct. 1, 2037 (1)
	51.0	Adjustable rate, Series PP,	37.5	Variable rate, Series II
		due Oct. 1, 2037 (1)
	75.0	Adjustable rate, Series QQ,	37.5	Variable rate, Series JJ
		due Nov. 1, 2038
		(4.875% fixed for 15 years)	75.0	5.75%, Series DD
Total Fiscal 2004	$177.0		$177.0

(1)	Current mode auction rate 35-day period. Fiscal 2005 weighted-average interest rate of 2.16% and 2.17% for Series OO and PP, respectively.

On July 12, 2005, Peoples Gas entered into a 5-year syndicated revolving credit agreement with eleven financial institutions that provides backup for Peoples Gas’ seasonal commercial paper borrowing program. The maximum amount that may be borrowed under the credit agreement is $250 million. This replaces the previous $200 million credit facility that was scheduled to expire in August 2005.

B. Short-Term Debt
The following table presents a detail of short-term debt by type.

	Fiscal 2005	Balance At	Fiscal 2004	Balance At
	Weighted-Average	September 30,	Weighted-Average	September 30,
(In Thousands)	Interest Rate %	2005	Interest Rate %	2004
Commercial Paper:
Peoples Energy	2.41	$8,148	1.23	$24,625
Peoples Gas	2.07	-	1.11	31,000
North Shore Gas	-	-	1.07	-

Bank Loans:
Peoples Energy	2.56	$-	1.63	$-

Total short-term debt - Company		$8,148		$55,625

Company loans to Peoples Gas	-	$-	1.05	$-

North Shore Gas loans to Peoples Gas	2.63	$360	-	$-

Company loans to North Shore Gas	2.13	$-	1.41	$3,810

Peoples Gas loans to North Shore Gas	2.38	$-	-	$-

Short-term cash needs of Peoples Energy are met through bank loans or the issuance of short-term debt. The outstanding total amount of commercial paper and bank loans under the revolving credit facilities cannot at any time exceed total bank lines of credit then in effect. At September 30, 2005, the Company and its subsidiaries had combined lines of credit totaling $475.0 million. Of those lines Peoples Energy Corporation had lines of credit totaling $225.0 million, of which available credit was $216.8 million. The agreements for the $225 million will expire March 2007. Due to expected high gas prices for the upcoming heating season, in November 2005 the Company arranged for additional credit facilities with three banks under which the Company may borrow up to $50 million for general corporate purposes and commercial paper backup. These seasonal facilities expire May 1, 2006. Such lines of credit cover the projected short-term credit needs of the Company. Payment for the lines of credit is by fee. In addition, at September 30, 2005, the Company had approximately $11.6 million of letters of credit outstanding for financial and performance guarantees.

Short-term cash needs of Peoples Gas are met through inter-company loans from the Company, inter-utility loans from North Shore Gas, bank loans or the issuance of commercial paper. The outstanding total amount of commercial paper and bank loans under the revolving credit facilities cannot at any time exceed total bank lines of credit then in effect. At September 30, 2005, Peoples Gas had aggregate available lines of $250.0 million of which all was available. Agreements covering these lines expire in July 2010. Peoples Gas had a $0.4 million loan from North Shore Gas at September 30, 2005. In addition, at September 30, 2005 and 2004, Peoples Gas had approximately $0.1 million and $0.7 million, respectively, of letters of credit outstanding for financial and performance guarantees. The credit facilities of the Company and Peoples Gas are expected to be renewed when they expire, although the exact amount of the renewals will be evaluated at that time and may change from the current levels.

North Shore Gas’ short-term cash needs are met through loans from the Company and/or inter-utility loans from Peoples Gas, which are sufficient resources to meet working capital requirements. At September 30, 2005, North Shore had no loans outstanding.

14: Earnings Per Share

The following table summarizes average and diluted shares for computing the Company’s per-share amounts. The dilution is attributable to stock options outstanding under the Company’s LTIC and DSOP. The diluted shares for the Company are as follows:

	For Fiscal Years Ended September 30,
	2005	2004	2003
(In Thousands)
Average shares of common stock outstanding	37,977	37,318	36,054
Effects of options	163	172	142
Diluted shares	38,140	37,490	36,196

For fiscal 2005 and 2004, all outstanding options were included in the computation of diluted earnings per share. For fiscal 2003, options to purchase 526,600 shares of common stock were excluded from the computation of diluted earnings per share because the option exercise prices were greater than the average market price of the common shares, and therefore were antidilutive.

15: Preferred Stock

The Company has five million shares of Preferred Stock, no par value, authorized for issuance, of which none were issued and outstanding at September 30, 2005.

Peoples Gas has 430,000 shares of Preferred Stock, $100 par value, authorized for issuance, of which none were issued and outstanding at September 30, 2005. North Shore Gas has 160,000 shares of Preferred Stock, $100 par value, authorized for issuance, of which none were issued and outstanding at September 30, 2005.

16: Common Stock

The Company has filed a universal shelf registration statement on Form S-3 for the issuance from time to time of up to 1.5 million shares of common stock pursuant to a continuous equity offering in one or more negotiated transactions or “at-the-market” offerings. Through September 30, 2005, 1,235,700 shares of common stock have been issued through the continuous equity offering. Proceeds, net of issuance costs, totaled $47.9 million.

In addition, the Company issues common stock through other plans such as the Direct Purchase and Investment Plan and ESPP. In early fiscal 2003, the Company began issuing new shares from open market transactions to satisfy the requirements of the Direct Purchase and Investment Plan. Stock activity is summarized below.

	For Fiscal Years Ended September 30,
	2005		2004			2003
(Dollars in Thousands)	Shares	Dollars	Shares		Dollars	Shares	Dollars
Beginning of period	37,733,894	$384,482	36,689,968		$339,785	35,459,006	$294,939
Shares issued:
Employee Stock Purchase Plan	12,228	479	13,244		487	12,926	452
Long-Term Incentive Compensation
Plan—net	176,601	6,602	390,302		14,451	74,213	1,079
Shares issued through continuous
equity offerings	-	-	377,400		15,458	858,300	32,445
Directors Deferred Compensation Plan	2,879	1,019			-	6,142	187
Directors Stock and Option Plan	1,092	43	766	(1)	3,347
Direct Purchase and Investment Plan	230,524	9,758	262,214		10,954	279,381	10,683
Total activity for the period	423,324	17,901	1,043,926		44,697	1,230,962	44,846

End of period	38,157,218	$402,383	37,733,894		$384,482	36,689,968	$339,785

(1)	During 2004 Treasury Shares were reduced by 3,000, of which 766 were re-issued in accordance with the DSOP.

Under the DSOP, as amended by the Board of Directors in December 2002, each nonemployee director of the Company will receive, as part of his or her annual retainer, an annual award of 1,000 deferred shares of common stock of the Company. With certain exceptions under the DSOP, shares are automatically deferred until the director’s retirement. The director is entitled to receive amounts representing dividends from such deferred shares equal to dividends paid with respect to a like number of shares of common stock of the Company.

Under the Company’s 1990 Long Term Incentive Compensation Plan (1990 LTIC), the grant of an option enables the recipient to purchase Company common stock at a price equal to the fair market value of the shares on the date the option was granted. The grant of a SAR enables the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Company common stock on the date the SAR is exercised over the fair market value of one share on the date the SAR was granted. Before an option or SAR may be exercised, the recipient must generally complete 12 months of continuous employment subsequent to the grant of the option or SAR. Options and SARs may be exercised within 10 years from the date of grant, subject to earlier termination in case of death, retirement or termination of employment for other reasons.

On February 27, 2004, the shareholders approved a new compensation plan, the 2004 Incentive Compensation Plan (2004 Plan). The 2004 Plan is comprised of two sub-plans: (i) the Long-Term Incentive Compensation Plan (Long-Term Plan) and (ii) the Short-Term Incentive Compensation Plan (Short-Term Plan). The adoption of the 2004 Plan effectively replaced the Company’s 1990 Long-Term Incentive Compensation Plan (1990 LTIC) and

Short-Term Incentive Compensation Plan. The 2004 Plan provides for the award of restricted stock (RSAs), restricted stock units (RSUs) and performance shares to key management employees; it does not provide for the award of stock options or SARs. RSAs are shares of the Company’s common stock awarded to eligible employees and are subject to forfeiture. RSAs granted to date vest in equal annual increments over a five-year period from the date of grant and are subject to forfeiture if the recipient fails to remain employed, other than by reason of death, disability or retirement, until the applicable vesting date. Additionally, in the event of a change in control any grants of restricted stock under the Long-Term Plan will become immediately fully vested.

An RSU is a contingent right to receive a share of common stock of the Company that is subject to forfeiture. Vesting may be based on the continued service of the recipient, upon the achievement of one or more performance goals established by the Compensation Committee, or upon a combination of both. Additionally, in the event of a change in control, any grants of RSUs under the Long-Term Plan become immediately fully vested. The performance goals are based on one or more performance criteria set forth in the 2004 Plan.

The Long-Term Plan provides for 100% vesting of a recipient’s RSUs if the recipient terminates employment by reason of death or disability. If the recipient terminates employment by reason of retirement the Long-Term Plan provides for (i) 100% vesting of a recipient’s RSUs if vesting is based solely on continued service, and (ii) as provided in recipient’s award agreement in the case of RSUs with vesting based solely or in part on the achievement of one or more performance goals. If the employment of an RSUs recipient terminates other than by reason of death, disability, or retirement, the recipient forfeits all rights to any RSUs that remain unvested at the time of such termination. RSUs will be settled by the delivery to the recipient shares of common stock equal to the number of the recipient’s RSUs that are vested as of the date of the recipient’s termination of employment.

A performance share is a contingent right to receive a share of common stock of the Company in the future, pursuant to the terms of a grant made under the Long-Term Plan and the related award agreement. One or more performance goals and a performance cycle (period) of not less than one year is established for any grant of performance shares. At the expiration of the performance cycle, the Compensation Committee will determine the extent to which the performance goals were achieved. The Compensation Committee will then determine the number of performance shares to which a recipient of performance shares under the grant is entitled, based upon the number of performance shares originally granted to the recipient and the level of performance achieved. Performance shares will be settled by the delivery of shares of common stock of the Company as soon as practicable after the close of the performance cycle.

If a performance share recipient’s employment with the Company terminates other than by reason of death, disability, or retirement prior to the last day of a performance cycle, the recipient will forfeit the performance shares granted with respect to such performance cycle. If a performance share recipient’s employment with the Company terminates by reason of death or disability prior to the last day of a performance cycle, the performance goals for the recipient’s performance shares will be deemed to have been achieved at target levels, and the recipient will be entitled to a pro rata distribution of shares of common stock in settlement of the performance shares. If a performance share recipient’s employment with the Company terminates by reason of retirement prior to the last day of a performance cycle, the recipient will be entitled to a pro rata distribution of shares of common stock in settlement of the performance shares, based upon the performance goals achieved.

Under the 2004 Plan, performance goals may be based on various criteria measuring the performance of the Company generally or relative to peer company performance, and may be based on a comparison of actual performance during a performance period against budget for such period.

The Company offers employees periodic opportunities to purchase shares of its common stock at a discount from the then current market price under its ESPP. As of September 30, 2005, the Company may sell up to 873,929 shares of common stock to its employees under the ESPP. Under the terms of this plan, all employees are eligible to purchase shares at 90% of the stock’s market price at the date of purchase.

The following table presents the weighted-average option and SARs price and the non-qualified stock options, SARs, and RSAs activity related to the Company’s LTIC, 2004 Plan and DSOP plans. No RSUs were granted in fiscal 2005 or 2004. At September 30, 2005, no shares issuable under RSUs were outstanding or determinable and no shares issuable under performance shares were determinable. The options and SARs had a weighted-average remaining life of seven years and six years, respectively. For options and SARs outstanding, prices ranged from $31.34 to $41.16. At September 30, 2005, there were no options or SARs available for future grants due to the adoption of the 2004 Plan as described above. Under the 2004 Plan described above, there were 571,525 shares available for future grants of RSAs, RSUs and performance shares of which no more than 303,100 shares may be used for RSAs or RSUs that provide for vesting solely based upon continued service. Under the DSOP, there were no options or share awards available for future grants due to the amendment of the DSOP as explained above. However, there were 93,305 of deferred shares available for future grants.

	Weighted-		Weighted-
	Average	Non-Qualified	Average			Performance
	Option Price	Stock Options	SAR Price	SARs	RSAs	Shares
Outstanding at September 30, 2002	37.99	958,550	34.63	385,250	79,210	-
Granted	34.06	426,900	34.03	25,000	46,800	-
Exercised	33.67	(238,950)	33.09	(210,750)	(30,235)	-
Forfeited	38.48	(29,500)	-	-	(1,300)	-
Outstanding at September 30, 2003	37.40	1,117,000	36.17	199,500	94,475	-
Granted	-	-	-	-	48,350	46,000
Exercised	35.55	(367,900)	35.22	(91,800)	(25,850)	-
Forfeited	38.43	(8,500)	-	-	(9,060)	(3,275)
Outstanding at September 30, 2004	38.30	740,600	36.98	107,700	107,915	42,725
Granted	-	-	-	-	47,050	43,850
Exercised	38.04	(147,200)	37.25	(72,000)	(28,625)	-
Forfeited	-	-	-	-	(12,120)	(5,000)
Outstanding at September 30, 2005	38.37	593,400	36.45	35,700	114,220	81,575

	Weighted-Average	Non-Qualified
	Option/SAR	Stock Options
	Price	and SARs
Exercisable at September 30, 2002	$ 34.16	773,000
Exercisable at September 30, 2003	$ 38.66	902,200
Exercisable at September 30, 2004	$ 38.14	848,300
Exercisable at September 30, 2005	$ 38.26	629,100

17: Quarterly Financial Data (Unaudited)

Quarterly financial data does not always reveal the trend of the Company’s business operations due to nonrecurring items and seasonal weather patterns which affect earnings, and related components of net revenues and operating income.

In the first quarter of fiscal 2005, the Company recorded pension-related restructuring costs of $11.2 million, a portion of which related to Peoples Gas ($7.0 million) and North Shore Gas ($0.5 million). In the fourth quarter of fiscal 2004, the Company recorded a restructuring charge of $17.0 million, a portion of which related to Peoples Gas ($9.7 million) and North Shore Gas ($0.9 million). See Note 3 for further discussion.

In the fourth quarter of fiscal 2004, the Company also recorded adjustments to operating income of $6.9 million ($4.2 million or $0.11 per diluted share after taxes). These adjustments were identified as part of the year-end financial reporting and control processes. Operating income of Peoples Gas and North Shore Gas reflect fourth quarter adjustments of $5.8 million ($3.5 million after taxes) and $1.1 million ($0.7 million after taxes), respectively. These adjustments on an after-tax basis include amounts related to prior years totaling $3.0 million (net of taxes of $2.0 million), $2.6 million (net of taxes of $1.7 million) and $0.4 million (net of taxes of $0.3 million) for the Company, Peoples Gas and North Shore Gas, respectively.

The adjustments were identified as a result of reconciliations between the detailed customer billing records and the general ledger accounting systems of the Company’s two Gas Distribution utilities, Peoples Gas and North Shore Gas. The Company believes that the effects of these differences are not material to the results of operations and the financial condition of Peoples Energy, Peoples Gas and North Shore Gas for each of the affected years or to the trend of earnings for each company.

Quarterly financial data for the Company was as follows:

	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Fiscal 2005
Operating revenue	$737,411	$1,026,906	$455,931	$379,337	$2,599,585
Operating income (loss)	47,386	88,520	19,858	(6,347)	149,417
Income from continuing operations	23,062	49,831	4,835	(10,880)	66,848
Income from discontinued operations, net of tax	(586)	1,341	1,964	8,566	11,285
Net income (loss)	22,476	51,172	6,799	(2,314)	78,133

Basic EPS:
Income from continuing operations	$0.61	$1.31	$0.13	$(0.29)	$1.76
Income from discontinued operations, net of tax	$(0.02)	$0.04	$0.05	$0.23	$0.30
Net income (loss)	$0.59	$1.35	$0.18	$(0.06)	$2.06

Diluted EPS:
Income from continuing operations	$0.61	$1.31	$0.13	$(0.28)	$1.75
Income from discontinued operations, net of tax	$(0.02)	$0.03	$0.05	$0.22	$0.30
Net income (loss)	$0.59	$1.34	$0.18	$(0.06)	$2.05

Dividends declared	0.540	0.545	0.545	0.545	2.175
Common stock prices (high-low)	$45.38–$41.05	$45.10–$41.11	$44.97–$38.72	$45.52–$38.71	$45.52–$38.71
Fiscal 2004
Operating revenue	$604,884	$927,021	$401,137	$327,157	$2,260,199
Operating income (loss)	61,450	96,308	15,397	(20,126)	153,029
Income from continuing operations	32,133	55,728	4,606	(17,725)	74,742
Income from discontinued operations, net of tax	(782)	(824)	1,017	7,411	6,822
Net income (loss)	31,351	54,904	5,623	(10,314)	81,564

Basic EPS:
Income from continuing operations	$0.87	$1.49	$0.12	$(0.47)	$2.01
Income from discontinued operations, net of tax	$(0.02)	$(0.02)	$0.03	$0.20	$0.18
Net income (loss)	$0.85	$1.47	$0.15	$(0.27)	$2.19

Diluted EPS:
Income from continuing operations	$0.87	$1.48	$0.12	$(0.47)	$2.00
Income from discontinued operations, net of tax	$(0.02)	$(0.02)	$0.03	$0.20	$0.18
Net income (loss)	$0.85	$1.46	$0.15	$(0.27)	$2.18

Dividends declared	$0.53	$0.54	$0.54	$0.54	$2.15
Common stock prices (high-low)	$42.72–$38.82	$46.03–$41.37	$45.19–$38.91	$43.86–$38.50	$46.03–$38.50

Quarterly earnings-per-share amounts are based on the weighted-average common shares outstanding for each quarter and, therefore, the sum of each quarter may not equal the amount computed for the total year.

Quarterly financial data for Peoples Gas was as follows:

	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year

Fiscal 2005
Operating revenue	$438,852	$627,485	$219,275	$139,091	$1,424,703
Operating income (loss)	32,364	62,794	11,037	(10,636)	95,559
Net income (loss)	17,269	35,640	3,947	(7,523)	49,333

Fiscal 2004
Operating revenue	$375,637	$572,272	$202,279	$129,187	$1,279,375
Operating income (loss)	42,498	65,367	6,002	(26,059)	87,808
Net income (loss)	23,188	37,873	2,453	(18,138)	45,376

Quarterly financial data for North Shore Gas was as follows:

	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year

Fiscal 2005
Operating revenue	$80,096	$115,147	$38,957	$26,261	$260,461
Operating income (loss)	7,354	12,346	2,601	(1,256)	21,045
Net income (loss)	4,093	7,125	1,195	(1,016)	11,397

Fiscal 2004
Operating revenue	$63,863	$101,284	$33,678	$23,886	$222,711
Operating income (loss)	8,001	12,690	2,177	(1,536)	21,332
Net income (loss)	4,451	7,360	921	(1,656)	11,076

18: Supplemental Oil and Gas Disclosures (Unaudited)

A. Results of Operations for Exploration and Production Activities
The following table summarizes revenue and direct cost information relating to the Company’s oil and gas exploration and production activities. The Company has no long-term agreements to purchase oil or gas production from foreign governments or authorities.

	For Fiscal Years Ended September 30,
	2005	2004	2003
(In Thousands)
Oil and gas production revenues (1)	$100,602	$123,777	$106,359
Operating costs:
DD&A and impairments	45,485	47,078	41,700
Lease operating expenses	16,994	13,326	10,820
Exploration expense	403	5,479	3,269
Production taxes	12,064	9,565	9,472
Income tax	9,146	17,229	14,547
	84,092	92,677	79,808
Results of operations for producing activities
(excluding corporate overhead, general
and administrative costs and financing costs)	$16,510	$31,100	$26,551
Lease operating expense per Mcfe	$0.70	$0.48	$0.42
Production taxes per Mcfe	$0.50	$0.34	$0.37
Amortization rate per Mcfe (2)	$1.87	$1.69	$1.62

(1)	Includes hedge losses of $65.9 million, $25.8 million and $25.2 million for fiscal 2005, 2004 and 2003, respectively.
(2)	Amortization rate per Mcfe reflects only DD&A of capitalized costs of proved oil and gas properties.

B. Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities
The following table summarizes capitalized costs incurred in oil and gas producing activities.

	For Fiscal Years Ended September 30,
	2005	2004	2003
(In Thousands)
Acquisition of proved properties	$2,451	$32,288	$37,587
Acquisition of unproved properties	3,890	10,700	6,758
Exploration	681	6,439	4,096
Development	66,992	52,615	49,633

Total	$74,014	$102,042	$98,074

C. Capitalized Costs Relating to Oil and Gas Producing Activities
The following table summarizes capitalized costs and associated accumulated DD&A, including impairments, relating to the Company’s oil and gas production, exploration and development activities.

	For Fiscal Years Ended
	September 30,
	2005	2004	2003
(In Thousands)
Proved properties	$537,995	$471,008	$376,189
Unproved properties	15,581	15,582	13,596
Total proved and unproved properties	553,576	486,590	389,785

Accumulated DD&A and impairments	(206,820)	(168,482)	(121,404)

Net capitalized costs	$346,756	$318,108	$268,381
D. Costs Not Being Amortized
Following is a summary of costs excluded from the depletion base at September 30, 2005, by year incurred. Other than as noted below, the Company is unable to predict either the timing of the inclusion of these costs and the related natural gas and oil reserves in its depletion computation or their potential future impact on depletion rates.

	For Fiscal Years Ended September 30,
	2005	2004	2003	Prior Years	Total
(In Thousands)
Property acquisition costs	$3,890	$7,510	$2,398	$1,783	$15,581
Exploration and development	-	-	-	-	-
Total	$3,890	$7,510	$2,398	$1,783	$15,581

The Company will include $1.4 million of these costs in its fiscal 2006 depletion rate computation.

E. Reserve Quantity Information

The Company’s proved oil and gas reserve quantities are based on estimates prepared by third-party independent engineering consulting firms in conjunction with the Company’s engineers, geologists and geophysicists in accordance with guidelines established by the SEC. The Company’s estimates of proved reserve quantities of its properties are prepared by Netherland, Sewell & Associates, Inc., Miller and Lents, Ltd. and Prator Bett, L.L.C. Each year, Peoples Energy Production files estimates of oil and gas reserves with the U.S. Department of Energy on Form EIA-23. These estimates are consistent with the reserve data reported in this Note 18, with the exception that Form EIA-23 includes only gross reserves from properties operated by the Company.

Estimated quantities of proved oil and natural gas reserves and changes in net quantities of proved developed and undeveloped oil and natural gas reserves were as follows:

			Gas
	Gas	Oil	Equivalent
	MMcf	MBbls	MMcfe
(In Thousands)
Ending Reserves—September 30, 2002	121,869	2,101	134,477

Extensions, discoveries and other additions	29,412	595	32,984
Production	(22,878)	(487)	(25,798)
Purchases of reserves in place	38,644	243	40,102
Revisions of previous estimates	54	(59)	(308)
Sales of reserves in place	-	-	-

Ending Reserves—September 30, 2003	167,101	2,393	181,457

Extensions, discoveries and other additions	14,952	218	16,260
Production	(24,515)	(556)	(27,853)
Purchases of reserves in place	22,170	393	24,526
Revisions of previous estimates	(5,663)	121	(4,931)
Sales of reserves in place	-	-	-

Ending Reserves—September 30, 2004	174,045	2,569	189,459

Extensions, discoveries and other additions	19,038	146	19,914
Production	(22,115)	(406)	(24,551)
Purchases of reserves in place	812	103	1,430
Revisions of previous estimates	(3,235)	(168)	(4,243)
Sales of reserves in place	(129)	(41)	(375)

Ending Reserves—September 30, 2005	168,416	2,203	181,634

Proved Developed Reserves
End of year—September 30, 2003	127,476	1,800	138,276
End of year—September 30, 2004	135,088	2,059	147,442
End of year—September 30, 2005	132,742	1,569	142,156

Oil and natural gas reserves cannot be measured exactly. Estimates of oil and natural gas reserves require extensive judgments of geologic and reservoir engineering data and are generally less precise than other estimates made in connection with financial disclosures.

Proved reserves are those quantities which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

Assigning monetary values to such estimates, which require extensive judgment, does not reduce the subjectivity and changing nature of such reserve estimates. The uncertainties inherent in the disclosure of oil and gas reserves are compounded by applying additional estimates of the rates and timing of production and the costs that will be incurred in developing and producing the reserves. The information set forth herein is therefore subjective and, since judgments are involved, may not be comparable to estimates submitted by other oil and natural gas producers. In addition, since prices and costs do not remain static and no price or cost escalations or de-escalations have been considered, the results are not necessarily indicative of the estimated fair market value of estimated proved reserves nor of estimated future cash flows.

F. Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves
Future cash inflows are based on year-end cash prices for oil and gas and do not include the effects of hedges. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.

The following table summarizes unaudited information concerning future net cash flows for oil and gas reserves, net of income tax expense. Income tax expense has been computed using expected future tax rates and giving effects to tax deductions and credits available, under current laws, and which relate to oil and gas producing activities. This information does not purport to present the fair market value of the Company’s oil and gas assets, but does present a standardized measure of value disclosure concerning possible future net cash flows that would result under the assumptions used.

	For Fiscal Years Ended
	September 30,
	2005	2004	2003
(In Thousands)
Future cash flows	$2,081,286	$1,169,106	$829,863
Future production and development costs	483,653	346,920	243,166
Future income tax expense	568,625	292,388	208,077

Future net cash flows	1,029,008	529,798	378,620

Ten percent annual discount for estimated
timing of cash flows	439,640	207,299	141,166

Standardized measure of discounted future net cash
flows relating to proved oil and natural gas reserves	$589,368	$322,499	$237,454

The future net cash flows before income taxes for fiscal 2005, 2004 and 2003 are $1,597.6 million, $822.2 million, and $586.7 million, respectively, and after discounting at 10% are $917.5 million, $502.4 million, and $369.2 million, respectively.

In the foregoing determination of future cash inflows, sales revenues for gas and oil were based on cash prices at year-end. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year-end, assuming the continuation of existing economic conditions. Future income taxes were computed by applying the appropriate year-end or future statutory tax rate to future pretax net cash flows, less the tax basis of the properties involved, and giving effect to tax deductions and permanent differences. Estimates of future liabilities and receivables applicable to oil and gas commodity hedges are not reflected in future cash flows from proved reserves as of the date of the reserve report.

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil, natural gas liquids and gas reserves follows.

	For Fiscal Years Ended
	September 30,
	2005	2004
(In Thousands)
Beginning of year	$322,499	$237,454

Revisions of previous estimates
Changes in prices and costs	426,833	121,398
Changes in quantities	(25,294)	(21,331)
Additions to proved reserves resulting from extensions,
discoveries and improved recovery, less related costs	90,106	41,431
Purchases of reserves in place	6,727	63,122
Sales of reserves in place	(1,713)	-
Previously estimated development costs incurred
during the period	37,880	28,136
Changes in estimated future development costs	(25,933)	(10,759)
Accretion of discount	50,245	36,924
Sales of oil and gas, net of production costs	(137,422)	(126,683)
Net change in income taxes	(148,181)	(48,168)
Timing and other	(6,379)	975

Net change	266,869	85,045

End of year	$589,368	$322,499

PART IV

ITEM 15. Exhibits and Financial Statement Schedules

			Page
(a)	1.	Financial Statements:
		See Part II, Item 8.	47

2.	Financial Statement Schedules:

	Schedule
	Number
	II	Valuation and Qualifying Accounts	112

Schedule II
VALUATION AND QUALIFYING ACCOUNTS (In Thousands)
Peoples Energy Corporation and Subsidiary Companies
Column A	Column B	Column C	Column D	Column E
		Additions	Deductions
			Charges for the
			purpose for which the
	Balance at	Charged to	reserves or deferred	Balance at end
Description	beginning of period	costs and expenses	credits were created	of period
Fiscal Year Ended September 30, 2005
RESERVES
(deducted from assets in balance sheet):
Reserve for uncollectible accounts	$29,138	$37,110	$31,294	$34,954
Fiscal Year Ended September 30, 2004
RESERVES
(deducted from assets in balance sheet):
Reserve for uncollectible accounts	$33,124	$37,274	$41,260	$29,138
Fiscal Year Ended September 30, 2003
RESERVES
(deducted from assets in balance sheet):
Reserve for uncollectible accounts	$34,669	$43,961	$45,506	$33,124
The Peoples Gas Light and Coke Company and Subsidiary Companies
Column A	Column B	Column C	Column D	Column E
		Additions	Deductions
			Charges for the
		Charged	purpose for which the
	Balance at	to costs and	reserves or deferred	Balance at end
Description	beginning of period	expenses	credits were created	of period
Fiscal Year Ended September 30, 2005
RESERVES
(deducted from assets in balance sheet):
Reserve for uncollectible accounts	$26,536	$34,796	$29,385	$31,947
Fiscal Year Ended September 30, 2004
RESERVES
(deducted from assets in balance sheet):
Reserve for uncollectible accounts	$29,207	$35,306	$37,977	$26,536
Fiscal Year Ended September 30, 2003
RESERVES
(deducted from assets in balance sheet):
Reserve for uncollectible accounts	$31,569	$40,843	$43,205	$29,207
North Shore Gas Company and Subsidiary Companies
Column A	Column B	Column C	Column D	Column E
		Additions	Deductions
			Charges for the
		Charged	purpose for which the
	Balance at	to costs and	reserves or deferred	Balance at end
Description	beginning of period	expenses	credits were created	of period
Fiscal Year Ended September 30, 2005
RESERVES
(deducted from assets in balance sheet):
Reserve for uncollectible accounts	$943	$1,563	$1,051	$1,455
Fiscal Year Ended September 30, 2004
RESERVES
(deducted from assets in balance sheet):
Reserve for uncollectible accounts	$1,012	$1,177	$1,246	$943
Fiscal Year Ended September 30, 2003
RESERVES
(deducted from assets in balance sheet):
Reserve for uncollectible accounts	$493	$1,653	$1,134	$1,012